UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934 (Amendment No.    )

Filed by the Registrant  ☒                             Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

EXELIXIS, INC.

(Exact name of registrant as specified in its charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check all boxes that apply):

☒	No fee required.

☐	Fee paid previously with preliminary materials.

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

DEAR FELLOW STOCKHOLDERS,

In 2021, Exelixis made substantial progress on its mission to help cancer patients recover stronger and live longer. Against the backdrop of the continuing COVID-19 pandemic, the Exelixis team secured new regulatory approvals for CABOMETYX® (cabozantinib), delivered strong commercial and financial growth, and achieved numerous discovery and clinical development milestones integral to the buildout and rapid maturation of the company’s pipeline. We, along with the rest of the Board at Exelixis, are incredibly proud of the entire team’s dedication and hard work throughout the year to continue upholding the company’s core values – to Be Exceptional, Excel for Patients and Exceed Together – for themselves and for our patients, while advancing the company’s business objectives.

The Exelixis team’s accomplishments in 2021 included:

•	Securing two new regulatory approvals from the U.S. Food and Drug Administration (FDA) for our franchise molecule CABOMETYX as a treatment for forms of kidney and thyroid cancer;

•

Driving continued commercial success, including a 45% year-over-year increase in cabozantinib franchise net product revenues, a 50% year-over-year increase in CABOMETYX total prescription (TRx) growth, and an increase in CABOMETYX TRx market share for tyrosine kinase inhibitors (TKIs) in renal cell carcinoma to 35% at year-end (up from 30% at the start of 2021);

•	Completing or advanced enrollment in multiple potentially label-enabling trials;

•	Executing eight new or amended business development transactions, including two clinical trial collaboration and supply agreements focused on XL092, our next-generation oral TKI;

•

Progressing our product pipeline by initiating phase 1 trials for XB002 and XL102, in-licensing XL114 and receiving clearance from the FDA to move the compound into clinical development, and designating XB010 as a Development Candidate; and

•	Expanding our team by 23%, adding the skill and experience required to support the future growth of our pipeline and infrastructure, including our campus in Alameda and East Coast expansion.

During 2021, we also made important enhancements to our business and governance infrastructure, including critical investments to reinforce our cybersecurity policies and practices to keep pace with the increasingly digital nature of our operations and the mounting volume of threats in the external cyber environment. In addition, having taken note of important trends related to environmental, social and governance (ESG) initiatives, we built up our capacity to evaluate and record metrics concerned with these aspects of our business, and we plan to publish more detailed annual corporate sustainability reports beginning in 2022. Finally in December 2021, we appointed Jacqueline (Jacky) Wright to our Board of Directors. Jacky brings formidable experience working in large, multinational corporations and has already made an impact on the Board’s stewardship, especially in the critical area of digital transformation.

The Exelixis team’s dedication and collective ability to maintain the company’s culture of resilience continued to be critical components to our success in 2021 as we transitioned back to an in-person work environment. As a socially responsible company, it was also important for us to focus on our human capital management strategy and equity, diversity and inclusion (DEI) initiatives by implementing a number of programs, hosting several DEI trainings, and hiring a new director of DEI. While there is still work to be done, we are proud of the progress we made in 2021 and remain committed to fostering a culture where each and every employee feels a sense of belonging to the Exelixis team and our mission.

In closing, Exelixis’ accomplishments in 2021 have created the potential for additional eligible cancer patient communities to benefit from CABOMETYX and the investigational products in our growing pipeline, while also putting us in a solid position to deliver long-term revenue and earnings growth. We remain committed to delivering exceptional results not just for our stockholders, but for all of our stakeholders – including the broader oncology community and, most critically, patients and their families. We thank you for your continued support.

We hope you will join us for the Exelixis 2022 Annual Meeting of Stockholders, which will be held in a virtual format on Wednesday, May 25, 2022, beginning at 9:00 a.m. Pacific Time. Due to the ongoing public health impact of the COVID-19 pandemic and to support the health and well-being of our stockholders and employees, we determined it would be appropriate to maintain the virtual format we used for last year’s meeting. You will be able to view the meeting, submit questions and vote online at www.virtualshareholdermeeting.com/EXEL2022. The following notice of our Annual Meeting contains details of the business to be conducted at the Annual Meeting, as well as information regarding how and when to vote.

On a personal note, the current proxy process will be Dr. Charles Cohen’s last as a member of the Exelixis Board of Directors: following more than 26 years of service, he has decided not to stand for re-election at the Annual Meeting. Dr. Cohen’s contributions during his long tenure with Exelixis have been invaluable. The Board and Exelixis alike have benefited from his experience, counsel, and passion for the company’s mission. We are grateful for his decades of service and partnership, and wish him the very best.

Very truly yours,

Stelios Papadopoulos, PhD Chair of the Board	Charles Cohen, PhD Chair of the Compensation Committee

1851 Harbor Bay Parkway

Alameda, CA 94502

NOTICE OF ANNUAL MEETING

OF STOCKHOLDERS

TO BE HELD ON MAY 25, 2022

To the Stockholders of Exelixis, Inc.:

NOTICE IS HEREBY GIVEN that the 2022 Annual Meeting of Stockholders (Annual Meeting) of Exelixis, Inc., a Delaware corporation (Exelixis), will be held on Wednesday, May 25, 2022, at 9:00 a.m., Pacific Time. The Annual Meeting will be a completely virtual meeting of stockholders, which will be conducted via live webcast. You will be able to attend the virtual Annual Meeting, view our list of stockholders as of the record date, submit your questions and vote your shares online during the meeting by visiting www.virtualshareholdermeeting.com/EXEL2022 and using your 16-digit control number to enter the Annual Meeting. In addition, you may submit your questions and vote your shares online in advance of the Annual Meeting by visiting www.proxyvote.com and using your 16-digit control number. The Annual Meeting will be held for the following purposes:

1.

To elect the eleven nominees for director named in the Proxy Statement accompanying this Notice of Annual Meeting to hold office until the next annual meeting of stockholders and until his or her successor is duly elected and qualified or until his or her earlier death, resignation or removal.

2.	To ratify the selection by the Audit Committee of the Board of Directors of Ernst & Young LLP as Exelixis’ independent registered public accounting firm for the fiscal year ending December 30, 2022.

3.	To amend and restate the Exelixis, Inc. 2017 Equity Incentive Plan to, among other things, increase the number of shares authorized for issuance by 28,500,000 shares.

4.	To approve, on an advisory basis, the compensation of Exelixis’ named executive officers, as disclosed in the Proxy Statement accompanying this Notice of Annual Meeting.

5.	To conduct any other business properly brought before the meeting.

These items of business are more fully described in the Proxy Statement accompanying this Notice of Annual Meeting.

You will only be able to attend the virtual Annual Meeting by using your 16-digit control number provided on your Notice of Internet Availability of Proxy Materials (Notice of Availability), your proxy card or your voting instruction form in order to gain access to the virtual Annual Meeting. Therefore, it is important to retain your Notice of Internet Availability of Proxy Materials or a copy of your proxy card or voting instruction form to enable you to gain access to the virtual Annual Meeting. If you are a beneficial owner of shares held in “street name” who did not receive a 16-digit control number via email or on your Notice of Availability or voting instruction form, and you wish to attend the Annual Meeting, please follow the specific instructions from your broker, bank or other stockholder of record, including any requirement to obtain a valid legal proxy.

The list of stockholders of record entitled to vote at the virtual Annual Meeting will be available for 10 days prior to the Annual Meeting for any purpose germane to the Annual Meeting, between the hours of 9:00 a.m. and 5:00 p.m., Pacific Time, at our principal executive offices located at 1851 Harbor Bay Parkway, Alameda, California 94502 by contacting our Corporate Secretary. Due to the COVID-19 pandemic, registered stockholders must make an appointment and must comply with our COVID-19 protocols.

We are mailing to most of our stockholders a Notice of Availability instead of a paper copy of our Proxy Statement and our Annual Report for the fiscal year ended December 31, 2021 (Annual Report). The Notice of Availability contains instructions on how to access those documents over the Internet. The Notice of Availability also contains instructions on how to request a paper copy of our proxy materials, including this Proxy Statement, our Annual Report and a form of proxy card or voting instruction form. All stockholders who do not receive a Notice of Availability will receive a paper copy of the proxy materials by mail. We believe that this process will allow us to provide our stockholders with the information they need in a more timely manner, while reducing the environmental impact and lowering the costs of printing and distributing our proxy materials.

The record date for the Annual Meeting is March 28, 2022. Only stockholders of record at the close of business on that date may vote at the meeting or any postponement or adjournment thereof.

Important notice regarding the availability of proxy materials for the 2022 Annual Meeting of Stockholders to be held on May 25, 2022, at 9:00 a.m., Pacific Time, via live webcast at www.virtualshareholdermeeting.com/EXEL2022. You will need your 16-digit control number provided on your Notice of Internet Availability of Proxy Materials, your proxy card or your voting instruction form in order to gain access to the virtual Annual Meeting.

The Proxy Statement and Annual Report to stockholders are available at www.exel-annualstockholdermeeting.com.

The Board of Directors recommends that you vote “FOR” Proposal Nos. 1-4 identified above.

By Order of the Board of Directors

JEFFREY J. HESSEKIEL

Executive Vice President, General Counsel and Secretary

Alameda, California

April 14, 2022

YOUR VOTE IS IMPORTANT

WHETHER OR NOT YOU PLAN TO ATTEND THE VIRTUAL ANNUAL MEETING, TO ENSURE THAT YOU ARE REPRESENTED AT THE MEETING AND TO ENSURE THAT A QUORUM IS PRESENT, WE URGE YOU TO VOTE YOUR PROXY ONLINE, BY TELEPHONE OR BY RETURNING A PROXY CARD BY MAIL AS INSTRUCTED IN THE PROXY MATERIALS. EVEN IF YOU HAVE VOTED BY PROXY, YOU MAY STILL VOTE IF YOU ATTEND THE VIRTUAL ANNUAL MEETING. PLEASE NOTE, HOWEVER, THAT IF YOU HOLD YOUR SHARES THROUGH A BROKER, BANK OR OTHER NOMINEE, THEN THAT ENTITY IS THE STOCKHOLDER OF RECORD, AND YOU WILL NEED TO FOLLOW THE INSTRUCTIONS ON THE VOTING INSTRUCTION FORM THEY SEND TO YOU, AND THEY WILL VOTE YOUR SHARES AS YOU DIRECT.

1851 Harbor Bay Parkway

Alameda, CA 94502

PROXY STATEMENT

FOR THE 2022 ANNUAL MEETING OF STOCKHOLDERS

May 25, 2022

Proposals to be voted on at the 2022 Annual Meeting of Stockholders

1.	To elect the eleven nominees for director named in the Proxy Statement accompanying this Notice of Annual Meeting to hold office until the next annual meeting of stockholders and until his or her successor is duly elected and qualified or until his or her death, resignation or removal.

2.	To ratify the selection by the Audit Committee of the Board of Directors of Ernst & Young LLP as Exelixis’ independent registered public accounting firm for the fiscal year ending December 30, 2022.

3.	To amend and restate the Exelixis, Inc. 2017 Equity Incentive Plan to, among other things, increase the number of shares authorized for issuance by 28,500,000 shares.

4.	To approve, on an advisory basis, the compensation of Exelixis’ named executive officers, as disclosed in the Proxy Statement accompanying this Notice of Annual Meeting.

5.	To conduct any other business properly brought before the meeting.

Important notice regarding the availability of proxy materials for the 2022 Annual Meeting of Stockholders to be held on May 25, 2022, at 9:00 a.m., Pacific Time, via live webcast at www.virtualshareholdermeeting.com/EXEL2022. You will need your 16-digit control number provided on your Notice of Internet Availability of Proxy Materials, your proxy card or your voting instruction form in order to gain access to the virtual Annual Meeting.

The Proxy Statement and Annual Report to stockholders are available at www.exel-annualstockholdermeeting.com.

We intend to mail the Notice of Internet Availability of Proxy Materials relating to the Annual Meeting on or about April 14, 2022 to all stockholders of record entitled to vote at the Annual Meeting.

2022 Proxy Statement i

Proxy Statement | Questions and Answers about these Proxy Materials and Voting

QUESTIONS AND ANSWERS ABOUT THESE PROXY MATERIALS AND VOTING

Why am I receiving these materials?

We have made these materials available to you on the Internet or, upon your request, have delivered printed versions of these materials to you by mail because the Board of Directors (the Board), of Exelixis, Inc. (sometimes referred to as “we,” “us,” the “company” or “Exelixis”) is soliciting your proxy to vote at the 2022 Annual Meeting of Stockholders (Annual Meeting), including at any adjournments or postponements of the meeting. The virtual Annual Meeting will be held on Wednesday, May 25, 2022, at 9:00 a.m., Pacific Time, via live webcast at www.virtualshareholdermeeting.com/EXEL2022. We invite you to attend the virtual Annual Meeting to vote on the proposals described in this Proxy Statement, and you will need your 16-digit control number provided on your Notice of Internet Availability of Proxy Materials (described below), your proxy card or your voting instruction form in order to gain access to the virtual Annual Meeting. Therefore, it is important to retain your Notice of Internet Availability of Proxy Materials or a copy of your proxy card or voting instruction form to enable you to gain access to the virtual Annual Meeting. However, you do not need to attend the virtual Annual Meeting to vote your shares. Instead, you may simply complete, sign and return a proxy card, or follow the instructions below to vote your shares over the telephone or on the Internet.

We intend to send or make available these materials to stockholders on April 14, 2022.

Why is the Annual Meeting being held as a virtual Annual Meeting?

Due to concerns regarding the COVID-19 pandemic and to assist in protecting the health and well-being of our stockholders and employees, the Annual Meeting will be held virtually via live webcast on the Internet. After utilizing a virtual format for our 2020 Annual Meeting of Stockholders and 2021 Annual Meeting of Stockholders, we have designed a similar virtual format for the Annual Meeting to ensure that our stockholders who attend virtually will be afforded the same rights and opportunities to participate as they would at an in-person meeting. Accordingly, as stockholders from any location in the world and at no cost, you will be able to listen, submit your questions and vote your shares online at www.virtualshareholdermeeting.com/EXEL2022 by using your 16-digit control number provided on your Notice of Internet Availability of Proxy Materials, your proxy card or your voting instruction form that accompanied your proxy materials. In addition, you may submit your questions and vote your shares online in advance of the meeting by visiting www.proxyvote.com and using your 16-digit control number.

The live webcast will begin promptly at 9:00 a.m., Pacific Time. We encourage you to access the meeting prior to the start time, as you should allow ample time for the check-in procedures.

What is included in these proxy materials?

These proxy materials include:

››	The Notice of Annual Meeting;

››	The Proxy Statement for the Annual Meeting; and

››	Our Annual Report on Form 10-K for the fiscal year ended December 31, 2021, as filed with to the Securities and Exchange Commission (SEC) on February 18, 2022 (Annual Report).

If you requested printed versions by mail, these proxy materials also include the proxy card or voting instruction form for the virtual Annual Meeting.

Why did I receive a notice in the mail regarding Internet availability of proxy materials instead of a full set of printed proxy materials?

Pursuant to rules adopted by the SEC, we have elected to use the Internet as the primary means of furnishing proxy materials to our stockholders this year. This method allows us to deliver the proxy materials to you more quickly, lowers our costs significantly and helps to conserve natural resources. Accordingly, we are sending a Notice of Internet Availability of Proxy Materials (Notice of Availability) to our stockholders who have not asked us to provide proxy materials in printed form. All stockholders receiving a Notice of Availability can request a printed set of proxy materials. Moreover, all stockholders can access the proxy materials at www.exel-annualstockholdermeeting.com, irrespective of whether they receive a Notice of Availability or a printed copy of the proxy materials. Instructions on how to access the proxy materials on the Internet or how to request a printed copy may be found in the Notice of Availability and in this Proxy Statement.

2022 Proxy Statement 1

In addition, a stockholder may ask to receive proxy materials in printed form by mail or electronically by email on an ongoing basis. We encourage stockholders to take advantage of the option to receive proxy materials electronically by email to help reduce the environmental impact of our annual meeting and to reduce costs associated with the physical printing and mailing of materials. If you choose to receive future proxy materials by email, you will receive an email message next year with instructions containing a link to those materials and a link to the proxy voting website. Your election to receive proxy materials by email will remain in effect until you terminate it.

How can I access the list of stockholders of record?

The list of stockholders of record entitled to vote at the virtual Annual Meeting will be available for 10 days prior to the Annual Meeting for any purpose germane to the Annual Meeting, between the hours of 9:00 a.m. and 5:00 p.m., Pacific Time, at our principal executive offices located at 1851 Harbor Bay Parkway, Alameda, California 94502 by contacting our Corporate Secretary. Due to the COVID-19 pandemic, registered stockholders must make an appointment and must comply with our COVID-19 protocols.

The list of stockholders of record will also be available at and through the conclusion of the Annual Meeting via the virtual meeting website at www.virtualshareholdermeeting.com/EXEL2022.

Who may vote at the Annual Meeting?

Only stockholders of record at the close of business on March 28, 2022 (the Record Date) will be entitled to vote at the virtual Annual Meeting. On the Record Date, there were 320,182,340 shares of common stock outstanding and entitled to vote.

Stockholder of Record: Shares Registered in Your Name

If on March 28, 2022, your shares were registered directly in your name with our transfer agent, Computershare Trust Company, N.A., then you are a stockholder of record. As a stockholder of record, you may vote at the virtual Annual Meeting or vote by proxy. Whether or not you plan to attend the virtual Annual Meeting, we urge you to vote by proxy over the telephone or on the Internet as instructed below, or complete and mail the proxy card if you received printed materials.

Beneficial Owner: Shares Registered in the Name of a Broker, Bank or Other Stockholder of Record (i.e., “Street Name”)

If on March 28, 2022, your shares were held in an account at a brokerage firm, bank, dealer, or other similar organization, then you are the beneficial owner of shares held in “street name,” and these proxy materials are being forwarded to you by that organization. The organization holding your shares is considered to be the stockholder of record for purposes of voting at the virtual Annual Meeting. As a beneficial owner, you have the right to direct your broker, bank or other stockholder of record regarding how to vote the shares in your account, and we invite you to attend the virtual Annual Meeting. Many stockholders of record will provide you with a 16-digit control number via email or in your Notice of Availability or voting instruction form in order to attend and vote your shares at the virtual Annual Meeting. If you did not receive a 16-digit control number via email or on your Notice of Availability or voting instruction form, you will be provided with other instructions from your broker, bank or other stockholder of record that must be followed, including any requirement to obtain a valid legal proxy, in order for your broker, bank or other stockholder of record to vote your shares per your instructions or to attend and vote your shares at the Annual Meeting. Many brokers, banks or other stockholders of record allow a stockholder to obtain a valid legal proxy either online or by mail, and we recommend that you contact your broker, bank or other stockholder of record to do so.

What am I voting on?

There are four matters scheduled for a vote at the virtual Annual Meeting. They are as follows:

››

Election of the eleven nominees for director named herein to hold office until the next annual meeting of stockholders and until his or her successor is duly elected and qualified or until his or her earlier death, resignation or removal;

››	Ratification of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 30, 2022;

››

Approval of the amendment and restatement of the Exelixis, Inc. 2017 Equity Incentive Plan (2017 Plan) to, among other things, increase the number of shares authorized for issuance by 28,500,000 shares; and

››	Advisory approval of the compensation of our named executive officers, as disclosed in this Proxy Statement.

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Proxy Statement | Questions and Answers about these Proxy Materials and Voting

How do I vote?

Whether or not you plan to attend the virtual Annual Meeting, we urge you to vote by proxy to ensure your vote is counted. You may still attend the virtual Annual Meeting and vote even if you have already voted by proxy.

Stockholder of Record: Shares Registered in Your Name

If you are a stockholder of record, you have four ways to vote.

At Virtual Meeting	››	To vote at the virtual Annual Meeting, follow the instructions at www.virtualshareholdermeeting.com/EXEL2022. You will need your 16-digit control number provided on your Notice of Availability, your proxy card or your voting instruction form in order to gain access to the virtual Annual Meeting.
Via Internet	››

To vote on the Internet, go to www.proxyvote.com and follow the instructions provided in the Notice of Availability. You will need your 16-digit control number provided on your Notice of Availability, your proxy card or your voting instruction form in order to vote your shares in advance of the meeting. Your vote must be received by 11:59 p.m., Eastern Time, on May 24, 2022, to be counted.

By Telephone	››

To vote by telephone, follow the instructions and call the number provided in the proxy materials to transmit your voting instructions. Your vote must be received by 11:59 p.m. Eastern Time, on May 24, 2022, to be counted.

By Mail	››

To vote by mail, follow the instructions provided in the proxy materials, request a paper copy of the proxy materials and then complete, sign and date the proxy card enclosed with the paper copy of the proxy materials and return it promptly in the envelope that will be provided. If you return your signed proxy card to us before the Annual Meeting, we will vote your shares as you direct.

Beneficial Owner: Shares Registered in the Name of Broker, Bank or Other Stockholder of Record

If you are a beneficial owner of shares registered in the name of your broker, bank, or other stockholder of record, you should have received the Notice of Availability containing voting instructions from that organization rather than from us. You must follow these instructions for your bank, broker or other stockholder of record to vote your shares per your instructions. Alternatively, many brokers and banks provide the means to grant proxies or otherwise instruct them to vote your shares by telephone and via the Internet, including by providing you with a 16-digit control number via email or on your Notice of Availability or your voting instruction form. If your shares are held in an account with a broker, bank or other stockholder of record providing such a service, you may instruct them to vote your shares by telephone (by calling the number provided in the proxy materials) or over the Internet as instructed by your broker, bank or other stockholder of record. If you did not receive a 16-digit control number via email or on your Notice of Availability or voting instruction form, and you wish to vote prior to or at the virtual Annual Meeting, you must follow the instructions from your broker, bank or other stockholder of record, including any requirement to obtain a valid legal proxy. Many brokers, banks and other stockholders of record allow a beneficial owner to obtain a valid legal proxy either online or by mail, and we recommend that you contact your broker, bank or other stockholder of record to do so.

We provide Internet proxy voting to allow you to vote your shares online, with procedures designed to ensure the authenticity and correctness of your proxy vote instructions. However, please be aware that you must bear any costs associated with your Internet access, such as usage charges from Internet access providers and telephone companies.

How many votes do I have?

On each matter to be voted upon, you have one vote for each share of common stock you own as of the Record Date, March 28, 2022.

How are proxies voted?

All shares represented by valid proxies received prior to the taking of the vote at the Annual Meeting will be voted and, where a stockholder specifies by means of a proxy a choice with respect to any matter to be acted upon, the shares will be voted in accordance with the stockholder’s instructions.

2022 Proxy Statement 3

If I am a stockholder of record, what happens if I return a proxy card but do not make specific choices?

If you are a stockholder of record and you return a signed and dated proxy card without marking any voting selections, your shares will be voted on the proposals as follows:

››	“For” the election of Drs. Freire, Garber, Marchesi, Morrissey, Papadopoulos, Poste and Willsey, Messrs. Feldbaum and Wyszomierski and Mses. Smith and Wright, as described in Proposal 1;

››	“For” the ratification of our selection of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 30, 2022, as described in Proposal 2;

››	“For” the approval of the amendment and restatement of the 2017 Plan to, among other things, increase the number of shares authorized for issuance by 28,500,000 shares, as described in Proposal 3; and

››	“For” the advisory approval of the compensation of our named executive officers, as described in Proposal 4.

If any other matter is properly presented at the Annual Meeting, your proxyholder (one of the individuals named on your proxy card), if permitted, will vote your shares using his best judgment.

If I am a holder of record and I do not vote, what happens?

If you are a holder of record and do not vote, then your shares will not be voted at the Annual Meeting.

If I am a beneficial owner of shares held in street name and I do not provide my broker or bank with voting instructions, what happens?

If you are a beneficial owner of shares registered in the name of your broker, bank or other stockholder of record and you do not provide the broker, bank or other stockholder of record holding your shares with voting instructions, and your broker or bank has not provided you with the means vote your shares at the Annual Meeting, including by providing you with a 16-digit control number via email or on your Notice of Availability or your voting instruction form, your broker, bank or other stockholder of record will determine if it has the discretionary authority to vote on the particular matter. If you are a beneficial owner whose shares are held of record by a broker and you do not provide voting instructions and you are unable to vote your shares at the Annual Meeting, your shares will not be voted on any proposal on which the broker does not have discretionary authority to vote. This is called a “broker non-vote.” In these cases, the broker can register your shares as being present at the Annual Meeting for purposes of determining the presence of a quorum, but will not be able to vote on those matters for which specific authorization is required under the rules of the New York Stock Exchange.

If you are a beneficial owner whose shares are held of record by a broker, your broker has discretionary voting authority under the rules of the New York Stock Exchange to vote your shares on Proposal No. 2 (the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 30, 2022), even if your broker does not receive voting instructions from you. However, your broker does not have discretionary authority to vote on Proposal No. 1, Proposal No. 3 or Proposal No. 4 without voting instructions from you, in which case a broker non-vote will occur, and your shares will not be voted on Proposal No. 1, Proposal No. 3 or Proposal No. 4.

Who is paying for this proxy solicitation?

We are soliciting proxies and will bear the entire cost of soliciting proxies, including the preparation, printing and mailing of the Notice of Availability, the Notice of Annual Meeting, the Proxy Statement, the proxy card and any additional information furnished to stockholders. We have engaged Morrow Sodali LLC, located at 470 West Ave, Stamford, Connecticut 06902, to assist in the solicitation of proxies from shareholders for a fee of $13,000 plus reimbursement of customary out-of-pocket expenses. Copies of solicitation materials will be furnished to banks, brokerage houses, fiduciaries and custodians holding in their names shares of our common stock beneficially owned by others to forward to such beneficial owners. We may reimburse persons representing beneficial owners of our common stock for their costs of forwarding solicitation materials to such beneficial owners. Original solicitation of proxies by mail may be supplemented by telephone, telegram or personal solicitation by our directors, officers or other regular employees. No additional compensation will be paid to directors, officers or other regular employees for such services.

What does it mean if I receive more than one Notice of Availability or proxy card?

If you receive more than one Notice of Availability or proxy card, your shares are registered in more than one name or are registered in different accounts. Please follow the instructions on each Notice of Availability or proxy card to ensure that all of your shares are voted.

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Proxy Statement | Questions and Answers about these Proxy Materials and Voting

Can I change my vote after submitting my proxy?

Yes. You can revoke your proxy at any time before the final vote at the Annual Meeting. You may revoke your proxy in the following ways:

Stockholder of Record: Shares Registered in Your Name

››

Your proxy may be revoked by filing with the Secretary of Exelixis at our principal executive office, Exelixis, Inc., 1851 Harbor Bay Parkway, Alameda, California 94502, either (1) a written notice of revocation or (2) a duly executed proxy card bearing a later date.

››	Your proxy may also be revoked by granting a subsequent proxy by telephone or on the Internet (your latest telephone or Internet proxy is the one that is counted).

››	Your proxy may also be revoked by attending the virtual Annual Meeting and voting online via the live webcast. Attendance at the Annual Meeting will not, by itself, revoke your proxy.

Beneficial Owner: Shares Registered in the Name of Broker, Bank or Other Stockholder of Record

››

If your shares are held by your broker or bank as nominee or agent, you should follow the instructions provided by your broker or bank to revoke any prior voting instructions, which may include attending the virtual Annual Meeting and voting online via the live webcast.

What is the quorum requirement for the Annual Meeting?

A majority of the outstanding shares entitled to vote at the virtual Annual Meeting must be present or represented by proxy at the Annual Meeting to hold a valid meeting. This is called a “quorum.” As this is a virtual Annual Meeting, holders of record attending via the live webcast will be deemed to be present at the virtual Annual Meeting.

If you are a stockholder of record, your shares will be counted towards the quorum only if you vote at the virtual Annual Meeting or have properly voted by proxy on the Internet, by telephone or by submitting a proxy card by mail. You may vote “For,” “Against” or “Abstain” with respect to Proposal Nos. 1, 2, 3 and 4. Abstentions will be counted towards the number of shares considered to be present at the meeting for purposes of determining whether a quorum is present.

If you are a beneficial owner holding your shares in “street name” then only the broker, bank or other stockholder of record can vote your shares unless you obtain a valid legal proxy from the broker, bank or other stockholder of record, or are otherwise provided with a separate means to vote your shares (such as a 16-digit control number provided via email or on your Notice of Availability or voting instruction form). See “If I am a beneficial owner of shares held in street name and I do not provide my broker or bank with voting instructions, what happens?” above. Shares represented by “broker non-votes” will be counted in determining whether there is a quorum present.

Votes will be counted by the inspector of election appointed for the Annual Meeting. If there is no quorum, either the chairperson of the Annual Meeting or the holders of a majority of shares present or represented by proxy at the Annual Meeting may adjourn the Annual Meeting to another date.

How many votes are needed to approve each proposal, how are votes counted, and how are abstentions and broker non-votes treated?

››

Proposal 1-Election of Directors: Directors in an uncontested election, such as this one, are elected by a majority of the votes cast. Accordingly, each of the eleven nominees must receive “For” votes from the holders of a majority of the votes cast with respect to such director (i.e., the number of shares voted “For” a director must exceed the number of shares voted “Against” that director). Abstentions and broker non-votes are not counted for purposes of electing directors and will have no effect on the results of this vote.

››

Proposal 2-Ratification of Ernst & Young LLP: The affirmative vote of a majority of shares present or represented by proxy at the Annual Meeting and entitled to vote on the proposal is required to ratify the selection of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 30, 2022. Abstentions will be counted toward the tabulation of votes cast on the proposal and will have the same effect as votes against the proposal. Broker non-votes, if any, will have no effect and will not be counted towards the vote total.

››

Proposal 3-Approval of the Amendment and Restatement of the. 2017 Plan: The affirmative vote of a majority of shares present or represented by proxy at the Annual Meeting and entitled to vote on the proposal is required to

2022 Proxy Statement 5

amend and restate the 2017 Plan to, among other things, increase the number of shares authorized for issuance by 28,500,000 shares. Abstentions will be counted toward the tabulation of votes cast on the proposal and will have the same effect as votes against this proposal. Broker non-votes will have no effect and will not be counted towards the vote total.

››

Proposal 4-Advisory Vote on Executive Compensation: The affirmative vote of a majority of shares present or by represented proxy at the Annual Meeting and entitled to vote on the proposal is required to approve the non-binding, advisory vote on executive compensation. Abstentions will be counted toward the tabulation of votes cast on the proposal and will have the same effect as votes against this proposal. Broker non-votes will have no effect and will not be counted towards the vote total. Since the vote is advisory, it is not binding on the Board or on us. Nevertheless, the views expressed by our stockholders, whether through this vote or otherwise, are very important to the Board and the management team and, accordingly, the Compensation Committee and Board intend to consider the results of this vote in making determinations in the future regarding executive compensation arrangements. Your vote will serve as an additional tool to guide the Compensation Committee and Board as they continue to improve the alignment of our executive compensation programs with business objectives and performance and with the interests of our stockholders.

Do I have dissenters’ rights?

No. We are organized as a corporation under Delaware law. Under the Delaware General Corporation Law, our stockholders are not entitled to dissenters’ rights with respect to any of the proposals set forth in this Proxy Statement and we will not independently provide the stockholders with any such rights.

How can I find out the results of the voting at the Annual Meeting?

We expect to announce preliminary voting results at the Annual Meeting. In addition, final voting results will be published in a current report on Form 8-K that we expect to file within four business days after the Annual Meeting. If final voting results are not available to us in time to file a Form 8-K within four business days after the Annual Meeting, we intend to file a Form 8-K to publish preliminary results and, within four business days after the final results are known to us, file an additional Form 8-K to publish the final results.

Will other matters be voted on at the Annual Meeting?

We are not aware of any matters to be presented at the Annual Meeting other than those described in this Proxy Statement. If any other matters not described in the Proxy Statement are properly presented at the meeting, proxies will be voted in accordance with the best judgment of the proxyholders.

What proxy materials are available on the Internet?

This Proxy Statement and our Annual Report are available at www.exel-annualstockholdermeeting.com.

What is the deadline for submitting stockholder proposals for the 2023 Annual Meeting?

To be considered for inclusion in the 2023 proxy materials, your proposal must be submitted in writing by December 15, 2022, to Exelixis’ Secretary at Exelixis, Inc., 1851 Harbor Bay Parkway, Alameda, California 94502, and you must comply with all applicable requirements of Rule 14a-8 promulgated under the Securities Exchange Act of 1934, as amended (Exchange Act). However, if our 2023 Annual Meeting of Stockholders is held before April 25, 2023, or after June 24, 2023, then the deadline will be a reasonable time prior to the time that we make our proxy materials available to our stockholders, either online or in printed form.

If you wish to submit a proposal or nominate a director at the 2023 Annual Meeting of Stockholders, but you are not requesting that your proposal or nomination be included in next year’s proxy materials, you must submit your proposal in writing, in the manner set forth in our Bylaws, to Exelixis’ Secretary at Exelixis, Inc., 1851 Harbor Bay Parkway, Alameda, California 94502, to be received no earlier than the close of business on February 24, 2023, and no later than the close of business on March 26, 2023. However, if our 2023 Annual Meeting of Stockholders is held before April 25, 2023, or after June 24, 2023, then you must notify Exelixis’ Secretary, in writing, not earlier than the close of business on the 90th day prior to the date of the 2023 Annual Meeting of Stockholders and not later than the close of business on the later of (i) the 60th day prior to the date of the 2023 Annual Meeting of Stockholders or (ii) if we publicly announce the date of the 2023 Annual Meeting of Stockholders fewer than 70 days prior to the date of the 2023 Annual Meeting of Stockholders, the 10th day

6 Exelixis, Inc.

Proxy Statement | Questions and Answers about these Proxy Materials and Voting following the day that we first make such public announcement of the date of the 2023 Annual Meeting of Stockholders. We also advise you to review our Bylaws, which contain additional requirements about advance notice of stockholder proposals and director nominations. The chairperson of the 2023 Annual Meeting of Stockholders may determine, if the facts warrant, that a matter has not been properly brought before the meeting and, therefore, may not be considered at the meeting. In addition, unless prohibited by Rule 14a-4(c) promulgated under the Exchange Act, our management will have discretionary authority to vote all shares for which it has proxies for any such stockholder proposal or director nomination, including in opposition to such stockholder proposal or director nomination.

How may I obtain a printed copy of the Proxy Materials?

Instructions on how to obtain a printed copy of the proxy materials are set forth in the Notice of Availability.

Forward-Looking Statements

This Proxy Statement contains forward-looking statements, including, without limitation, statements related to: Exelixis’ plans for future growth of its pipeline and infrastructure, including at the Alameda campus and East Coast expansion; Exelixis’ plans to publish annual corporate sustainability reports beginning in 2022; Exelixis’ commitment to fostering a culture of inclusion and belonging; Exelixis’ belief that its 2021 accomplishments have created the potential for additional eligible cancer patient communities to benefit from CABOMETYX and the investigational products in Exelixis’ growing pipeline, while also putting the company in a solid position to deliver long-term revenue and earnings growth; Exelixis’ expectations that its employees and partners will commit to the highest standards of ethical behavior and maintain values and principles that reflect both global awareness and sustainability; Exelixis’ dedication of financial resources to offer patients high-quality cancer treatments and commitment to providing patients with access to Exelixis medicines; Exelixis’ strategies for quality monitoring and compliance in developing its products; Exelixis’ potential to attain future environmental stability; Exelixis’ ongoing efforts towards the achievement of key priorities and anticipated milestones for 2022 and beyond; Exelixis’ ability to execute on potential future strategic initiatives; Exelixis’ plans for the continued buildout of its Digital Transformation function to further enhance its information technology infrastructure; potential shifts in healthcare regulations applicable to Exelixis’ business; Exelixis’ plans for continued development of cabozantinib, XL092, XB002, XL102 and other current and future development candidates, as well for the evaluation and development of new INDs and collaboration management; and other statements that are not historical fact. Any statements that refer to expectations, projections or other characterizations of future events or circumstances are forward-looking statements and are based upon Exelixis’ current plans, assumptions, beliefs, expectations, estimates and projections. Forward-looking statements involve risks and uncertainties. Actual results and the timing of events could differ materially from those anticipated in the forward-looking statements as a result of these risks and uncertainties, which include, without limitation: the degree of market acceptance of CABOMETYX and other Exelixis products in the indications for which they are approved and in the territories where they are approved, and Exelixis and its partners’ ability to obtain or maintain coverage and reimbursement for these products; the effectiveness of CABOMETYX and other Exelixis products in comparison to competing products; the level of costs associated with Exelixis’ commercialization, research and development, in-licensing or acquisition of product candidates, and other activities; Exelixis’ ability to maintain and scale adequate sales, marketing, market access and product distribution capabilities for its products or to enter into and maintain agreements with third parties to do so; the availability of data at the referenced times; the potential failure of cabozantinib and other Exelixis product candidates, both alone and in combination with other therapies, to demonstrate safety and/or efficacy in clinical testing; uncertainties inherent in the drug discovery and product development process; Exelixis’ dependence on its relationships with its collaboration partners, including their pursuit of regulatory approvals for partnered compounds in new indications, their adherence to their obligations under relevant collaboration agreements and the level of their investment in the resources necessary to complete clinical trials or successfully commercialize partnered compounds in the territories where they are approved; complexities and the unpredictability of regulatory review and approval processes in the U.S. and elsewhere; Exelixis’ continuing compliance with applicable legal and regulatory requirements; unexpected concerns that may arise as a result of the occurrence of adverse safety events or additional data analyses of clinical trials evaluating cabozantinib and other Exelixis products; Exelixis’ dependence on third-party vendors for the development, manufacture and supply of its products and product candidates; Exelixis’ ability to protect its intellectual property rights; market competition, including the potential for competitors to obtain approval for generic versions of Exelixis’ marketed products; changes in economic and business conditions; and other factors discussed under the caption “Risk Factors” in Exelixis’ Annual Report on Form 10-K filed with the SEC on February 18, 2022, and in Exelixis’ future filings with the SEC. All forward-looking statements in this Proxy Statement are based on information available to Exelixis as of the date of this Proxy Statement, and Exelixis undertakes no obligation to update or revise any forward-looking statements contained herein, except as required by law.

2022 Proxy Statement 7

PROPOSAL 1

ELECTION OF DIRECTORS

Our Certificate of Incorporation and Bylaws provide for the annual election of each director. There are currently twelve directors on the Board, and eleven directors have been nominated and are standing for re-election this year. Dr. Cohen is not standing for re-election at the Annual Meeting. As a result, effective at the Annual Meeting, the number of directors constituting the Board will be reduced from twelve to eleven. We acknowledge with gratitude Dr. Cohen’s long-term service on the Board and his invaluable contributions to Exelixis. The Board’s nominees for director are:

Director Nominees	Age	Position	Director Since

Carl B. Feldbaum, Esq.	78	Independent Director	2007

Maria C. Freire, Ph.D.	67	Independent Director	2018

Alan M. Garber, M.D., Ph.D.	66	Independent Director	2005

Vincent T. Marchesi, M.D., Ph.D.	86	Independent Director	2001

Michael M. Morrissey, Ph.D.	61	President and Chief Executive Officer	2010

Stelios Papadopoulos, Ph.D.	73	Independent Chair of the Board	1994

George Poste, DVM, Ph.D., FRS	77	Independent Director	2004

Julie Anne Smith	51	Independent Director	2016

Lance Willsey, M.D.	60	Independent Director	1997

Jacqueline Wright	62	Independent Director	2021

Jack L. Wyszomierski	66	Independent Director	2004

If elected at the Annual Meeting, each of these director nominees would serve until the next annual meeting of stockholders and until the director’s successor is elected and has qualified, or, if sooner, until the director’s death, resignation or removal.

As this is an uncontested election, each director will be elected by a majority of the votes cast with respect to that director. A majority of the votes cast means that the number of shares voted “for” a director must exceed the number of votes cast “against” that director. Abstentions and broker non-votes will have no effect on the election of directors. If any nominee becomes unavailable for election as a result of an unexpected occurrence, your shares will be voted for the election of such substitute nominee as the Board, after receiving the recommendation of the Nominating and Corporate Governance Committee of the Board, may propose. Each person nominated for election has agreed to serve if elected, and we have no reason to believe that any nominee will be unable to serve.

Majority Voting Standard and Resignation Policy

Our Corporate Governance Guidelines require that all director nominees set forth in this Proxy Statement have tendered an irrevocable resignation as a director conditioned upon: (i) such director failing to receive a majority of the votes cast at the Annual Meeting; and (ii) acceptance by the Board of such resignation. If a director nominee who is serving as a director at the time of the election does not receive a majority of the votes cast at the Annual Meeting, then the Board will take the following actions:

•

The Nominating and Corporate Governance Committee will act to determine whether to recommend to the Board that it accept the director’s conditional resignation. In making their respective decisions, the Nominating and Corporate Governance Committee and the Board will evaluate the best interests of Exelixis and its stockholders and shall consider all factors and information deemed relevant by the respective body. The director who tenders his or her conditional resignation shall not participate in the Nominating and Corporate Governance Committee’s recommendation or Board action regarding whether to accept the conditional resignation of such director.

•	The Board will act on the Nominating and Corporate Governance Committee’s recommendation within ninety days following certification of the stockholder vote.

•

If the Board determines not to accept the conditional resignation of a director, the Board will promptly disclose its decision-making process and decision to reject the conditional resignation in a Form 8-K furnished to the SEC.

8 Exelixis, Inc.

Proposal 1 | Election of Directors

Board Independence, Diversity and Skills

The Board regularly evaluates the skills and experiences that it believes are desirable to be represented on the Board and best align with our strategic vision and business and operations. Below are certain qualifications, skills and experiences of our current directors that contribute the Board’s effectiveness as a whole.

In addition, set forth below is biographical information for each nominee for election to our Board at the Annual Meeting. Incorporated within each biography is a description of the specific qualifications, skills and experiences of each nominee that led our Board to conclude that the individual should serve as a director as of the date of this Proxy Statement.

2022 Proxy Statement 9

Director Nominees

Carl B. Feldbaum, Esq. President Emeritus, Biotechnology Innovation Organization

Director since 2007

Age 78

Key Qualifications and Expertise:

Our Board concluded that Mr. Feldbaum should continue to serve as a director of Exelixis due to his training as an attorney, his knowledge and experience with respect to the biotechnology, pharmaceutical and healthcare industries, his broad leadership experience resulting from service on various boards and as an executive officer and his knowledge and experience with policymaking, regulatory issues and other governmental matters.

Committee Assignments:

•   Nominating and Corporate Governance Committee

•   Risk Committee (chair)

Other Current Public Company Boards:

•   None

Carl B. Feldbaum, Esq., has been a director since February 2007. Mr. Feldbaum serves as a member emeritus of the board of directors of BIO Ventures for Global Health, a non-profit organization, and is president emeritus of the Biotechnology Innovation Organization (BIO), which is the world’s largest trade association representing biotechnology companies, academic institutions, state biotechnology centers and related organizations across the United States and in more than 30 other nations. Mr. Feldbaum served as president of BIO from 1993 until his retirement in 2005. Prior to joining BIO, Mr. Feldbaum was chief of staff to Senator Arlen Specter of Pennsylvania. He also was president and founder of Palomar Corporation, a national security “think tank” in Washington, D.C. Before founding Palomar Corporation, Mr. Feldbaum was Assistant to the Secretary of Energy and served as the Inspector General for defense intelligence in the U.S. Department of Defense. Mr. Feldbaum served as a member of the board of directors of the following publicly held companies: Actelion, Ltd, a biopharmaceutical company focused on the discovery, development and commercialization of innovative drugs for diseases with significant unmet medical needs (acquired by Johnson & Johnson in 2017), from 2005 to 2015; Trovagene, Inc., a precision medicine biotechnology company focused on the development of oncology therapeutics for improved cancer care, from 2014 to 2015; and Connetics Corporation, a specialty pharmaceutical company focused on the development and commercialization of innovative therapeutics for the dermatology market, from 2005 until its acquisition by Stiefel Laboratories, Inc. in 2006. Mr. Feldbaum holds an A.B. in Biology from Princeton University and a J.D. from the University of Pennsylvania Law School.

Maria C. Freire, Ph.D. Former President and Executive Director, Foundation for the National Institutes of Health

Director since 2018

Age 67

Key Qualifications and Expertise:

Our Board concluded that Dr. Freire should continue to serve as a director of Exelixis due to her training as a scientist, her knowledge and experience with respect to medical research, the pharmaceutical industry and government healthcare policymaking, as well as her leadership experience in the public sector.

Committee Assignments:

•   Nominating and Corporate Governance Committee

•   Research & Development Committee

•   Risk Committee

Other Current Public Company Boards:

•   Alexandria Real Estate Equities, serving on the Nominating & Corporate Governance Committee and the Science & Technology Committee (chair)

•   Biogen Inc., serving on the Compensation and Management Development Committee

Maria C. Freire, Ph.D., has been a director since April 2018. From November 2012 to September 2021, Dr. Freire served as President and Executive Director and as a member of the board of directors of the Foundation for the National Institutes of Health. Previously, she served as President and as a member of the board of directors of the Albert and Mary Lasker Foundation from 2008 to 2012, as President and Chief Executive Officer of the Global Alliance for TB Drug Development from 2001 to 2008 and as Director of the Office of Technology Transfer at the National Institutes of Health from 1995 to 2001. Dr. Freire has served on the board of directors of Biogen Inc., a publicly held biopharmaceutical company focused on the treatment of serious diseases, since June 2021, and on the board of directors of Alexandria Real Estate Equities, Inc. a publicly held urban office real estate investment trust uniquely focused on collaborative life science and technology campuses, since April 2012. She has previously served on the boards of numerous national and international organizations, including the Science Board of the U.S. Food and Drug Administration, the World Health Organization Commission on Intellectual Property Rights, Innovation and Public Health and the United Nations Secretary General’s High Level Panel on Access to Medicines. Dr. Freire is also a member of the National Academy of Medicine and the Council on Foreign Relations, and she is the recipient of numerous awards, including a 2017 Gold Stevie Award for “Woman of the Year,” the U.S. Department of Health and Human Services Secretary’s Award for Distinguished Service, the Arthur S. Fleming Award and the Bayh-Dole Award. Dr. Freire holds a Ph.D. in Biophysics from the University of Virginia and a B.S. from the Universidad Peruana Cayetano Heredia in Lima, Peru.

10 Exelixis, Inc.

Proposal 1 | Director Nominees

Alan M. Garber, M.D., Ph.D. Provost of Harvard University

Director since 2005

Age 66

Key Qualifications and Expertise:

Our Board concluded that Dr. Garber should continue to serve as a director of Exelixis due to his training as a physician and economist, his knowledge and experience with respect to the life sciences, healthcare and pharmaceutical industries, and his knowledge and experience with policymaking, regulatory issues and other governmental matters.

Committee Assignments:

•   Nominating and Corporate Governance Committee (chair)

•   Research & Development Committee

Other Current Public Company Boards:

•   Vertex Pharmaceuticals Incorporated, serving on the Audit & Finance Committee and the Scientific & Technology Committee

Alan M. Garber, M.D., Ph.D., has been a director since January 2005. He became Provost of Harvard University, Mallinckrodt Professor of Health Care Policy at Harvard Medical School, and a Professor in the Harvard Kennedy School of Government and in the Department of Economics at Harvard in September 2011. Before moving to Harvard, from 1998 until August 2011, he was the Henry J. Kaiser Jr. Professor, a Professor of Medicine, and a Professor (by courtesy) of Economics, Health Research and Policy, and of Economics in the Graduate School of Business at Stanford University. Dr. Garber also served as the Director of the Center for Primary Care and Outcomes Research and the Center for Health Policy at Stanford. During his tenure at Stanford University, Dr. Garber also served as a Senior Fellow at the Freeman Spogli Institute for International Studies and as a staff physician at the VA Palo Alto Health Care System. Dr. Garber has served as a member of the board of directors of Vertex Pharmaceuticals Incorporated, a publicly held biotechnology company focused on developing and commercializing therapies for the treatment of cystic fibrosis, since June 2017. In addition, Dr. Garber is a one of several co-founders and serves as the chair of the board of directors for Landmark Bio, PBLLC (f/k/a the Center for Advanced Biological Innovation and Manufacturing), a public benefit limited liability company in the Boston metro area created to encourage collaboration among multiple institutions, with the ultimate aim of promoting the development and production of cell and gene therapies, biologics, immunotherapies and other emerging technologies that can benefit patients. Dr. Garber is a member of the National Academy of Medicine, the American Society of Clinical Investigation, the Association of American Physicians and the American Academy of Arts and Sciences. He is a Fellow of the American College of Physicians, the Royal College of Physicians and the American Association for the Advancement of Science. Dr. Garber is also a Research Associate with the National Bureau of Economic Research and served as founding Director of its Health Care Program for nineteen years. He has also served as a member of the National Advisory Council on Aging at the National Institutes of Health, as a member of the Board of Health Advisers of the Congressional Budget Office and as Chair of the Medicare Evidence Development and Coverage Advisory Committee at the Centers for Medicare and Medicaid Services. Dr. Garber previously served on the editorial board of a number of acclaimed scientific journals and has received numerous awards and honors. Dr. Garber holds an A.B. summa cum laude, an A.M. and a Ph.D., all in Economics, from Harvard University, and an M.D. with research honors from Stanford University.

Vincent T. Marchesi, M.D., Ph.D. Professor of Pathology and Cell Biology, Yale University

Director since 2001

Age 86

Key Qualifications and Expertise:

Our Board concluded that Dr. Marchesi should continue to serve as a director of Exelixis due to his training as a physician and scientist and his research and experience in the fields of healthcare and life sciences, with a particular focus on biotechnology.

Committee Assignments:

•   Compensation Committee

•   Research & Development Committee

Other Current Public Company Boards:

•   None

Vincent T. Marchesi, M.D., Ph.D., has been a director since May 2001. Since 1973, Dr. Marchesi has been a Professor of Pathology and Cell Biology at Yale University and, since 1991, the Director of the Boyer Center for Molecular Medicine at Yale University until his retirement. In 1982, Dr. Marchesi co-founded Molecular Diagnostics, Inc., a diagnostic development company. Dr. Marchesi was formerly Chair of Pathology at the Yale-New Haven Hospital. Dr. Marchesi holds an M.D. from Yale University and a Ph.D. from Oxford University, and is a member of the National Academy of Sciences and the National Academy of Medicine.

2022 Proxy Statement 11

Michael M. Morrissey, Ph.D. President and Chief Executive Officer, Exelixis, Inc.

Director since 2010

Age 61

Key Qualifications and Expertise:

Our Board concluded that Dr. Morrissey should continue to serve as a director of Exelixis due to his leadership role as the President and Chief Executive Officer of Exelixis. Beyond his role as Exelixis’ principal executive officer, the Board also considered Dr. Morrissey’s extensive qualifications, including his training as a scientist, his significant knowledge and experience with respect to the biotechnology, healthcare and pharmaceutical industries, comprehensive leadership background resulting from service as an executive in the biotechnology industry, and his ability to bring historic knowledge and continuity to the Board.

Committee Assignments:

•   None

Other Current Public Company Boards:

•   Vera Therapeutics, Inc. (chair), serving on the Audit Committee and the Nominating and Corporate Governance Committee

Michael M. Morrissey, Ph.D., has served as a director and as Exelixis’ President and Chief Executive Officer since July 2010. Dr. Morrissey has held positions of increasing responsibility at Exelixis since he joined the company in February 2000, including serving as President of Research and Development from January 2007 until July 2010. From 1991 to 2000, Dr. Morrissey held several positions at Berlex Biosciences, last holding the position of Vice President, Discovery Research. Earlier in his career, Dr. Morrissey served as a Senior Scientist and Project Team Leader in Medicinal Chemistry at CIBA-Geigy Corporation. Dr. Morrissey has served as chair of the board of directors of Vera Therapeutics, Inc., a publicly held, clinical-stage biotechnology company focused on developing and commercializing transformative treatments for patients with serious immunological diseases, since April 2022, as a member of the board of directors of XWPharma Ltd., a privately held, clinical-stage biopharmaceutical company dedicated to the discovery and development of novel therapeutics, since December 2020, and as a member of the board of directors of CERo Therapeutics, Inc., a privately held biopharmaceutical company focused on next-generation cell-based therapies for cancer, since January, 2022. He is the author of numerous scientific publications in medicinal chemistry and drug discovery and an inventor on 70 issued U.S. patents and 25 additional published U.S. patent applications. Dr. Morrissey holds a B.S. (Honors) in Chemistry from the University of Wisconsin and a Ph.D. in Chemistry from Harvard University.

Stelios Papadopoulos, Ph.D. Co-Founder and Chair of the Board, Exelixis, Inc.

Director since 1994

Age 73

Key Qualifications and Expertise:

Our Board concluded that Dr. Papadopoulos should continue to serve as a director of Exelixis due to his training as a scientist, his knowledge and experience with respect to the biotechnology, healthcare and pharmaceutical industries, his broad leadership experience resulting from extensive service on various boards, his knowledge and experience with respect to finance matters, and his ability to bring historic knowledge and continuity to the Board.

Committee Assignments:

•   Audit Committee

•   Research & Development Committee

Other Current Public Company Boards:

•   Biogen Inc. (chair), serving on the Corporate Governance Committee

•   Regulus Therapeutics, Inc. (chair), serving on the Audit Committee and the Nominating and Governance Committee

•   Eucrates Biomedical Acquisition Corp. (chair)

Stelios Papadopoulos, Ph.D., a co-founder of Exelixis, has been a director since December 1994 and the Chair of the Board since January 1998. Dr. Papadopoulos retired as Vice Chairman of Cowen & Co., LLC in August 2006 after six years as an investment banker with the firm, where he focused on the biotechnology and pharmaceutical sectors. Prior to joining Cowen & Co., he spent 13 years as an investment banker at PaineWebber, Incorporated, where he was most recently Chairman of PaineWebber Development Corp., a PaineWebber subsidiary focusing on biotechnology. He joined PaineWebber in April 1987 from Drexel Burnham Lambert, where he was a Vice President in the Equity Research Department covering the biotechnology industry. Prior to Drexel, he was a biotechnology analyst at Donaldson, Lufkin & Jenrette. Before coming to Wall Street in 1985, Dr. Papadopoulos was on the faculty of the Department of Cell Biology at New York University Medical Center. Dr. Papadopoulos was a co-founder of Anadys Pharmaceuticals, Inc., a publicly held biopharmaceutical company dedicated to improving patient care by developing novel medicines for the treatment of hepatitis C, acquired by Hoffmann-La Roche Inc. in November 2011. Dr. Papadopoulos served as a member of the board of directors of Anadys Pharmaceuticals from 2000 to 2011 and as its chairman in 2011, prior to its acquisition. Dr. Papadopoulos has also served as a member of the board of directors of four other publicly held companies: Biogen, Inc., a biopharmaceutical company focused on the treatment of serious diseases, since 2008 and as its chairman since 2014; Regulus Therapeutics Inc., a biopharmaceutical company focused on the development of medicines targeting microRNAs, since 2008, and as its chairman since 2013; Eucrates Biomedical Acquisition Corp., a special purpose acquisition company (SPAC) formed for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses, and as its chairman, since 2020; and BG Medicine, Inc., a diagnostics company focused on the development and commercialization of cardiovascular diagnostic tests, from 2003 until 2018. Dr. Papadopoulos was also co-founder and member of the board of directors of Cellzome Inc., a privately held drug discovery company acquired by GlaxoSmithKline in May 2012. In the not-for-profit sector, Dr. Papadopoulos is a co-founder and Chairman of Fondation Santé, a member of the board of visitors of Duke Medicine, and a member of the Global Advisory Board of the Duke Institute for Health Innovation. Dr. Papadopoulos holds an M.S. in Physics, a Ph.D. in Biophysics and an M.B.A. in Finance, all from New York University.

12 Exelixis, Inc.

Proposal 1 | Director Nominees

George Poste, DVM, Ph.D., FRS Chief Scientist, Complex Adaptive Systems Initiative

Director since 2004

Age 77

Key Qualifications and Expertise:

Our Board concluded that Dr. Poste should continue to serve as a director of Exelixis due to his training as a scientist, his knowledge and experience with respect to the life sciences, healthcare and pharmaceutical industries, his broad leadership experience resulting from service on various boards, and his knowledge and experience with policymaking, regulatory issues and other governmental matters.

Committee Assignments:

•   Research & Development Committee (chair)

•   Risk Committee

Other Current Public Company Boards:

•   None

George Poste, DVM, Ph.D., FRS, has been a director since August 2004. Since February 2009, Dr. Poste has been the Chief Scientist at Complex Adaptive Systems Initiative and Regents’ Professor and Del E. Webb Professor of Health Innovation at Arizona State University. From May 2003 to February 2009, Dr. Poste served as the director of the Biodesign Institute at Arizona State University. Dr. Poste has served as the Chief Executive Officer of Health Technology Networks, a consulting company that specializes in the application of genomic technologies and computing in healthcare, since 2000. From 1992 to 1999, he was the Chief Science and Technology Officer and President, R&D, of SmithKline Beecham Corporation, a pharmaceutical company (later merged into GlaxoSmithKline plc). Dr. Poste served on the Defense Science Board of the U.S. Department of Defense from 2001 to 2010 and is a member of other organizations dedicated to advancing defenses against bioweapons and biowarfare. Dr. Poste has served as a member of the board of directors of Caris Life Sciences, a privately held medical diagnostics company, since 2009, and as a member of the board of directors of INanoBio, Inc., a privately held biotechnology company, since 2021. Previously, Dr. Poste served as a member of the board of directors of Monsanto Company, a publicly held provider of agricultural products and solutions, from February 2003 until its acquisition by Bayer Aktiengesellschaft in June 2018, and as the Non-Executive Chairman of Orchid Cellmark, Inc., a publicly held DNA forensics company, from April 2000 until its acquisition by the Laboratory Corporation of America in August 2009. Dr. Poste is a Fellow of the Royal Society, the UK Academy of Medical Sciences, Hoover Institution, Stanford University, and various other prestigious organizations and has been awarded honorary doctorates from several universities. Dr. Poste holds a DVM in veterinary medicine and a Ph.D. in Virology from the University of Bristol, England and Board Certification in Pathology from the Royal College of Pathologists.

Julie Anne Smith President and Chief Executive Officer, ESCAPE Bio Inc.

Director since 2016

Age 51

Key Qualifications and Expertise:

Our Board concluded that Ms. Smith should continue to serve as a director of Exelixis due to her knowledge and experience with respect to biotechnology, healthcare and pharmaceutical industries and her broad leadership experience resulting from service as an executive in the pharmaceutical industry.

Committee Assignments:

•   Audit Committee

•   Compensation Committee

Other Current Public Company Boards:

•   Stoke Therapeutics, Inc., serving on the Compensation Committee

Julie Anne Smith has been a director since September 2016. Since August 2018, Ms. Smith has served as President and Chief Executive Officer and as a member of the board of directors of ESCAPE Bio Inc., a privately held, clinical-stage biopharmaceutical company developing novel, precisely targeted therapeutics for genetically defined neurodegenerative diseases. From July 2017 until June 2018, Ms. Smith served as President and Chief Executive Officer and as a member of the board of directors of Nuredis, Inc., a privately held biotechnology company. Prior to Nuredis, she served as President and Chief Executive Officer of Raptor Pharmaceutical Corp., a publicly held biopharmaceutical company focused on developing and commercializing transformative treatments for people affected by rare and debilitating diseases, from January 2015 until the company’s acquisition by Horizon Pharma plc in October 2016, where she also served as Executive Vice President and Chief Operating Officer from 2012 to 2014. From 2008 to 2012, Ms. Smith served as Chief Commercial Officer of Enobia Pharmaceuticals prior to the company’s acquisition by Alexion Pharmaceuticals, Inc. Previously, Ms. Smith served as Vice President of Commercial at Jazz Pharmaceuticals plc from 2006 to 2008, as Vice President, Global Marketing at Genzyme General from 2001 to 2005, and helped to establish the operations and business development function for the biotech start-up, Novazyme Pharmaceuticals, from 2000 to 2001. Ms. Smith began her industry career at Bristol-Myers Squibb Company in 1996. Ms. Smith has served as a member of the board of directors of Stoke Therapeutics, Inc., a publicly held biotechnology company pioneering a new way to treat the underlying cause of genetic diseases by precisely unregulating protein expression, since June 2020. Previously, Ms. Smith served as a member of the board of directors of Audentes Therapeutics, Inc. a publicly held, clinical-stage biotechnology company focused on developing and commercializing gene therapy products for patients suffering from serious, life-threatening rare diseases caused by single gene defects, from December 2016 until its acquisition by Astellas Pharma Inc. in January 2020, and as a Director on the Health and Emerging Companies Sections of the BIO board. Ms. Smith holds a B.S. in biological and nutritional sciences from Cornell University.

2022 Proxy Statement 13

Lance Willsey, M.D. Founding Partner, DCF Capital

Director since 1997

Age 60

Key Qualifications and Expertise:

Our Board concluded that Dr. Willsey should continue to serve as a director of Exelixis due to his skill as a physician, his knowledge and experience with respect to the life sciences and healthcare industries, and his knowledge and experience with respect to finance matters.

Committee Assignments:

•   Compensation Committee

•   Research & Development Committee

Other Current Public Company Boards:

•   None

Lance Willsey, M.D., has been a director since April 1997. Dr. Willsey was a founding partner of DCF Capital, a hedge fund focused on investing in the life sciences, from July 1998 to March 2002, and currently is a consultant to institutional investors in the field of oncology. Since 2000, Dr. Willsey has served on the Visiting Committee of the Department of Genitourinary Oncology at the Dana-Farber Cancer Institute at Harvard Medical School. From July 1997 to July 1998, Dr. Willsey served on the Staff Department of Urologic Oncology at the Dana-Farber Cancer Institute. From July 1996 to July 1997, Dr. Willsey served on the Staff Department of Urology at Massachusetts General Hospital at Harvard University School of Medicine, where he was a urology resident from July 1992 to July 1996. From 2000 to 2010, Dr. Willsey served a member of the board of directors of Exact Sciences Corporation, a publicly held molecular diagnostics company focused on the early detection and prevention of the deadliest forms of cancer. Dr. Willsey holds a B.S. in Physiology from Michigan State University and an M.S. in Biology and an M.D., both from Wayne State University.

Jacqueline (Jacky) Wright Corporate Vice President & Chief Digital Officer, U.S. Business, Microsoft Corporation

Director since 2021

Age 62

Key Qualifications and Expertise:

Our Board concluded that Ms. Wright should continue to serve as a director of Exelixis due to her extensive experience in digital transformation, as well as her broad business and leadership experience in both the private and public sectors.

Committee Assignments:

•   Nominating and Corporate Governance Committee

•   Risk Committee

Other Current Public Company Boards:

•   nVent Electric plc, serving on the Compensation and Human Capital Committee and the Governance and Social Responsibility Committee

Jacqueline Wright has been a director since December 2021. Since November 2019, Ms. Wright has served as Corporate Vice President & Chief Digital Officer, U.S. Business, of Microsoft Corporation, a multinational technology company. Previously, she served as Chief Digital & Information Officer for HM Revenue & Customs, the tax department of the United Kingdom Government, under a secondment arrangement from October 2017 to November 2019, and served in various roles at Microsoft Corporation from September 2011 to October 2017, including Corporate Vice President, IT Strategic Enterprise Services and Corporate Vice President, Core Services Engineering Platform. Before joining Microsoft, Ms. Wright served in chief information officer roles for multiple large companies, including BP plc and General Electric Company. Ms. Wright has served as a member of the board of directors of nVent Electric plc, a publicly held provider of electrical connection and protection solutions, since March 2020, and as a member of the board of directors of Russell Reynolds Associates, Inc., a privately held global leadership advisory and search firm, since June 2021. In the not-for-profit sector, she is a member of the board of directors of the MxD Manufacturing Council, the board of councilors of the Center for Global Health Innovation, the Industry Advisory Board for the Institute of Coding (UK) and the data analytics advisory board of Bernard M. Baruch College, City University of New York, having previously served on the board of trustees of Harvey Mudd College and the board of trustees of Prostate Cancer UK. Ms. Wright holds a B.B.A. in Computer Information Systems & Accounting from Bernard M. Baruch College, City University of New York.

14 Exelixis, Inc.

Proposal 1 | Director Nominees

Jack L. Wyszomierski Former Executive Vice President and Chief Financial Officer, VWR International, LLC

Director since 2004

Age 66

Key Qualifications and Expertise:

Our Board concluded that Mr. Wyszomierski should continue to serve as a director of Exelixis due to his extensive financial reporting, accounting and finance experience, as well as his experience in the healthcare and life sciences industries. These qualities have also formed the basis for the Board’s decision to appoint Mr. Wyszomierski as a member and Chair of the Audit Committee.

Committee Assignments:

•   Audit Committee (chair)

•   Nominating and Corporate Governance Committee

Other Current Public Company Boards:

•   XOMA Corporation, serving on the Audit Committee and the Compensation Committee (chair)

•   Athersys, Inc., serving on the Audit Committee and the Nominations Committee

•   SiteOne Landscape Supply, Inc., serving on the Audit Committee and the Nominating & Corporate Governance Committee (chair)

Jack L. Wyszomierski has been a director since February 2004. From June 2004 to June 2009, Mr. Wyszomierski served as the Executive Vice President and Chief Financial Officer of VWR International, LLC, a supplier of laboratory supplies, equipment and supply chain solutions to the global research laboratory industry. From 1982 to 2003, Mr. Wyszomierski held positions of increasing responsibility within the finance group at Schering-Plough Corporation, a health care company, culminating with his appointment as Executive Vice President and Chief Financial Officer in 1996. Prior to joining Schering-Plough, he was responsible for capitalization planning at Joy Manufacturing Company, a producer of mining equipment, and was a management consultant at Data Resources, Inc. Mr. Wyszomierski has served: as a member of the board of directors of XOMA Corporation, a publicly held biotech royalty aggregator, since August 2010; as a member of the board of directors of Athersys, Inc., a publicly held company engaged in the discovery and development of therapeutic product candidates, since June 2010; and as a member of the board of directors of SiteOne Landscape Supply, Inc., a publicly held company that distributes landscape supply products, since April 2016. Mr. Wyszomierski previously served as a member of the board of directors of: Unigene Laboratories, Inc., a publicly held biopharmaceutical company, from April 2010 to July 2013; AssuraMed Holding, Inc., a privately held distributor of home healthcare products, from January 2011 until its acquisition by Cardinal Health Inc. in March 2013; and Solenis, Inc., a privately held chemicals producer from August 2014 until its acquisition by Platinum Equity in November 2021. Mr. Wyszomierski holds a M.S. in Industrial Administration and a B.S. in Administration, Management Science and Economics from Carnegie Mellon University.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” EACH NAMED NOMINEE.

2022 Proxy Statement 15

Corporate Governance

Please note that information found on, or accessible through, our website is not a part of, and is not incorporated into, this Proxy Statement.

Corporate Governance Guidelines

We have adopted written Corporate Governance Guidelines, which may be viewed at www.exelixis.com under the caption “Investors & Media—Corporate Governance—Corporate Governance Documents.” This document covers, among other topics, director independence, board composition, structure and functioning, director selection criteria, committees of the board, board and board committee evaluations, overboarding guidelines and our majority voting policy. Our Board regularly reviews, and modifies from time to time, our Corporate Governance Guidelines, Board committee charters and Board practices.

Corporate Code of Conduct

We have adopted a Corporate Code of Conduct, which functions as our Code of Ethics under the SEC rules and applies to all directors, officers and employees, including the principal executive officer and principal financial/accounting officer. The Corporate Code of Conduct is posted on our website at www.exelixis.com under the caption “Investors & Media—Corporate Governance—Corporate Governance Documents.” We intend to satisfy the disclosure requirement under Item 5.05 of Form 8-K regarding an amendment to, or waiver from, a provision of this Corporate Code of Conduct by posting such information on our website, at the address and location specified above and, to the extent required by the listing standards of the Nasdaq Stock Market, by filing a Current Report on Form 8-K with the SEC, disclosing such information.

Our Corporate Code of Conduct reflects our corporate values and describes how our officers, directors, employees and contractors are expected to conduct themselves when representing Exelixis. It also underscores our commitment to strive to comply with laws that regulate our business activities as a biotechnology company. Our employees receive regular training on our Corporate Code of Conduct, which includes consequences of taking actions that would constitute a violation of our Corporate Code of Conduct.

Included in our Corporate Code of Conduct are procedures for employees to report potential violations to our Ethics Committee, which is chaired by our Chief Executive Officer and includes other members of our senior management team. To ensure our employees feel comfortable raising good faith questions or concerns with respect to our Corporate Code of Conduct or our other policies, these reports can be made confidentially (or anonymously) via our Ethics Helpline, and we maintain a strict policy against any retaliation or discrimination towards an employee who makes such a report. The Board, through the Audit Committee, regularly receives reports of disclosures made through the Ethics Helpline, as well as any concerns raised to the Ethics Committee or otherwise submitted through our internal compliance reporting system. The Audit Committee is responsible for the oversight of such matters, or as appropriate, will assign such oversight to another committee of the Board.

Director Independence

We have adopted standards for director independence pursuant to Nasdaq listing standards, which require that a majority of the members of a listed company’s board of directors qualify as “independent,” as affirmatively determined by the board of directors. An “independent director” means a person other than an officer or employee of Exelixis or one of our subsidiaries, or another individual having a relationship that, in the opinion of the Board, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. Consistent with these considerations, after review of all relevant transactions or relationships between each director, or any of his or her family members, and Exelixis, its senior management or its independent registered public accounting firm, the Board has affirmatively determined that Drs. Cohen, Freire, Garber, Marchesi, Papadopoulos, Poste and Willsey, Messrs. Wyszomierski and Feldbaum and Mses. Smith and Wright, who are eleven of the twelve members of the Board, represent a majority of the Board and are independent under applicable SEC rules and the Nasdaq listing standards. Dr. Morrissey, our President and Chief Executive Officer, is not independent by virtue of his employment with Exelixis. In addition, the Board has also determined that: (i) all directors who serve on the Audit, Compensation and Nominating and Corporate Governance Committees are independent under applicable Nasdaq listing standards; and (ii) all members of the Audit Committee meet the independence requirements under the Exchange Act.

Special Note Regarding Independence of Dr. Papadopoulos. Dr. Papadopoulos is considered a “co-founder” of Exelixis as a result of financial contributions he made during the earliest part of its history and his role in assembling and advising the

16 Exelixis, Inc.

Proposal 1 | Corporate Governance

scientists who ultimately served as the company’s earliest management team. However, he has never been employed by us or otherwise involved with any daily business operations and, moreover, Exelixis’ management team today is composed of entirely different individuals from the company’s earliest management team. Accordingly, the Board has determined that Dr. Papadopoulos is independent under applicable SEC rules and the Nasdaq listing standards and is qualified to serve as our Chair and on our Audit Committee, as the Board believes that he has no interest, business or other relationship (including no family relationships) that could, or could reasonably be perceived to, materially interfere with his ability to act in the best interests of Exelixis.

Board Leadership Structure

The Board does not have a formal policy on whether the role of Chair and Chief Executive Officer should be separate or combined. Our Corporate Governance Guidelines provide that the Board will select its Chair and the Chief Executive Officer in the manner it considers to be in the best interests of our company. Currently, we have an independent Chair of the Board separate from the Chief Executive Officer. The Board believes this bifurcated structure provides for independent oversight of management and strong Board leadership, while allowing for the effective management of company affairs. The Board believes that if the positions of Chair and Chief Executive Officer are combined, the appointment of a lead independent director would be necessary for effective governance. Accordingly, our Corporate Governance Guidelines provide that if the roles are combined, the independent directors of the Board must appoint a lead independent director. Our Corporate Governance Guidelines further provide that the lead independent director would: (i) preside at all meetings of the Board at which the Chair is not present, including executive sessions of the independent directors; (ii) have the authority to call meetings of the independent directors; (iii) serve as the principal liaison on Board-wide issues between the independent directors and the Chair; and (iv) have such other authority and duties as the Board may from time to time determine. The Board believes that this flexible approach provides it with the ability to establish a leadership structure that, based upon its judgment, is in the best interests of our company and those of our stockholders at any given time.

Role of the Board in Risk Oversight

Management is responsible for assessing, managing and mitigating the various risks associated with our business and operational activities, including, without limitation, strategic, operational, financial, regulatory and cybersecurity risks that may exist from time to time. Management has implemented appropriate risk management structures, policies and procedures, and manages our risk exposure on a day-to-day basis. In accordance with our Corporate Governance Guidelines, the Board, both directly and through its committees (including the Risk Committee formed in December 2019), oversees the proper functioning of our internal risk management processes. In their specific risk oversight roles, the Board and the Risk Committee evaluate whether management has reasonable controls in place to address material risks currently facing our company and those we may face in the future. The Board, the Risk Committee and other committees meet at regularly scheduled and special meetings throughout the year at which management reports to the Board concerning the results of its risk management activities, as well as external changes that may change the levels of business risk to which we are exposed.

The Board delegates certain of its risk oversight responsibilities to its various committees as follows:

››

Our Audit Committee oversees the management of risks relating to financial reporting or fraud, securities trading and tax matters. Our Audit Committee also reviews any proposed related party transactions to ensure we do not engage in transactions that would create a conflict of interest or result in harm to us.

››

Our Compensation Committee periodically assesses our compensation policies and practices, including structuring and reviewing our executive compensation programs, in order to determine whether any such policies or practices are reasonably likely to have a material adverse effect on us. Our Compensation Committee also assists the Board in its oversight of our human capital management function.

››

Our Nominating and Corporate Governance Committee oversees our governance practices and the management of related risks, including director independence and Board composition and succession of both the Board and CEO, and the development and administration of our Code of Conduct.

››

Our Research & Development Committee evaluates risks associated with the scientific discovery process, preclinical and clinical development programs, to the extent not within the purview of the Risk Committee’s oversight of our compliance programs.

››

Our Risk Committee assists the Board with oversight of our internal risk management framework, policies, guidelines and infrastructure, and, if called for, its administration of government and other investigations and

2022 Proxy Statement 17

material litigation matters. The Risk Committee receives reports from management’s Ethics Committee and also oversees management in the dispatch of its responsibility to administer our various compliance programs, including, but not limited to, data privacy (including cybersecurity), drug safety, healthcare compliance and quality management. Finally, the Risk Committee oversees our business and operational risks that are not specifically allocated to the Board or another committee of the Board. The Risk Committee provides periodic reports to the full Board.

Senior management presents the full Board with frequent business updates during monthly teleconferences, at which time the Board provides management with feedback, makes recommendations and, as needed, issues directives to address our risk exposure.

Prohibitions on Derivative, Hedging, Monetization and Other Transactions

We maintain an insider trading policy that applies to directors and employees, including our executive officers, which prohibits certain transactions in our stock, including short sales, puts, calls or other transactions involving derivative securities, hedging or monetization transactions, purchases of Exelixis securities on margin or borrowing against an account in which Exelixis securities are held, or, subject to the following exception, pledging Exelixis stock as collateral for a loan. There are no exceptions to these prohibitions, other than the pledging of Exelixis stock as collateral for a loan, which requires prior approval of Exelixis’ Securities Compliance Committee (comprising senior members of our legal and finance teams). Before granting the exception, the Securities Compliance Committee will require such director or employee to establish his or her financial capacity to repay the loan without resort to the pledged securities, and the pledged securities may not be sold without the advance written consent of the Securities Compliance Committee. As of the date of this Proxy Statement, no shares of Exelixis stock are pledged by any of our directors or executive officers.

Corporate Responsibility and Sustainability

Exelixis’ mission is to help cancer patients recover stronger and live longer. As we strive to extend and improve cancer patients’ lives, we recognize the need also to contribute positively to society as a whole. To that end, Exelixis expects that its employees will commit to the highest standards of ethical behavior and maintain values and principles that reflect both global awareness and sustainability. This entails integrating environmental, social and governance (ESG) considerations directly into our research and development projects, business operations and investment processes as we strive to create sustained value for all our stakeholders by translating science into impact for patients and all those we serve.

18 Exelixis, Inc.

Proposal 1 | Corporate Governance

We seek to achieve these commitments through a number of initiatives, including those listed below:

Our Governance and Compliance

At Exelixis, we recognize that good governance, corporate responsibility and accountability are critical to our quest to treat and defeat cancer. We embed strong compliance practices and oversight into our scientific and business activities with the goal that these business activities be conducted in a legal and ethical manner and in the best interests of all Exelixis’ stakeholders, in particular, the patients we serve.

Program Highlights:

•	Strong internal governance structure relies upon the management-level Ethics Committee and its subcommittees, overseen by the Board-level Risk Committee

•	Requirement for systematic and periodic reporting to senior management and our Board of Directors on matters relating to our Corporate Code of Conduct, including responding to and escalating key issues and concerns as needed

•	Commitment to high standards and ethics across all departments and company stakeholders, as reflected by our internal policies, including our Policy for Recoupment of Variable Compensation (Clawback Policy)

•	Comprehensive training programs covering various compliance matters and utilizing both live (in-person or virtual) classroom sessions and interactive online modules.

Access to Health

At Exelixis, we value being exceptional in what we do and how we lead, excelling for patients by going the extra mile to care for them and exceeding together as a business and contributor to the scientific community. We dedicate substantial financial resources and work tirelessly in our efforts to offer patients high-quality, safe and effective cancer treatments. Moreover, once our products are available, our goal is to ensure that no patient prescribed an Exelixis medicine will go without it due to lack of insurance or inability to pay.

Program Highlights:

•	Long history of dedicated research and development efforts, focused on creating better treatments for patients

•	Thoughtful pricing decisions that account for patient access (including discounting and rebates for certain group purchases), reinvestment designed to improve our drugs and production costs

•	Exelixis Access Services (EASE), a comprehensive resource that provides co-pay assistance, allows qualifying uninsured or underinsured patients to receive medication free of charge and connects patients with healthcare providers to assist with their treatment

•	Launch of Inclusiveness Initiative to improve representation of diverse communities in Exelixis-sponsored clinical trials

2022 Proxy Statement 19

Taking Responsibility for Our Products

The well-being of patients is a top priority for us. Our Corporate Code of Conduct holds every Exelixis employee accountable to safe and ethical standards of work and behavior, and is designed to ensure our products are developed in compliance with Good Practice quality guidelines. As a core reflection of Exelixis values, product responsibility is monitored by teams with a direct chain of reporting to our Ethics Committee and overseen by our Board of Directors. This process is designed to allow us to escalate and address issues quickly and holistically.

Program Highlights:

•	Quality assurance program designed to ensure safe and ethical development and manufacturing practices

•	Initiatives designed to provide transparency to clinical patients regarding important study considerations and pseudonymization of all patient data designed to protect sensitive personal information

•	Anticounterfeiting and serialization practices designed to safeguard product integrity in our supply chain and system to manage product recalls (should one become necessary)

Environmental

Exelixis is committed to conducting business in a way that respects our environment and the Earth’s changing climate, and that is also consistent with serving the well-being of our patients, employees and all our stakeholders. We have already incorporated many environmentally sustainable practices into our facilities and operations, and we plan to incorporate more of these practices as we continue to grow.

Program Highlights:

•	Continued implementation of more energy-efficient systems in our headquarters and use of renewable energy sources, including for additional office space currently under construction

•	Employee commuter programs designed to take cars off the road, as well as electric vehicle charging stations, which together reduce emission of greenhouse gases

•	Waste reduction practices with an emphasis on recycling by employees and a commitment to adherence to applicable laws and regulations that govern the handling and disposal of hazardous materials

Human Capital Management and Workforce Diversity

Our mission to help cancer patients recover stronger and live longer depends on the talent and dedication of our employees. We therefore invest in building their collective strength as a team by hiring the best qualified candidates available and fostering growth opportunities for individuals. At Exelixis, we value being exceptional in what we do and how we lead, excelling for patients by going the extra mile to care for them and exceeding together as a business and contributor to the scientific community.

Program Highlights:

•	Integrate our strong corporate values into our new hire interview process, performance evaluations and promotion criteria

•	Support of diversity in our workforce (with 48% and 46% of managerial roles held by non-whites and women, respectively, as of the end of fiscal 2020) and insistence upon anti-discrimination in hiring and promotion practices

•	Comprehensive safety measures in response to COVID-19 pandemic, combined with regular inspections and training to promote general workplace safety and low rate of accidents

•	Competitive benefits programs to recruit and retain talented employees and a collaborative workplace culture that fosters individual development while embodying our corporate values

20 Exelixis, Inc.

Proposal 1 | Corporate Governance

Further information about our ESG programs and sustainability efforts is available on our website at www.exelixis.com under the caption “Impact—Environmental, Social and Governance.” In addition, we plan to issue our first annual corporate sustainability report during 2022, which will address the ESG programs and sustainability efforts in more detail.

Stockholder Communications with the Board

The Board welcomes communications from Exelixis’ stockholders. Stockholders may communicate with the Board by sending a written communication to “Exelixis, Inc., Board of Directors c/o Corporate Secretary, 1851 Harbor Bay Parkway, Alameda, California 94502.” Stockholders may also communicate with the Board by facsimile at (650) 837-7951 or by e-mail at info@exelixis.com, with each of the foregoing sent with “Attn: Board of Directors” in the “Subject” line.

Each communication must set forth the name and address of the stockholder as it appears in the Exelixis’ records (and, if the stock is held by a nominee, the name and address of the beneficial owner of the stock). After confirming the stock ownership of the author of the communication, the Corporate Secretary will review and evaluate the communication, and shall have the authority to and will screen out communications from stockholders that are not directly related to the duties and responsibilities of the Board. The Corporate Secretary may also disregard duplicative communications. If deemed directly related to the duties and responsibilities of the Board, the Corporate Secretary will forward the communication, depending on the subject matter, to the Chair of the Nominating and Corporate Governance Committee, the Chair of the Audit Committee, the Chair of the Board, the independent directors, or the full Board, as deemed appropriate.

Stockholder Outreach

We maintain a robust program for stockholder outreach to elicit a better understanding of the concerns and perspectives of our stockholder base, and we have implemented the feedback received from our stockholders into our executive compensation program, human capital management practices, diversity, equity and inclusion programs and initiatives, governance practices, ESG disclosures and other areas of our business. For additional details about our stockholder outreach efforts during fiscal 2021, please see “Compensation Discussion and Analysis—How We Determine Executive Compensation—Stockholder Outreach.”

Stock Ownership Guidelines for Non-Employee Directors

We maintain Stock Ownership Guidelines for our directors and Named Executive Officers (as defined below) to further align their financial interests with those of our stockholders, as well as to promote sound corporate governance. For our non-employee directors, we amended our Stock Ownership Guidelines in February 2021 to provide an ownership target of the value equivalent to 5 times the annual cash Board retainer, an increase from the prior target of the lesser of the value equivalent to 3 times the annual cash Board retainer or 3,000 shares. All non-employee directors are expected to achieve their stock ownership targets within five years of becoming subject to these guidelines. The policy includes procedures for granting exemptions in the case of severe financial hardship. Ownership targets for our Named Executive Officers (including those serving on our Board) are described below under  “Compensation Discussion and Analysis—Other Compensation Information—Stock Ownership Guidelines for Named Executive Officers.”

In determining ownership levels for each non-employee director under our Stock Ownership Guidelines, credit is provided for shares held outright (including shares owned through trusts, the Amended and Restated Exelixis, Inc. 401(k) Plan (401(k) Plan), or by a spouse), as well as 50% of the number of vested, but unexercised, stock options. No credit is provided for RSUs (as defined below) until they vest. The values for all shares determined to be held by our non-employee directors and Named Executive Officers are based on the 200-day average stock price as of the measurement date. As of February 28, 2022, all of our non-employee directors had met the required ownership targets, with the exception of Ms. Wright, who joined the Board in December 2021 and is not required to achieve her stock ownership target until December 2026.

Board Committees and Meetings

The Board held four meetings during 2021, and all of our directors attended at least 75% of the total meetings of the Board and of the committees on which they served. The independent directors met four times in regularly scheduled executive sessions.

During 2021, the Board had five standing committees: the Audit Committee; the Compensation Committee; the Nominating and Corporate Governance Committee; the Research & Development Committee; and the Risk Committee.

2022 Proxy Statement 21

Committee membership in 2021 was as follows:

Board Member	Audit Committee	Compensation Committee	Nominating and Corporate Governance Committee	Research & Development Committee	Risk Committee

Charles Cohen, Ph.D.^	Member*	Chair		Member

Carl B. Feldbaum, Esq.			Member		Chair

Maria C. Freire, Ph.D.			Member	Member	Member

Alan M. Garber, M.D., Ph.D.			Chair	Member

Vincent T. Marchesi, M.D., Ph.D.		Member		Member

Stelios Papadopoulos, Ph.D.	Member*			Member

George Poste, DVM, Ph.D., FRS				Chair	Member

Julie A. Smith	Member*	Member

Lance Willsey, M.D.		Member		Member

Jacqueline Wright**			Member		Member

Jack L. Wyszomierski	Chair*		Member

Number of Meetings Held in Fiscal 2021	4	16	3	4	2

^	Dr. Cohen is not standing for re-election at the Annual Meeting.
*	Designated by the Board as an “audit committee financial expert.”
**	Ms. Wright became a director on December 16, 2021, and was also appointed to the Nominating and Corporate Governance Committee and Risk Committee on December 16, 2021.

Audit Committee

The Audit Committee assists the Board in overseeing our financial reporting process and ensuring the integrity of our financial statements. The Audit Committee is composed entirely of independent directors and performs several functions, including:

•  Evaluating the performance, qualifications, compensation and continued engagement of the independent registered public accounting firm, as well as resolving any disagreements between the independent registered public accounting firm and management

• Reviewing our tax strategy, the status of any material tax audits and proceedings and any other material tax matters

• Reviewing, providing oversight of, and approving related person transactions	• Reviewing the financial statements for inclusion in our Annual Report on Form 10-K and preparing the Audit Committee’s report for inclusion in our Proxy Statement or Annual Report on Form 10-K

• Establishing procedures to receive and address complaints regarding accounting, internal accounting controls or auditing matters	• Reviewing the results of the annual audit and the results of our quarterly financial statement reviews with management and the independent registered public accounting firm

• Overseeing our management of risks relating to financial reporting or fraud, securities trading and tax matters	• Serving as the Qualified Legal Compliance Committee within the meaning of Rule 205.2(k) of Title 17, Chapter II of the Code of Federal Regulations

• Maintaining compliance with SEC and Nasdaq rules applicable to audit committees	• Reviewing and approving our decisions to enter into certain swaps and other derivatives transactions, as well as our overall hedging strategy

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Proposal 1 | Board Committees and Meetings

The Board has determined that each member of the Audit Committee is an “audit committee financial expert” as defined in applicable SEC rules. Although Mr. Wyszomierski, the Chair of our Audit Committee, also serves as a director and a member of the audit committee for three other publicly traded companies, he attended all Exelixis Board and Audit Committee meetings during 2021 and makes himself generally available to assist or advise Exelixis management.

The Audit Committee’s report is set forth in “Report of the Audit Committee” below. The Audit Committee has a written charter, which is available on our website at www.exelixis.com under the caption “Investors & Media—Corporate Governance—Committee Composition and Charters.”

Compensation Committee

The Compensation Committee assists the Board in overseeing our compensation policies, plans and programs. The Compensation Committee is composed entirely of independent directors and performs several functions, including:

• Reviewing and determining the compensation to be paid to executive officers	• Reviewing our Compensation Discussion and Analysis and preparing the Compensation Committee’s report for inclusion in our Proxy Statement

• Addressing any conflict of interest with any compensation adviser engaged by management or the Compensation Committee	• Establishing general policies relating to compensation and benefits of employees, including executive officers

• Evaluating director compensation and recommending any changes to the Board for approval	• Administering the issuance of equity awards under our stock plans

•  Assisting the Board in its oversight of our policies and strategies relating to our human capital management function, including recruiting, retention, career development and progression, non-CEO management succession, diversity and employment practices

• Assessing compensation policies and practices in order to determine whether they are reasonably likely to have a material adverse effect on us.

The Compensation Committee’s report is set forth in “Compensation Committee Report ” below. Information on the Compensation Committee’s processes and procedures for consideration of executive compensation are addressed in “Compensation Discussion and Analysis” below. For information regarding our processes and procedures for the consideration and determination of director compensation, please see “Compensation of Directors” below. The Compensation Committee has a written charter, which is available on our website at www.exelixis.com under the caption “Investors & Media—Corporate Governance—Committee Composition and Charters.” In accordance with its charter, the Compensation Committee also may delegate any of its authority or responsibility to the Chair of the Compensation Committee or to a subcommittee composed of one or more members of the Compensation Committee and/or other members of the Board and/or officers of Exelixis.

Compensation Consultants. The Compensation Committee retained Aon’s Human Capital Solutions practice a division of Aon plc (Aon), a compensation consulting firm serving technology and life sciences companies, as its external compensation consultant to assist the Compensation Committee in its duties related to executive and non-employee director compensation during 2021. In this capacity, Aon reported directly to the Compensation Committee or through its Chair. In addition, at the direction of the Compensation Committee, management retained Aon, principally to provide benchmark and industry compensation data for executive and broad-based compensation analyses. In consideration for compensation related services provided during 2021 we paid Aon an aggregate of $184,842. Aon’s affiliate Radford provided our management with access to the Radford Global Life Sciences Survey, Radford Global Technology Survey, Radford Global Sales Survey, Radford U.S. Benefits Survey and similar materials, for which we paid Radford an aggregate of $32,695 in 2021. Aon is also an affiliate of Aon Risk Services, which provided insurance brokerage services to us during 2021 at a total cost of $240,000. See “Compensation Discussion and Analysis” for more information regarding the Compensation Committee’s engagement of Radford.

2022 Proxy Statement 23

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee oversees all aspects of our corporate governance functions on behalf of the Board. The Nominating and Corporate Governance Committee is composed entirely of independent directors and performs several functions, including:

• Overseeing our governance practices, including reviewing and recommending to the Board for approval any changes to our corporate governance framework	• Ensuring effective communication between the Board, its committees and management, as well developing and administering policies and procedures for stockholders’ communications to the Board

• Conducting periodic assessments of the performance of the Board and its committees and compliance with SEC and Nasdaq requirements for independence and expertise	• Facilitating our CEO Succession Plan in the event our Chief Executive Officer is no longer able to serve in that position

• Identifying, reviewing and evaluating candidates to serve as directors and recommending qualified candidates to the Board	• Developing a set of Corporate Governance Guidelines, as well as administering our Corporate Code of Conduct

•  Conducting periodic assessments of sustainability strategy and policies (including ESG matters), and overseeing management in their implementation and the preparation of public disclosures pertaining to ESG programs and sustainability efforts

The Nominating and Corporate Governance Committee has a written charter, which is available on our website at www.exelixis.com under the caption “Investors & Media—Corporate Governance—Committee Composition and Charters.”

Director Qualifications; Diversity. The Nominating and Corporate Governance Committee does not have a fixed set of minimum qualifications for candidates for membership on the Board. Instead, in considering candidates for directorship, the Nominating and Corporate Governance Committee will generally consider all relevant factors, including the candidate’s applicable expertise and demonstrated excellence in his or her field, the usefulness of such expertise to us, the availability of the candidate to devote sufficient time and attention to the affairs of Exelixis, the existence of any relationship that would interfere with the exercise of the candidate’s independent judgment, and the candidate’s demonstrated character and judgment. In addition, the Board believes that its members should reflect a diversity of viewpoints, background, experience and other characteristics such as gender and race. Accordingly, when evaluating candidates for nomination as new directors, the Nominating and Corporate Governance Committee considers (and will ask any search firm that it engages to provide) candidates who would contribute to Board diversity, including women and individuals from historically underrepresented communities who meet the relevant business and search criteria. Both the Nominating and Corporate Governance Committee and full Board evaluate the effectiveness of this diversity policy as part of their periodic performance assessments. In the director candidate review process, the Nominating and Corporate Governance Committee evaluates prospective candidates for directorship in the context of the existing membership of the Board (including the qualities and skills of the existing directors), our operating requirements and the long-term interests of our stockholders.

The Nominating and Corporate Governance Committee regularly evaluates the needs of the Board with respect to skills and experiences that may be filled by a new director candidate. In addition, the Nominating and Corporate Governance Committee is authorized to access external resources as it deems necessary or appropriate to fulfill its defined responsibilities, including engagement of executive search firms to help identify director candidates.

Director Nominations. The Nominating and Corporate Governance Committee considers and assesses all candidates recommended by our directors, officers and stockholders. Evaluations of candidates generally involve a review of background materials, internal discussions and interviews with selected candidates as appropriate. If, after its review, the Nominating and Corporate Governance Committee supports a candidate, it would recommend the candidate for consideration by the full Board. The Nominating and Corporate Governance Committee considers stockholder recommendations for directors using the same criteria as potential nominees recommended by the members of the

24 Exelixis, Inc.

Proposal 1 | Board Committees and Meetings

Nominating and Corporate Governance Committee or others. The Nominating and Corporate Governance Committee has not received any recommended nominations from any stockholder holding 5% or more of our common stock in connection with the Annual Meeting.

Stockholders who wish to recommend individuals for consideration by the Nominating and Corporate Governance Committee to become nominees for election to the Board may do so by delivering a written recommendation to the Nominating and Corporate Governance Committee within the timeframe specified in our Bylaws that is applicable to matters to be brought before an annual meeting of stockholders as set forth under “Questions and Answers About These Proxy Materials and Voting” above. Such communications should be sent to the following address: Exelixis, Inc., 1851 Harbor Bay Parkway, Alameda, California 94502, Attn: Nominating and Corporate Governance Committee of the Board. Submissions must include (a) the name, age, business address and residence address of such person, (b) the principal occupation or employment of such person, (c) the class and number of shares of the corporation which are beneficially owned by such person, (d) a description of all arrangements or understandings between the stockholder and each nominee and any other person or persons (naming such person or persons) pursuant to which the nominations are to be made by the stockholder, (e) a statement whether such person, if elected, intends to comply with our Corporate Governance Guidelines, including with respect to matters relating to the election of directors, and (f) any other information relating to such person that is required to be disclosed in solicitations of proxies for election of directors, or is otherwise required, in each case pursuant to Regulation 14A under the 1934 Act (including without limitation such person’s written consent to being named in the proxy statement, if any, as a nominee and to serving as a director if elected).

Performance Assessments. The Nominating and Corporate Governance Committee performs periodic assessments of the performance of the Board and its committees. As part of this process, each director, under the direction of the Nominating and Corporate Governance Committee, completes an annual assessment questionnaire for the full Board and each committee on which such director serves to evaluate, anonymously, the overall performance of the Board and its committees and identify areas for improvement. The factors considered in the annual assessment questionnaires include, but are not limited to: the appropriateness of the size of the Board; whether the directors possess the skills and expertise appropriate for the company; the effectiveness of the Board’s selection criteria for new director candidates (including with respect to the Board’s diversity policy); the overall effectiveness of and efficient use of time at Board and committee meetings; and the process for management to report important information to committees or the full Board, as appropriate. The annual assessment questionnaires also provide each director with an opportunity to provide open-ended responses with respect to ways to improve Board and/or committee performance. In addition, as part of the performance assessment process during certain years, each director will interview with an independent legal counsel to the Board to discuss his or her perspectives about the Board’s performance, as well as corporate governance goals and potential risks facing the company, and summaries of these interviews are then reported to the Board. The Nominating and Corporate Governance Committee and the full Board also seek input from management and external advisors as part of the performance assessment process.

Research & Development Committee

The Research & Development Committee assists the Board in overseeing various scientific matters related to our drug discovery and preclinical and clinical development programs. The Research & Development Committee is composed entirely of independent directors and performs several functions, including:

• Overseeing our clinical development program and internal drug discovery activities	• Evaluating and discussing trends in the oncology treatment landscape and potential effects on our pipeline strategy and other business needs

• Reviewing the progress of preclinical assets that we have in-licensed or acquired and evaluating potential future business development opportunities	• Advising the Board on other matters of scientific importance as the Board, in consultation with management, may designate from time to time

2022 Proxy Statement 25

Risk Committee

The Risk Committee of the Board assists the Board in overseeing management’s responsibility to assess, manage and mitigate risks associated with our business and operational activities. The Risk Committee is composed entirely of independent directors and performs several functions, including:

• Reviewing our overall risk management framework and infrastructure designed to identify, assess, manage and mitigate our material risks

•  Overseeing management’s administration of our various compliance programs, including, but not limited to, those relating to data privacy (including cybersecurity), drug safety, healthcare compliance and quality management

• Reviewing the policies, guidelines and practices aimed at the management of business and operational risks	• Overseeing management’s administration of government and other investigations and material litigation matters

•  Overseeing management’s identification, assessment and management of our business and operational risks not specifically allocated to the Board or another committee of the Board, and obtaining periodic reports from our Ethics Committee

• Evaluating and discussing trends in the relevant areas of risk management and advising the Board on best practices with respect to risk management strategy and implementation

Annual Meeting; Attendance

The Board does not have a formal policy with respect to the attendance of its members at Annual Meetings of Stockholders. Drs. Papadopoulos, Cohen and Morrissey were in attendance at the 2021 Annual Meeting of Stockholders.

26 Exelixis, Inc.

Compensation of Directors

COMPENSATION OF DIRECTORS

Overview of Director Compensation

The compensation program for our non-employee directors is intended to be competitive and fair so that we can attract optimal talent to our Board and recognize the time and effort required of a director given the size and complexity of our operations. In accordance with its charter, our Compensation Committee is responsible for recommending to the Board for approval the annual compensation for our non-employee directors and acts on behalf of the Board in discharging the Board’s responsibilities with respect to overseeing our compensation policies for non-employee directors. To assist with the Compensation Committee’s and the Board’s review, the Compensation Committee’s external compensation consultant prepares a comprehensive annual assessment of our non-employee director compensation program. The assessment includes benchmarking director compensation against the same 2021 peer group used for executive compensation purposes, an update in recent trends in director compensation and a review of related corporate governance best practices.

Cash Compensation Arrangements

Each non-employee director receives an annual cash retainer for his or her service on the Board, as well as an additional annual cash retainer if he or she serves as the Chair of the Board, on a committee or as the chair of a committee. In addition, our non-employee directors receive meeting fees for attendance at each Board meeting or at each of their respective committee meetings in excess of the pre-determined number of meetings for the fiscal year, which is included in the full description of the 2021 cash compensation arrangements for our non-employee directors in the table below.

The table below provides information regarding the cash compensation arrangements for our non-employee directors for 2021. Dr. Morrissey receives no compensation in his capacity as a member of the Board.

Service	Fee Type	Cash Compensation ($)
Board	Retainer Fee	50,000
	Additional Chair Retainer Fee	31,000
	Meeting Fee (1)(2)	2,500
Audit Committee	Retainer Fee	12,000
	Additional Chair Retainer Fee	13,000
	Meeting Fee (1)(3)	1,000
Compensation Committee	Retainer Fee	10,000
	Additional Chair Retainer Fee	10,000
	Meeting Fee (1)(3)	1,000
Nominating & Corporate Governance Committee	Retainer Fee	5,000
	Additional Chair Retainer Fee	10,000
	Meeting Fee (1)(4)	1,000
Research & Development Committee	Retainer Fee	5,000
	Additional Chair Retainer Fee	10,000
	Meeting Fee (1)(4)	1,000
Risk Committee	Retainer Fee	5,000
	Additional Chair Retainer Fee	10,000
	Meeting Fee (1)(4)	1,000

(1)	Meeting for which minutes are generated count toward the meeting threshold to determine when Meeting Fees are to be paid.
(2)	Meeting Fee paid for all meetings in excess of eight meetings.
(3)	Meeting Fee paid for all meetings in excess of seven meetings.
(4)	Meeting Fee paid for all meetings in excess of four meetings.

All cash compensation is paid to each director in arrears on a quarterly basis for services performed during the prior fiscal quarter.

2022 Proxy Statement 27

Equity Compensation Arrangements

Our non-employee directors are also eligible to receive equity as part of their Board service, including an initial award upon joining the Board and an annual award on the day following each annual meeting of stockholders. Grants to our non-employee directors are made under our 2017 Equity Incentive Plan (2017 Plan), pursuant to the Non-Employee Director Equity Compensation Policy, as amended (Directors’ Policy), as adopted by the Board. To address changes in the trading price of our common stock, we utilize a value-based approach for determining the number of shares subject to non-employee director equity awards. Under the terms of the Directors’ Policy, the aggregate value of each one-time initial award is $680,000, and the aggregate value of each annual award is $400,000. The value of each initial award and annual award is then divided approximately evenly between a nonstatutory stock option and a restricted stock unit (RSU) award. However, each non-employee director may instead elect to receive the full value of his or her annual award in the form of either RSUs or nonstatutory stock options.

Under the Directors’ Policy, the total number of options and RSUs granted as part of each initial award and annual award is determined using a formula based upon the Black-Scholes Merton option pricing model and the average of the daily closing sale prices of our common stock for the trading days during the 30-day calendar period ending on (and including) the last calendar day immediately prior to the relevant grant date. The value of each award, as determined in accordance with the Directors’ Policy, may be greater or lesser than the grant date fair value computed for financial reporting purposes and reflected in the “Director Compensation Table” below. This is a result of the different calculation employed to determine the grant date fair value, which uses a formula based upon the Black-Scholes Merton option pricing model and the closing sale price of our common stock on the grant date.

Options granted under the 2017 Plan in accordance with the Directors’ Policy are not incentive stock options under the Internal Revenue Code of 1986, as amended (the Code). The exercise price of each initial and annual stock option granted under the 2017 Plan is equal to 100% of the fair market value of a share of common stock on the grant date. Under the terms of the Directors’ Policy, the one-time initial options are immediately exercisable, but shares issued upon early exercise are subject to a repurchase right and will vest at the rate of 25% of the underlying shares on the first anniversary of the grant date and monthly thereafter over the next three years. The annual options are immediately exercisable, but shares issued upon early exercise are subject to a repurchase right and will vest at the rate of 100% of the underlying shares on the first anniversary of the grant date.

As long as the non-employee director continues to serve with us or with an affiliate of ours, the options continue to vest and be exercisable during their terms, and shares issued upon early exercise continue to vest. When the option holder’s service terminates, we have the right to repurchase any unvested shares acquired upon exercise of the option at the original exercise price without interest. The post-termination exercise period for the vested portion of options granted to our non-employee directors is generally set to terminate the earlier of three years after a non-employee director’s service terminates or the remainder of the term of the option, as described in the form of option agreement for non-employee directors under the 2017 Plan (not to exceed seven years from the date of grant).

The initial RSU awards vest at the rate of 25% of the underlying shares on each of the first four anniversaries of the grant date, and the annual RSU awards vest at the rate of 100% of the underlying shares on the first anniversary of the grant date, in each case so long as the non-employee director continues to serve with us or with an affiliate of ours.

In the event of a change in control, 100% of the non-employee director’s outstanding and unvested equity awards will immediately vest, and any applicable repurchase rights we may have will terminate.

On December 16, 2021, Ms. Wright joined the Board and became eligible to receive an initial equity award having an aggregate value equal to approximately $680,000, pursuant to the terms of the Directors’ Policy. Accordingly, on December 16, 2021, the Board granted Ms. Wright a one-time initial award, the value of which was divided approximately evenly between a nonstatutory stock option and an RSU award consisting of (i) an option to purchase 41,717 shares of our common stock and (ii) an RSU award representing 20,858 shares of our common stock.

Reimbursement of Expenses

The members of the Board are eligible for reimbursement of certain expenses incurred in connection with their attendance at Board meetings and their service on the Board in accordance with our policy.

28 Exelixis, Inc.

Compensation of Directors

Meaningful Limits on Director Compensation

The aggregate value of all compensation granted or paid to any individual solely for service as a non-employee director may not exceed (a) $750,000 in total value with respect to any calendar year after a non-employee director is first appointed or elected to the Board or (b) $1,500,000 in total value with respect to the calendar year during which a non-employee director is first appointed or elected to the Board, in each case calculating the value of any stock awards based on the grant date fair value of such awards for financial reporting purposes. These limits on non-employee director compensation were approved by our stockholders and are included in our 2017 Plan.

Director Compensation Table

The following table shows compensation information for our non-employee directors for the fiscal year ended December 31, 2021.

Director Compensation for Fiscal 2021

	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)	Option Awards ($)(2)	Total ($)

Charles Cohen, Ph.D.	96,000	—	353,120	449,120

Carl B. Feldbaum, Esq.	70,000	—	353,120	423,120

Maria C. Freire, Ph.D.	65,000	186,562	174,702	426,264

Alan M. Garber, M.D., Ph.D.	70,000	—	353,120	423,120

Vincent T. Marchesi, M.D., Ph.D.	74,000	186,562	174,702	435,264

Stelios Papadopoulos, Ph.D.	98,000	369,212	—	467,212

George Poste, DVM, Ph.D., FRS	70,000	369,212	—	439,212

Julie A. Smith	80,000	369,212	—	449,212

Lance Willsey, M.D.	72,000	—	353,120	425,120

Jacqueline Wright (3)	—	367,727	336,193	703,920

Jack L. Wyszomierski	80,000	186,562	174,702	441,264

(1)

On May 27, 2021, each of Drs. Freire, Marchesi, Papadopoulos and Poste, Ms. Smith, and Mr. Wyszomierski were granted an RSU award pursuant to the Directors’ Policy. Each of Drs. Papadopoulos and Poste, and Ms. Smith elected to receive 100% of their annual award in the form of RSU awards, while each of Drs. Freire and Marchesi, and Mr. Wyszomierski elected to receive approximately 50% of their annual award in the form of an RSU award and 50% of their annual award in the form of options to purchase our common stock. Amounts shown in this column reflect the grant date fair value of the RSU award as computed in accordance with Financial Accounting Standards Board, Accounting Standards Codification Topic 718 (ASC 718). See “Equity Compensation Arrangements” above for a description of the RSU awards made to non-employee directors on May 27, 2021.

Only one RSU award was granted to each of Drs. Freire, Marchesi, Papadopoulos and Poste, Mses. Smith and Wright and Mr. Wyszomierski during fiscal 2021 and, accordingly, the grant date fair value of that RSU award is reflected in the table. The aggregate number of shares subject to all RSUs held by each of these non-employee directors as of December 31, 2021, is as follows: Dr. Freire—11,829 Dr. Marchesi—8,299; Dr. Papadopoulos—16,424; Dr. Poste—16,424; Ms. Smith—16,424; Ms. Wright—20,858 and Mr. Wyszomierski—8,299. None of the other non-employee directors received any RSU awards during fiscal 2021, and none of the other non-employee directors held any outstanding RSU or other stock awards as of December 31, 2021.

(2)

On May 27, 2021, seven of our non-employee directors were granted an option to purchase our common stock pursuant to the Directors’ Policy. Each of Drs. Cohen, Garber and Willsey, and Mr. Feldbaum elected to receive 100% of their annual award in the form of options to purchase our common stock, while each of Drs. Freire and Marchesi, and Mr. Wyszomierski elected to receive approximately 50% of their annual award in the form of options to purchase our common stock and approximately 50% of their annual award in the form of an RSU award. Amounts shown in this column reflect the aggregate grant date fair value for the option awards granted in fiscal 2021 as computed in

2022 Proxy Statement 29

accordance with ASC 718. The assumptions used to calculate the value of option awards are set forth in Note 8 of the Notes to Consolidated Financial Statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2021, filed with the SEC on February 18, 2022. There can be no assurance that the options will ever be exercised (in which case no value will actually be realized by the director) or that the value on exercise of stock options will be equal to the grant date fair value shown in this column. See “Equity Compensation Arrangements” above for a description of the option grants made to non-employee directors on May 27, 2020.

Only one stock option award was granted to each of Drs. Cohen, Freire, Garber, Marchesi and Willsey, Ms. Wright, and Messrs. Feldbaum and Wyszomierski during fiscal 2021 and, accordingly, the grant date fair value of that stock option is reflected in the table. The aggregate number of shares subject to all stock options held by each of our current non-employee directors as of December 31, 2021, is as follows: Dr. Cohen—161,598; Mr. Feldbaum—221,598; Dr. Freire—96,802; Dr. Garber—241,598; Dr. Marchesi—80,248; Dr. Papadopoulos—48,194; Dr. Poste—88,194; Ms. Smith—139,919; Dr. Willsey—241,598; Ms. Wright—41,717; and Mr. Wyszomierski—160,248.

(3)

On December 16, 2021, Ms. Wright was granted an RSU award representing 20,858 shares of our common stock and an option to purchase 41,717 shares or our common stock, together comprising her initial award in connection with her joining the Board. The grant date fair value of the RSU component of her initial award was $367,727, and the grant date fair value of the option component of her initial award was $336,193, in each case as computed in accordance with ASC 718. The assumptions used to calculate the value of this option award are set forth in Note 8 of the Notes to Consolidated Financial Statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2021, filed with the SEC on February 18, 2022. There can be no assurance that the option will ever be exercised (in which case no value will actually be realized by Ms.  Wright) or that the value on exercise of the stock option will be equal to the grant date fair value described above. See “Equity Compensation Arrangements” above for a description of the initial award granted to Ms. Wright on December 16, 2021.

30 Exelixis, Inc.

Proposal 2 | Ratification of Selection of Independent Registered Public Accounting Firm

PROPOSAL 2

RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of the Board has selected Ernst & Young LLP as Exelixis’ independent registered public accounting firm for the fiscal year ending December 30, 2022. The Board, on behalf of the Audit Committee, has further directed that management submit the selection of the independent registered public accounting firm for ratification by the stockholders at the Annual Meeting. Ernst & Young LLP has audited our financial statements for each of the twenty-one fiscal years in the period ended December 31, 2021. Representatives of Ernst & Young LLP are expected to be present at the Annual Meeting. They will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

Neither our Bylaws nor other governing documents or law require stockholder ratification of the selection of Ernst & Young LLP as Exelixis’ independent registered public accounting firm. However, the Board is submitting the selection of Ernst & Young LLP to the stockholders for ratification as a matter of good corporate governance. If the stockholders fail to ratify the selection, the Audit Committee of the Board will reconsider whether or not to retain that firm. Even if the selection is ratified, the Audit Committee of the Board in its discretion may direct the appointment of a different independent registered public accounting firm at any time during the year if they determine that such a change would be in the best interests of Exelixis and its stockholders.

The affirmative vote of the holders of a majority of the shares present or represented by proxy at the Annual Meeting and entitled to vote on this proposal is required to ratify the selection of Ernst & Young LLP. Abstentions will be counted toward the tabulation of votes cast on this proposal and will have the same effect as votes against this proposal. Broker non-votes, if any, will have no effect.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” PROPOSAL 2.

Principal Accountant Fees and Services

The aggregate fees billed by Ernst & Young LLP for the last two fiscal years (fiscal 2021, which ended on December 31, 2021, and fiscal 2020, which ended on January 1, 2021) for the services described below are as follows:

	Fiscal Year Ended

	December 31, 2021	January 1, 2021
Audit fees (1)	$2,567,500	$2,076,000
Audit-related fees (2)	22,500	80,000
Tax fees:	660,068	477,736
Tax compliance fees (3)	211,150	132,200
Other tax fees (4)	448,918	345,536
All other fees (5)	3,360	6,010
Total Fees	$3,253,428	$2,639,746

(1)

“Audit fees” consist of fees billed for professional services rendered for the audit of our consolidated financial statements and review of the interim consolidated financial statements included in quarterly reports and services that are normally provided by Ernst & Young LLP in connection with statutory and regulatory filings and other engagements such as consents and review of documents filed with the SEC.

(2)

“Audit-related fees” consist of fees billed for assurance and related services that are reasonably related to the performance of the audit or review of our consolidated financial statements and are not reported under “Audit fees.” During fiscal 2021 and 2020 these services included consultations relating to various transactions.

2022 Proxy Statement 31

(3)	“Tax compliance fees” consist of fees for tax compliance and tax preparation.

(4)	“Other tax fees” consist of fees for tax advice and tax planning.

(5)

“All other fees” consist of fees for products and services other than the services described above. During fiscal 2021 and 2020, these fees related to an on-line subscription to an Ernst & Young LLP database.

All fees described above were pre-approved by the Audit Committee. The Audit Committee has determined that the rendering of the services other than audit services by Ernst & Young LLP is compatible with maintaining the independence of the independent registered public accounting firm.

Pre-Approval of Services

During 2021 and 2020, the Audit Committee of the Board pre-approved the audit and non-audit services to be performed by Exelixis’ independent registered public accounting firm, Ernst & Young LLP. Non-audit services are defined as services other than those provided in connection with an audit or a review of our financial statements. The Audit Committee pre-approves all audit and non-audit services rendered by Ernst & Young LLP. The Audit Committee generally pre-approves specified services in the defined categories of audit services, audit-related services, tax services and all other services up to specified amounts. Pre-approval may also be given as part of the Audit Committee’s approval of the scope of the engagement of the independent registered public accounting firm or on an individual explicit case-by-case basis before the independent auditor is engaged to provide each service. The Audit Committee or its Chair, whom the Audit Committee has designated as a one-person subcommittee with pre-approval authority, pre-approved all audit fees, audit-related fees, tax fees and other fees in 2021 and 2020. Any pre-approvals by the subcommittee must be and were presented to the Audit Committee at its next scheduled meeting.

32 Exelixis, Inc.

Report of the Audit Committee

REPORT OF THE AUDIT COMMITTEE

The material in this report is not “soliciting material,” is not deemed “filed” with the Securities and Exchange Commission and is not deemed to be incorporated by reference in any filing of Exelixis under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

In connection with the audited consolidated financial statements for the fiscal year ended December 31, 2021, of Exelixis, Inc. (“Exelixis”), the Audit Committee of the Board of Directors of Exelixis has:

(1) reviewed and discussed the audited financial statements for the fiscal year ended December 31, 2021, with management of Exelixis;

(2) discussed with Ernst & Young LLP, Exelixis’ independent registered public accounting firm (“Ernst & Young”), the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board (“PCAOB”) and the SEC; and

(3) received the written disclosures and the letter from Ernst & Young required by the applicable requirements of the PCAOB regarding Ernst & Young’s communications with the Audit Committee concerning independence, and has discussed with Ernst & Young that accounting firm’s independence.

Based on the foregoing, the Audit Committee has recommended to the Board of Directors that the audited financial statements be included in Exelixis’ Annual Report on Form 10-K for the fiscal year ended December 31, 2021.

Audit Committee:

Jack L. Wyszomierski, Chair

Charles Cohen

Stelios Papadopoulos

Julie A. Smith

2022 Proxy Statement 33

PROPOSAL 3

AMENDMENT AND RESTATEMENT OF THE EXELIXIS, INC. 2017 EQUITY INCENTIVE PLAN

The Board approved an amendment and restatement of the 2017 Plan in April 2022, subject to approval by our stockholders. For purposes of this Proposal 3, we refer to the 2017 Plan, as amended and restated by the Board in April 2022, as the “Amended 2017 Plan.” We are asking our stockholders to approve the Amended 2017 Plan at the Annual Meeting.

The Amended 2017 Plan contains the following material changes from the 2017 Plan:

•

Subject to adjustment for certain changes in our capitalization, the aggregate number of shares of our common stock that may be issued under the 2017 Plan has been increased by 28,500,000 shares under the Amended 2017 Plan.

•	The multiplier used in the “fungible share counting” structure further described below was increased from 1.5 under the 2017 Plan to 2 under the Amended 2017 Plan.

Why We Are Asking Our Stockholders to Approve the Amended 2017 Plan

We are seeking stockholder approval of the Amended 2017 Plan to increase the number of shares available for the grant of stock options, RSU awards and other awards of company equity to our employees and directors. By adding additional shares to our equity incentive program, we will be able to continue competing for key talent in our highly competitive industry. The Compensation Committee is closely involved in the determination of what type and value of equity compensation is necessary and appropriate to attract and incentivize the services of key employees and directors, and to provide long-term incentives that align the interests of our employees and directors with the interests of our stockholders.

Requested Share Increase

Subject to adjustment for certain changes in our capitalization, if this Proposal 3 is approved by our stockholders, we will have 28,500,000 new shares available for grant under the Amended 2017 Plan after the Annual Meeting.

The rate at which we utilize and exhaust the shares available in our equity incentive program is determined by many factors, including changes in our stock price and the rate of growth of our employee headcount. We are not presently able to forecast how long the new pool of shares will last, permitting us to attract and retain top talent. However, based on historic utilization and other factors, the Board determined that our request for 28,500,000 new shares under the Amended 2017 Plan is an appropriate amount that we believe a majority of our institutional investors would support.

Why You Should Vote to Approve the Amended 2017 Plan

Equity Awards Are an Important Part of Our Compensation Philosophy

The Board believes that our future success depends, in large part, on our ability to maintain a competitive position in attracting, retaining and motivating employees and directors. The Board believes that the grant of equity awards is a key element underlying our ability to attract, retain and motivate employees and directors, and better aligns the interests of our employees and directors with those of our stockholders. The Amended 2017 Plan will allow us to continue to provide equity-based incentives to our employees and directors. Therefore, the Board believes that the Amended 2017 Plan is in the best interests of Exelixis and our stockholders and recommends a vote in favor of this Proposal 3.

We Have Experienced and Expect to Continue to Experience Substantial Growth in Our Business

Recent progress in our product development programs has driven growth in the number of our employees. As of January 1, 2021, we had 773 employees, compared to 954 employees as of December 31, 2021, and 986 employees as of the Record Date (in each case, including full-time and part-time employees).

The Board believes that the Amended 2017 Plan is necessary to ensure that the number of shares available for issuance pursuant to equity awards will be sufficient to allow us to continue to attract, retain and motivate the services of talented individuals essential to our long-term growth and financial success. The Board strongly believes that the grant of equity

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Proposal 3 | Amendment and Restatement of 2017 Equity Incentive Plan

awards is a key element underlying our ability to attract, retain and motivate our employees, including our executives, and our directors, and is a substantial contributing factor to our success and the growth of our business. We have relied significantly on equity awards in the form of stock options and RSU awards to attract, retain and motivate key employees, and we believe that equity awards are necessary for us to remain competitive in the marketplace for executive talent and other employees.

We Manage Our Equity Award Use Carefully and Dilution Is Reasonable

We believe that equity awards such as stock options and RSU awards are a vital part of our overall compensation program, and we grant awards to substantially all of our employees. However, we recognize that this compensation philosophy dilutes existing stockholders, and, therefore, we must responsibly manage the growth of our equity compensation program. We are committed to monitoring our equity compensation share reserve carefully, including our “burn rate,” to ensure that we maximize stockholders’ value by granting the appropriate number of equity awards necessary to attract, retain and motivate our employees and directors.

The Size of Our Share Reserve Increase Request Is Reasonable

Subject to adjustment for certain changes in our capitalization, if this Proposal 3 is approved by our stockholders, we will have 28,500,000 new shares available for grant under the Amended 2017 Plan after the Annual Meeting (for a total of approximately 32,526,530 shares available for grant under the Amended 2017 Plan after the Annual Meeting (based on the number of shares available for grant under the 2017 Plan as of the Record Date) (plus the Prior Plans’ Returning Shares (as defined below), as such shares become available from time to time)).

The Board believes that our request for 28,500,000 new shares under the Amended 2017 Plan is necessary to provide an appropriate amount of equity awards for attracting, retaining, and motivating our employees and directors in accordance with our business plans, and is an amount that we believe a majority of our institutional investors would support.

The Amended 2017 Plan Combines Compensation and Governance Best Practices

The Amended 2017 Plan includes provisions that are designed to protect our stockholders’ interests and to reflect corporate governance best practices including:

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No liberal share counting or recycling. The following shares will not become available again for issuance under the Amended 2017 Plan: (i) shares that are reacquired or withheld (or not issued) by us to satisfy the exercise or purchase price of a stock award; (ii) shares that are reacquired or withheld (or not issued) by us to satisfy a tax withholding obligation in connection with stock options or stock appreciation rights; (iii) shares repurchased by us on the open market with the proceeds of the exercise price of a stock option or stock appreciation right; and (iv) the gross number of shares subject to a stock appreciation right in the event that such stock appreciation right is settled in shares.

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Fungible share counting. The Amended 2017 Plan contains a fungible share counting structure, whereby the number of shares of our common stock available for issuance under the Amended 2017 Plan will be reduced by: (i) 1 share for each share issued pursuant to an “appreciation award” (which is a stock option or a stock appreciation right with respect to which the exercise or strike price is at least 100% of the fair market value of our common stock on the date of grant) granted under the Amended 2017 Plan; (ii) 1.5 shares for each share issued pursuant to a “full value award” (which is a stock award that is not an appreciation award) granted under the Amended 2017 Plan prior to May 25, 2022; and (iii) 2 shares for each share issued pursuant to a full value award granted under the Amended 2017 Plan on or after May 25, 2022. As part of such fungible share counting structure, the number of shares of our common stock available for issuance under the Amended 2017 Plan will be increased by: (i) 1 share for each share that becomes available again for issuance under the terms of the Amended 2017 Plan subject to an appreciation award; (ii) 1.5 shares for each share that becomes available again for issuance under the terms of the Amended 2017 Plan subject to a full value award prior to May 25, 2022; and (iii) 2 shares for each share that becomes available again for issuance under the terms of the Amended 2017 Plan subject to a full value award on or after May 25, 2022.

•

Minimum vesting requirements. The Amended 2017 Plan provides that no award may vest until at least 12 months following the date of grant of the award; provided, however, that shares up to 5% of the aggregate number of shares that may be issued under the Amended 2017 Plan may be issued pursuant to awards which do not meet such vesting requirements.

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•	Maximum 7-year term for stock options and stock appreciation rights. The Amended 2017 Plan provides that no stock option or stock appreciation right may have a term longer than 7 years.

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Restrictions on dividends. The Amended 2017 Plan provides that (i) no dividends or dividend equivalents may be paid with respect to any shares subject to an award before the date such shares have vested, (ii) any dividends or dividend equivalents that are credited with respect to any such shares will be subject to all of the terms and conditions applicable to such shares under the terms of the applicable award agreement (including any vesting conditions), and (iii) any dividends or dividend equivalents that are credited with respect to any such shares will be forfeited to us on the date such shares are forfeited to or repurchased by us due to a failure to vest.

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Awards subject to forfeiture/clawback. Awards granted under the Amended 2017 Plan will be subject to recoupment in accordance with (i) the Clawback Policy and (ii) any clawback policy that we are required to adopt pursuant to the listing standards of any national securities exchange or association on which our securities are listed or as is otherwise required by the Dodd-Frank Wall Street Reform and Consumer Protection Act or other applicable law. In addition, the Board may impose other clawback, recovery or recoupment provisions in an award agreement, including a reacquisition right in respect of previously acquired shares or other cash or property upon the occurrence of cause. For additional information on the Clawback Policy, please see “Compensation Discussion and Analysis—Other Compensation Information—Clawback Policy.”

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Repricing not allowed. The Amended 2017 Plan prohibits the repricing of outstanding stock options and stock appreciation rights and the cancellation of any outstanding stock options or stock appreciation rights that have an exercise price greater than the then-current fair market value of our common stock in exchange for cash or other awards under the Amended 2017 Plan without prior stockholder approval.

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No liberal change in control definition. The change in control definition in the Amended 2017 Plan is not a “liberal” definition. A change in control transaction must actually occur in order for the change in control provisions in the Amended 2017 Plan to be triggered.

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Limit on non-employee director compensation. The maximum number of shares subject to stock awards granted during any calendar year to any of our non-employee directors, taken together with any cash fees paid by Exelixis to such non-employee director during such calendar year, may not exceed $750,000 in total value, or $1,500,000 in total value with respect to the calendar year in which the individual is first appointed or elected to the Board (calculating the value of any such stock awards based on the grant date fair value of such stock awards for financial reporting purposes).

Overhang

The following table provides certain additional information regarding our equity incentive program.

As of Record Date

Total number of shares of common stock subject to outstanding stock options	12,734,196

Weighted-average exercise price of outstanding stock options	$16.74

Weighted-average remaining term of outstanding stock options	3.34 years

Total number of shares of common stock subject to outstanding full value awards	17,409,112

Total number of shares of common stock available for grant under the 2017 Plan (1)	4,026,530

Total number of shares of common stock outstanding	320,182,340

Per-share closing price of common stock as reported on Nasdaq Global Select Market	$21.75

(1)	As of the Record Date, there were no shares of common stock available for grant under any of our equity incentive plans other than the 2017 Plan, as described in this table.

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Proposal 3 | Amendment and Restatement of 2017 Equity Incentive Plan

Burn Rate

The following table provides detailed information regarding the activity related to our equity incentive plans for fiscal years 2021, 2020 and 2019.

	Fiscal Year 2021	Fiscal Year 2020	Fiscal Year 2019

Total number of shares of common stock subject to appreciation awards granted	2,573,000	1,637,000	1,311,000

Total number of shares of common stock subject to full value awards granted	6,276,000	7,709,000	5,842,000

Weighted-average number of shares of common stock outstanding	314,884,000	308,271,000	302,584,000

Adjusted Burn Rate (1)	4.80%	5.53%	4.29%

Unadjusted Burn Rate (2)	2.81%	3.03%	2.36%

(1)

Adjusted Burn Rate is calculated as: (shares subject to appreciation awards granted + 2 (shares subject to full value awards granted))/weighted average common stock outstanding. For purposes of this calculation, shares subject to full value awards granted are increased by a 2.0x volatility multiplier for each of fiscal years 2019-2021. The share reserve under the 2017 Plan is reduced by 1.5 shares for each share issued pursuant to a full value award.

(2)	Unadjusted Burn Rate is calculated as: (shares subject to appreciation awards granted + shares subject to full value awards granted)/weighted average common stock outstanding.

Stockholder Approval

If this Proposal 3 is approved by our stockholders, the Amended 2017 Plan will become effective as of the date of the Annual Meeting. In the event that our stockholders do not approve this Proposal 3, the Amended 2017 Plan will not become effective and the 2017 Plan will continue to be effective in accordance with its terms.

Description of the Amended 2017 Plan

The material features of the Amended 2017 Plan are described below. The following description of the Amended 2017 Plan is a summary only and is qualified in its entirety by reference to the complete text of the Amended 2017 Plan. Stockholders are urged to read the actual text of the Amended 2017 Plan in its entirety.

Purpose

The Amended 2017 Plan is designed to secure and retain the services of our employees, directors and consultants, provide incentives for our employees, directors and consultants to exert maximum efforts for the success of Exelixis and our affiliates, and provide a means by which our employees, directors and consultants may be given an opportunity to benefit from increases in the value of our common stock.

Successor to 2014 Plan

The Amended 2017 Plan is intended to be the successor to the Exelixis, Inc. 2014 Equity Incentive Plan (2014 Plan).

Types of Awards

The terms of the Amended 2017 Plan provide for the grant of incentive stock options, nonstatutory stock options, stock appreciation rights, restricted stock awards, RSU awards, other stock awards, and performance awards that may be settled in cash, stock, or other property.

Shares Available for Awards

Subject to adjustment for certain changes in our capitalization, the aggregate number of shares of our common stock that may be issued under the Amended 2017 Plan (Share Reserve) will not exceed the sum of (i) 453,064 shares (the number of unallocated shares that were available for grant under the 2014 Plan as of the effective date of the 2017 Plan), (ii) 24,000,000 additional shares that were reserved as of the effective date of the 2017 Plan, (iii) 21,000,000 additional shares that were approved at the 2020 Annual Meeting, and (iv) 28,500,000 newly requested shares, plus the Prior Plans’ Returning Shares, as such shares become available from time to time.

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The “Prior Plans’ Returning Shares” are shares subject to outstanding stock awards granted under any of the following plans (which we refer to as the “Prior Plans” for purposes of this Proposal 3): the 2014 Plan, the Exelixis, Inc. 2000 Equity Incentive Plan, the Exelixis, Inc. 2000 Non-Employee Directors’ Stock Option Plan, the Exelixis, Inc. 2011 Equity Incentive Plan, and the Exelixis, Inc. 2016 Inducement Award Plan, in each case that, from and after the effective date of the 2017 Plan, (i) expire or terminate for any reason prior to exercise or settlement, (ii) are forfeited, cancelled or otherwise returned to us because of the failure to meet a contingency or condition required for the vesting of such shares, or (iii) other than with respect to outstanding appreciation awards granted under the Prior Plans, are reacquired or withheld (or not issued) by us to satisfy a tax withholding obligation in connection with a stock award.

The number of shares of our common stock available for issuance under the Amended 2017 Plan will be reduced by (i) 1 share for each share of common stock issued pursuant to an appreciation award granted under the Amended 2017 Plan, (ii) 1.5 shares for each share of common stock issued pursuant to a full value award granted under the Amended 2017 Plan prior to May 25, 2022, and (iii) 2 shares for each share of common stock issued pursuant to a full value award granted under the Amended 2017 Plan on or after May 25, 2022.

If (i) any shares of common stock subject to a stock award granted under the Amended 2017 Plan are not issued because the stock award expires or otherwise terminates without all of the shares covered by the stock award having been issued or is settled in cash, (ii) any shares of common stock issued pursuant to a stock award granted under the Amended 2017 Plan are forfeited back to or repurchased by us because of the failure to meet a contingency or condition required for the vesting of such shares, or (iii) with respect to a full value award granted under the Amended 2017 Plan, any shares of common stock are reacquired or withheld (or not issued) by us to satisfy a tax withholding obligation in connection with the award, then such shares (which we refer to as the “Amended 2017 Plan Returning Shares” for purposes of this Proposal 3) will again become available for issuance under the Amended 2017 Plan. For each Amended 2017 Plan Returning Share or Prior Plans’ Returning Share subject to a full value award, the number of shares of common stock available for issuance under the Amended 2017 Plan will increase by (i) 1.5 shares for each such Amended 2017 Plan Returning Share or Prior Plans’ Returning Share that returns to the Amended 2017 Plan prior to May 25, 2022 and (ii) 2 shares for each such Amended 2017 Plan Returning Share or Prior Plans’ Returning Share that returns to the Amended 2017 Plan on or after May 25, 2022.

Any shares of common stock reacquired or withheld (or not issued) by us to satisfy the exercise or purchase price of a stock award granted under the Amended 2017 Plan or a Prior Plan will no longer be available for issuance under the Amended 2017 Plan, including any shares subject to a stock award that are not delivered to a participant because the stock award is exercised through a reduction of shares subject to the stock award. Any shares reacquired or withheld (or not issued) by us to satisfy a tax withholding obligation in connection with an appreciation award granted under the Amended 2017 Plan or a Prior Plan, or any shares repurchased by us on the open market with the proceeds of the exercise price of an appreciation award granted under the Amended 2017 Plan or a Prior Plan will no longer be available for issuance under the Amended 2017 Plan. In the event that a stock appreciation right granted under the Amended 2017 Plan or a Prior Plan is settled in shares of common stock, the gross number of shares subject to such stock appreciation right will no longer be available for issuance under the Amended 2017 Plan.

Eligibility

All of our (including our affiliates’) employees, non-employee directors and consultants are eligible to participate in the Amended 2017 Plan and may receive all types of awards other than incentive stock options. Incentive stock options may be granted under the Amended 2017 Plan only to our (including our affiliates’) employees.

As of the Record Date, we (including our affiliates) had 986 employees (including full-time and part-time employees), 11 non-employee directors and approximately 60 consultants. However, Dr. Cohen, who is not standing for re-election at the Annual Meeting, will not be eligible to receive awards as a non-employee director under the Amended 2017 Plan.

Individual Award Limits

Under the Amended 2017 Plan, subject to adjustment for certain changes in our capitalization, no participant will be eligible to be granted during any calendar year more than: (i) a maximum of 5,000,000 shares of our common stock subject to stock options, stock appreciation rights and other stock awards whose value is determined by reference to an increase over an exercise or strike price of at least 100% of the fair market value of our common stock on the date of grant; (ii) a maximum of 5,000,000 shares of our common stock subject to performance stock awards; and (iii) a maximum of $10,000,000 subject to performance cash awards.

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Proposal 3 | Amendment and Restatement of 2017 Equity Incentive Plan

Non-Employee Director Compensation Limit

The maximum number of shares of our common stock subject to stock awards granted during any calendar year to any of our non-employee directors, taken together with any cash fees paid by Exelixis to such non-employee director during such calendar year, will not exceed $750,000 in total value, or $1,500,000 in total value with respect to the calendar year in which the individual is first appointed or elected to the Board (calculating the value of any such stock awards based on the grant date fair value of such stock awards for financial reporting purposes).

Administration

The Amended 2017 Plan will be administered by the Board, which may in turn delegate authority to administer the Amended 2017 Plan to a committee. The Board has delegated concurrent authority to administer the Amended 2017 Plan to the Compensation Committee, but may, at any time, revest in itself some or all of the power delegated to the Compensation Committee. The Board and the Compensation Committee are each considered to be a Plan Administrator for purposes of this Proposal 3. Subject to the terms of the Amended 2017 Plan (including certain minimum vesting requirements (see “Minimum Vesting Requirements” below)), the Plan Administrator may determine the recipients, the types of awards to be granted, the number of shares of our common stock subject to or the cash value of awards, and the terms and conditions of awards granted under the Amended 2017 Plan, including the period of their exercisability and vesting. The Plan Administrator also has the authority to provide for accelerated exercisability and vesting of awards. Subject to the limitations set forth below, the Plan Administrator also determines the fair market value applicable to a stock award and the exercise or strike price of stock options and stock appreciation rights granted under the Amended 2017 Plan.

The Plan Administrator may also delegate to one or more officers the authority to designate employees who are not officers to be recipients of certain stock awards and the number of shares of our common stock subject to such stock awards. Under any such delegation, the Plan Administrator will specify the total number of shares of our common stock that may be subject to the stock awards granted by such officer. The officer may not grant a stock award to himself or herself.

Repricing; Cancellation and Re-Grant of Awards

Under the Amended 2017 Plan, the Plan Administrator does not have the authority to reprice any outstanding stock option or stock appreciation right by reducing the exercise or strike price of the stock option or stock appreciation right or to cancel any outstanding stock option or stock appreciation right that has an exercise or strike price greater than the then-current fair market value of our common stock in exchange for cash or other awards without obtaining the approval of our stockholders. Such approval must be obtained within 12 months prior to such an event.

Minimum Vesting Requirements

Under the Amended 2017 Plan, no award may vest until at least 12 months following the date of grant of the award; provided, however, that shares up to 5% of the Share Reserve may be issued pursuant to awards which do not meet such vesting requirements.

Dividends and Dividend Equivalents

The Amended 2017 Plan provides that dividends or dividend equivalents may be paid or credited with respect to any shares of our common stock subject to an award, as determined by the Board and contained in the applicable award agreement; provided, however, that (i) no dividends or dividend equivalents may be paid with respect to any such shares before the date such shares have vested, (ii) any dividends or dividend equivalents that are credited with respect to any such shares will be subject to all of the terms and conditions applicable to such shares under the terms of the applicable award agreement (including any vesting conditions), and (iii) any dividends or dividend equivalents that are credited with respect to any such shares will be forfeited to us on the date such shares are forfeited to or repurchased by us due to a failure to vest.

Section 162(m) Transition Relief for Performance-Based Compensation

Under Section 162(m) of the Code, compensation paid to any publicly held corporation’s “covered employees” (as defined under Section 162(m) of the Code) that exceeds $1 million per taxable year for any covered employee is generally non-deductible. Certain provisions in the Amended 2017 Plan refer to the “performance-based compensation” exception to the $1 million deductibility limit under Section 162(m) of the Code. Pursuant to the Tax Cuts and Jobs Act, this exception was repealed with respect to taxable years beginning after December 31, 2017. However, an award may still be eligible for this

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exception if, among other requirements, it is intended to qualify, and is eligible to qualify, as “performance-based compensation” under Section 162(m) of the Code pursuant to the transition relief provided by the Tax Cuts and Jobs Act for remuneration provided pursuant to a written binding contract which was in effect on November 2, 2017 and which was not modified in any material respect on or after such date. For purposes of this Proposal 3, the term “Section 162(m) Transition Relief” refers to such transition relief. Accordingly, the provisions in the Amended 2017 Plan which refer to the “performance-based compensation” exception under Section 162(m) of the Code will only apply to any award that is intended to qualify, and is eligible to qualify, as “performance-based compensation” under Section 162(m) of the Code pursuant to the Section 162(m) Transition Relief and, therefore, such provisions are not applicable to any other awards granted under the Amended 2017 Plan. However, even if an award is intended to qualify as “performance-based compensation” under Section 162(m) of the Code, no assurance can be given that the award will in fact qualify for the Section 162(m) Transition Relief or the “performance-based compensation” exception under Section 162(m) of the Code.

Stock Options

Stock options may be granted under the Amended 2017 Plan pursuant to stock option agreements. The Amended 2017 Plan permits the grant of stock options that are intended to qualify as incentive stock options, or ISOs, and nonstatutory stock options, or NSOs.

The exercise price of a stock option granted under the Amended 2017 Plan may not be less than 100% of the fair market value of the common stock subject to the stock option on the date of grant and, in some cases (see “Limitations on Incentive Stock Options” below), may not be less than 110% of such fair market value.

The term of stock options granted under the Amended 2017 Plan may not exceed 7  years and, in some cases (see “Limitations on Incentive Stock Options” below), may not exceed 5 years. Except as otherwise provided in a participant’s stock option agreement or other agreement with us or one of our affiliates, if a participant’s service relationship with us or any of our affiliates (referred to in this Proposal 3 as “continuous service”) terminates (other than for cause and other than upon the participant’s death or disability), the participant may exercise any vested stock options for up to 3 months following the participant’s termination of continuous service. Except as otherwise provided in a participant’s stock option agreement or other agreement with us or one of our affiliates, if a participant’s continuous service terminates due to the participant’s disability or death (or the participant dies within a specified period, if any, following termination of continuous service), the participant, or his or her beneficiary, as applicable, may exercise any vested stock options for up to 12 months following the participant’s termination due to the participant’s disability or for up to 18 months following the participant’s death. Except as explicitly provided otherwise in a participant’s stock option agreement or other written agreement with us or one of our affiliates, if a participant’s continuous service is terminated for cause (as defined in the Amended 2017 Plan), all stock options held by the participant will terminate upon the participant’s termination of continuous service and the participant will be prohibited from exercising any stock option from and after such termination date. Except as otherwise provided in a participant’s stock option agreement or other agreement with us or one of our affiliates, the term of a stock option may be extended if the exercise of the stock option following the participant’s termination of continuous service (other than for cause and other than upon the participant’s death or disability) would be prohibited by applicable securities laws or if the sale of any common stock received upon exercise of the stock option following the participant’s termination of continuous service (other than for cause) would violate our insider trading policy. In no event, however, may a stock option be exercised after its original expiration date.

Acceptable forms of consideration for the purchase of our common stock pursuant to the exercise of a stock option under the Amended 2017 Plan will be determined by the Plan Administrator and may include payment: (i) by cash, check, bank draft or money order payable to us; (ii) pursuant to a program developed under Regulation T as promulgated by the Federal Reserve Board; (iii) by delivery to us of shares of our common stock (either by actual delivery or attestation); (iv) by a net exercise arrangement (for NSOs only); or (v) in other legal consideration approved by the Plan Administrator.

Subject to certain minimum vesting requirements (see “Minimum Vesting Requirements” above), stock options granted under the Amended 2017 Plan may become exercisable in cumulative increments, or “vest,” as determined by the Plan Administrator at the rate specified in the stock option agreement. Shares covered by different stock options granted under the Amended 2017 Plan may be subject to different vesting schedules as the Plan Administrator may determine.

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Proposal 3 | Amendment and Restatement of 2017 Equity Incentive Plan

The Plan Administrator may impose limitations on the transferability of stock options granted under the Amended 2017 Plan in its discretion. Generally, a participant may not transfer a stock option granted under the Amended 2017 Plan other than by will or the laws of descent and distribution or, subject to approval by the Plan Administrator, pursuant to a domestic relations order or an official marital settlement agreement. However, the Plan Administrator may permit transfer of a stock option in a manner that is not prohibited by applicable tax and securities laws. In addition, subject to approval by the Plan Administrator, a participant may designate a beneficiary who may exercise the stock option following the participant’s death. Notwithstanding the foregoing, no stock option may be transferred to any financial institution without prior stockholder approval.

Limitations on Incentive Stock Options

The aggregate fair market value, determined at the time of grant, of shares of our common stock with respect to ISOs that are exercisable for the first time by a participant during any calendar year under all of our stock plans may not exceed $100,000. The stock options or portions of stock options that exceed this limit or otherwise fail to qualify as ISOs are treated as NSOs. No ISO may be granted to any person who, at the time of grant, owns or is deemed to own stock possessing more than 10% of our total combined voting power or that of any affiliate unless the following conditions are satisfied:

•	the exercise price of the ISO must be at least 110% of the fair market value of the common stock subject to the ISO on the date of grant; and

•	the term of the ISO must not exceed 5 years from the date of grant.

Subject to adjustment for certain changes in our capitalization, the aggregate maximum number of shares of our common stock that may be issued pursuant to the exercise of ISOs under the Amended 2017 Plan is 50,000,000 shares.

Stock Appreciation Rights

Stock appreciation rights may be granted under the Amended 2017 Plan pursuant to stock appreciation right agreements. Each stock appreciation right is denominated in common stock share equivalents. The strike price of each stock appreciation right will be determined by the Plan Administrator, but will in no event be less than 100% of the fair market value of the common stock subject to the stock appreciation right on the date of grant. Subject to certain minimum vesting requirements (see “Minimum Vesting Requirements” above), the Plan Administrator may also impose restrictions or conditions upon the vesting of stock appreciation rights that it deems appropriate. The appreciation distribution payable upon exercise of a stock appreciation right may be paid in shares of our common stock, in cash, in a combination of cash and stock, or in any other form of consideration determined by the Plan Administrator and set forth in the stock appreciation right agreement. The term of stock appreciation rights granted under the Amended 2017 Plan may not exceed 7 years. Stock appreciation rights will be subject to the same conditions upon termination of continuous service and restrictions on transfer as stock options under the Amended 2017 Plan.

Restricted Stock Awards

Restricted stock awards may be granted under the Amended 2017 Plan pursuant to restricted stock award agreements. A restricted stock award may be granted in consideration for cash, check, bank draft or money order payable to us, the participant’s services performed for us or any of our affiliates, or any other form of legal consideration acceptable to the Plan Administrator. Subject to certain minimum vesting requirements (see “Minimum Vesting Requirements  ” above), shares of our common stock acquired under a restricted stock award may be subject to forfeiture to or repurchase by us in accordance with a vesting schedule to be determined by the Plan Administrator. Rights to acquire shares of our common stock under a restricted stock award may be transferred only upon such terms and conditions as are set forth in the restricted stock award agreement; provided, however, that no restricted stock award may be transferred to any financial institution without prior stockholder approval. Upon a participant’s termination of continuous service for any reason, any shares subject to restricted stock awards held by the participant that have not vested as of such termination date may be forfeited to or repurchased by us.

RSU Awards

RSU awards may be granted under the Amended 2017 Plan pursuant to RSU award agreements. Payment of any purchase price may be made in any form of legal consideration acceptable to the Plan Administrator. A RSU award may be settled by the delivery of shares of our common stock, in cash, in a combination of cash and stock, or in any other form of consideration

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determined by the Plan Administrator and set forth in the RSU award agreement. Subject to certain minimum vesting requirements (see “Minimum Vesting Requirements” above), RSU awards may be subject to vesting in accordance with a vesting schedule to be determined by the Plan Administrator. Except as otherwise provided in a participant’s RSU award agreement, RSUs that have not vested will be forfeited upon the participant’s termination of continuous service for any reason.

Performance Awards

The Amended 2017 Plan allows us to grant performance stock and cash awards.

A performance stock award is a stock award that is payable (including that may be granted, may vest, or may be exercised) contingent upon the attainment of pre-determined performance goals during a performance period. A performance stock award may require the completion of a specified period of continuous service. Subject to certain minimum vesting requirements (see “Minimum Vesting Requirements” above), the length of any performance period, the performance goals to be achieved during the performance period, and the measure of whether and to what degree such performance goals have been attained will be determined by the Compensation Committee, except that the Plan Administrator also may make any such determinations to the extent that the award is not intended to qualify as performance-based compensation under Section 162(m) of the Code. In addition, to the extent permitted by applicable law and the performance stock award agreement, the Plan Administrator may determine that cash may be used in payment of performance stock awards.

A performance cash award is a cash award that is payable contingent upon the attainment of pre-determined performance goals during a performance period. A performance cash award may require the completion of a specified period of continuous service. Subject to certain minimum vesting requirements (see “Minimum Vesting Requirements” above), the length of any performance period, the performance goals to be achieved during the performance period, and the measure of whether and to what degree such performance goals have been attained will be determined by the Compensation Committee, except that the Plan Administrator also may make any such determinations to the extent that the award is not intended to qualify as performance-based compensation under Section 162(m) of the Code. The Plan Administrator may specify the form of payment of performance cash awards, which may be cash or other property, or may provide for a participant to have the option for his or her performance cash award to be paid in cash or other property.

Performance goals under the Amended 2017 Plan will be based on any one or more of the following performance criteria: (1) earnings (including earnings per share and net earnings); (2) earnings before interest, taxes and depreciation; (3) earnings before interest, taxes, depreciation and amortization; (4) total stockholder return; (5) return on equity or average stockholder’s equity; (6) return on assets, investment, or capital employed; (7) stock price; (8) margin (including gross margin); (9) income (before or after taxes); (10) operating income; (11) operating income after taxes; (12) pre-tax profit; (13) operating cash flow; (14) sales or revenue targets; (15) increases in revenues or product revenues; (16) expenses and cost reduction goals; (17) improvement in or attainment of working capital levels; (18) economic value added (or an equivalent metric); (19) market share; (20) cash flow; (21) cash flow per share; (22) share price performance; (23) debt reduction; (24) implementation or completion of projects or processes; (25) customer satisfaction; (26) stockholders’ equity; (27) capital expenditures; (28) debt levels; (29) operating profit or net operating profit; (30) workforce diversity; (31) growth of net income or operating income; (32) billings; and (33) to the extent that an award is not intended to comply with Section 162(m) of the Code, other measures of performance selected by the Plan Administrator.

Performance goals may be based on a company-wide basis, with respect to one or more business units, divisions, affiliates or business segments, and in either absolute terms or relative to the performance of one or more comparable companies or the performance of one or more relevant indices. Under the Amended 2017 Plan, unless specified otherwise by the Compensation Committee (or, if not required for compliance with Section 162(m) of the Code, the Plan Administrator) (i) in the award agreement at the time the award is granted or (ii) in such other document setting forth the performance goals at the time the performance goals are established, the Compensation Committee (or, if not required for compliance with Section 162(m) of the Code, the Plan Administrator) will appropriately make adjustments in the method of calculating the attainment of performance goals for a performance period: (1) to exclude restructuring and/or other nonrecurring charges; (2) to exclude exchange rate effects, as applicable, for non-U.S. dollar denominated performance goals; (3) to exclude the effects of changes to generally accepted accounting principles; (4) to exclude the effects of any statutory adjustments to corporate tax rates; and (5) to exclude the effects of any items that are “unusual” in nature or occur “infrequently” as determined under generally accepted accounting principles. In addition, the Compensation Committee (or, if not required for compliance with Section 162(m) of the Code, the Plan Administrator) retains the discretion to reduce or eliminate the

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Proposal 3 | Amendment and Restatement of 2017 Equity Incentive Plan

compensation or economic benefit due upon the attainment of any performance goals and to define the manner of calculating the performance criteria it selects to use for a performance period.

Other Stock Awards

Other forms of stock awards valued in whole or in part by reference to, or otherwise based on, our common stock may be granted either alone or in addition to other stock awards under the Amended 2017 Plan. Subject to the terms of the Amended 2017 Plan (including certain minimum vesting requirements (see “Minimum Vesting Requirements” above)), the Plan Administrator will have sole and complete authority to determine the persons to whom and the time or times at which such other stock awards will be granted, the number of shares of our common stock to be granted and all other terms and conditions of such other stock awards.

Clawback Policy

Awards granted under the Amended 2017 Plan will be subject to recoupment in accordance with (i) the Clawback Policy and (ii) any clawback policy that we are required to adopt pursuant to the listing standards of any national securities exchange or association on which our securities are listed or as is otherwise required by the Dodd-Frank Wall Street Reform and Consumer Protection Act or other applicable law. In addition, the Plan Administrator may impose other clawback, recovery or recoupment provisions in an award agreement as the Plan Administrator determines necessary or appropriate, including a reacquisition right in respect of previously acquired shares of our common stock or other cash or property upon the occurrence of cause. For additional information on the Clawback Policy, please see “Compensation Discussion and Analysis—Other Compensation Information—Clawback Policy.”

Changes to Capital Structure

In the event of certain capitalization adjustments, the Plan Administrator will appropriately adjust: (i) the class(es) and maximum number of securities subject to the Amended 2017 Plan; (ii) the class(es) and maximum number of securities that may be issued pursuant to the exercise of ISOs; (iii) the class(es) and maximum number of securities that may be awarded to any participant pursuant to the individual award limits under the Amended 2017 Plan; and (iv) the class(es) and number of securities and price per share of stock subject to outstanding stock awards.

Corporate Transaction and Change in Control

The following applies to stock awards under the Amended 2017 Plan in the event of a corporate transaction (as defined in the Amended 2017 Plan) or a change in control (as defined in the Amended 2017 Plan) (each of which we refer to as a “Transaction” for purposes of this Proposal 3), unless otherwise provided in a participant’s stock award agreement or other written arrangement with us or one of our affiliates or in any director compensation policy.

In the event of a Transaction, any stock awards outstanding under the Amended 2017 Plan may be assumed, continued or substituted for by any surviving or acquiring corporation (or its parent company), and any reacquisition or repurchase rights held by us with respect to the stock award may be assigned to the successor (or its parent company). If the surviving or acquiring corporation (or its parent company) does not assume, continue or substitute for such stock awards, then (i) with respect to any such stock awards that are held by participants whose continuous service has not terminated prior to the effective time of the Transaction (Current Participants), the vesting (and exercisability, if applicable) of such stock awards will be accelerated in full (and with respect to any such stock awards that are subject to performance-based vesting conditions or requirements, vesting will be deemed to be satisfied at the target level of performance) to a date prior to the effective time of the Transaction (contingent upon the effectiveness of the Transaction), and such stock awards will terminate if not exercised (if applicable) at or prior to the effective time of the Transaction, and any reacquisition or repurchase rights held by us with respect to such stock awards will lapse (contingent upon the effectiveness of the Transaction), and (ii) any such stock awards that are held by persons other than Current Participants will terminate if not exercised (if applicable) prior to the effective time of the Transaction, except that any reacquisition or repurchase rights held by us with respect to such stock awards will not terminate and may continue to be exercised notwithstanding the Transaction.

In the event a stock award will terminate if not exercised prior to the effective time of a Transaction, the Plan Administrator may provide that the holder of such stock award may not exercise such stock award but instead will receive a payment equal in value to the excess (if any) of (i) the value of the property the participant would have received upon exercise of such stock award immediately prior to the effective time of the Transaction over (ii) any exercise price payable in connection with such exercise.

2022 Proxy Statement 43

For purposes of the Amended 2017 Plan, a corporate transaction generally will be deemed to occur in the event of the consummation of: (i) a sale, lease or other disposition of all or substantially all of our assets; (ii) an acquisition by a person, entity or group of the beneficial ownership of our securities representing at least 50% of the combined voting power entitled to vote in the election of our directors; (iii) a merger, consolidation or similar transaction in which we are not the surviving corporation; or (iv) a reverse merger, consolidation or similar transaction in which we are the surviving corporation but shares of our outstanding common stock are converted into other property by virtue of the transaction.

For purposes of the Amended 2017 Plan, a change in control generally will be deemed to occur in the event of the consummation of: (i) a sale, lease or other disposition of all or substantially all of our assets; (ii) an acquisition by a person, entity or group of the beneficial ownership of our securities representing at least 50% of the combined voting power entitled to vote in the election of our directors other than by virtue of a merger, consolidation or similar transaction; (iii) a merger, consolidation or similar transaction in which we are not the surviving corporation; or (iv) a reverse merger, consolidation or similar transaction in which we are the surviving corporation but shares of our outstanding common stock are converted into other property by virtue of the transaction.

Control Acquisition

The following applies to stock awards under the Amended 2017 Plan in the event of a control acquisition (as defined in the Amended 2017 Plan), unless otherwise provided in a participant’s stock award agreement or other written arrangement with us or one of our affiliates or in any director compensation policy.

In the event of a control acquisition that was not approved by the Plan Administrator prior to the consummation of such transaction, the vesting (and exercisability, if applicable) of any stock awards that are held by Current Participants will be accelerated in full (and with respect to any such stock awards that are subject to performance-based vesting conditions or requirements, vesting will be deemed to be satisfied at the target level of performance) to a date prior to the effective time of the control acquisition (contingent upon the effectiveness of the control acquisition), and any reacquisition or repurchase rights held by us with respect to such stock awards will lapse (contingent upon the effectiveness of the control acquisition).

For purposes of the Amended 2017 Plan, a control acquisition generally will be deemed to occur in the event of the consummation of an acquisition by a person, entity or group of the beneficial ownership of our securities representing at least 50% of the combined voting power entitled to vote in the election of our directors.

Change in Control

The following applies to stock awards under the Amended 2017 Plan in the event of a change in control (as defined in the Amended 2017 Plan), unless otherwise provided in a participant’s stock award agreement or other written arrangement with us or one of our affiliates or in any director compensation policy.

If a change in control occurs and within 1 month before, as of, or within 13 months after, the effective time of such change in control, a participant’s continuous service terminates due to an involuntary termination (not including death or disability) without cause (as defined in the Amended 2017 Plan) or due to a voluntary termination with good reason (as defined in the Amended 2017 Plan), then the vesting (and exercisability, if applicable) of such participant’s stock awards will be accelerated in accordance with the vesting schedule applicable to such stock awards as if (i) with respect to any such stock awards that are subject to vesting conditions or requirements based solely on such participant’s continuous service, such participant’s continuous service had continued for 12 months following the date of termination, and (ii) with respect to any such stock awards that are subject to performance-based vesting conditions or requirements, vesting has been satisfied at the target level of performance. Any such acceleration will occur on the date of termination, or if later, the effective date of the change in control.

Plan Amendments and Termination

The Plan Administrator will have the authority to amend or terminate the Amended 2017 Plan at any time. However, except as otherwise provided in the Amended 2017 Plan or an award agreement, no amendment or termination of the Amended 2017 Plan may materially impair a participant’s rights under his or her outstanding awards without the participant’s consent. We will obtain stockholder approval of any amendment to the Amended 2017 Plan as required by applicable law and listing requirements. No incentive stock options may be granted under the Amended 2017 Plan after the tenth anniversary of the date the 2017 Plan was adopted by our Board.

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Proposal 3 | Amendment and Restatement of 2017 Equity Incentive Plan

U.S. Federal Income Tax Consequences

The following is a summary of the principal United States federal income tax consequences to participants and us with respect to participation in the Amended 2017 Plan. This summary is not intended to be exhaustive and does not discuss the income tax laws of any local, state or foreign jurisdiction in which a participant may reside. The information is based upon current federal income tax rules and therefore is subject to change when those rules change. Because the tax consequences to any participant may depend on his or her particular situation, each participant should consult the participant’s tax adviser regarding the federal, state, local and other tax consequences of the grant or exercise of an award or the disposition of stock acquired under the Amended 2017 Plan. The Amended 2017 Plan is not qualified under the provisions of Section 401(a) of the Code and is not subject to any of the provisions of the Employee Retirement Income Security Act of 1974. Our ability to realize the benefit of any tax deductions described below depends on our generation of taxable income as well as the requirement of reasonableness, the provisions of Section 162(m) of the Code and the satisfaction of our tax reporting obligations.

Nonstatutory Stock Options

Generally, there is no taxation upon the grant of an NSO if the stock option is granted with an exercise price equal to the fair market value of the underlying stock on the grant date. Upon exercise, a participant will recognize ordinary income equal to the excess, if any, of the fair market value of the underlying stock on the date of exercise of the stock option over the exercise price. If the participant is employed by us or one of our affiliates, that income will be subject to withholding taxes. The participant’s tax basis in those shares will be equal to their fair market value on the date of exercise of the stock option, and the participant’s capital gain holding period for those shares will begin on that date.

Subject to the requirement of reasonableness, the provisions of Section 162(m) of the Code and the satisfaction of a tax reporting obligation, we will generally be entitled to a tax deduction equal to the taxable ordinary income realized by the participant.

Incentive Stock Options

The Amended 2017 Plan provides for the grant of stock options that are intended to qualify as “incentive stock options,” as defined in Section 422 of the Code. Under the Code, a participant generally is not subject to ordinary income tax upon the grant or exercise of an ISO. If the participant holds a share received upon exercise of an ISO for more than 2 years from the date the stock option was granted and more than 1 year from the date the stock option was exercised, which is referred to as the required holding period, the difference, if any, between the amount realized on a sale or other taxable disposition of that share and the participant’s tax basis in that share will be long-term capital gain or loss.

If, however, a participant disposes of a share acquired upon exercise of an ISO before the end of the required holding period, which is referred to as a disqualifying disposition, the participant generally will recognize ordinary income in the year of the disqualifying disposition equal to the excess, if any, of the fair market value of the share on the date of exercise of the stock option over the exercise price. However, if the sales proceeds are less than the fair market value of the share on the date of exercise of the stock option, the amount of ordinary income recognized by the participant will not exceed the gain, if any, realized on the sale. If the amount realized on a disqualifying disposition exceeds the fair market value of the share on the date of exercise of the stock option, that excess will be short-term or long-term capital gain, depending on whether the holding period for the share exceeds 1 year.

For purposes of the alternative minimum tax, the amount by which the fair market value of a share of stock acquired upon exercise of an ISO exceeds the exercise price of the stock option generally will be an adjustment included in the participant’s alternative minimum taxable income for the year in which the stock option is exercised. If, however, there is a disqualifying disposition of the share in the year in which the stock option is exercised, there will be no adjustment for alternative minimum tax purposes with respect to that share. In computing alternative minimum taxable income, the tax basis of a share acquired upon exercise of an ISO is increased by the amount of the adjustment taken into account with respect to that share for alternative minimum tax purposes in the year the stock option is exercised.

We are not allowed a tax deduction with respect to the grant or exercise of an ISO or the disposition of a share acquired upon exercise of an ISO after the required holding period. If there is a disqualifying disposition of a share, however, we will generally be entitled to a tax deduction equal to the taxable ordinary income realized by the participant, subject to the requirement of reasonableness and the provisions of Section 162(m) of the Code, and provided that either the employee includes that amount in income or we timely satisfy our reporting requirements with respect to that amount.

2022 Proxy Statement 45

Restricted Stock Awards

Generally, the recipient of a restricted stock award will recognize ordinary income at the time the stock is received equal to the excess, if any, of the fair market value of the stock received over any amount paid by the recipient in exchange for the stock. If, however, the stock is not vested when it is received (for example, if the employee is required to work for a period of time in order to have the right to sell the stock), the recipient generally will not recognize income until the stock becomes vested, at which time the recipient will recognize ordinary income equal to the excess, if any, of the fair market value of the stock on the date it becomes vested over any amount paid by the recipient in exchange for the stock. A recipient may, however, file an election with the Internal Revenue Service, within 30 days following his or her receipt of the stock award, to recognize ordinary income, as of the date the recipient receives the award, equal to the excess, if any, of the fair market value of the stock on the date the award is granted over any amount paid by the recipient for the stock.

The recipient’s basis for the determination of gain or loss upon the subsequent disposition of shares acquired from a restricted stock award will be the amount paid for such shares plus any ordinary income recognized either when the stock is received or when the stock becomes vested.

Subject to the requirement of reasonableness, the provisions of Section 162(m) of the Code and the satisfaction of a tax reporting obligation, we will generally be entitled to a tax deduction equal to the taxable ordinary income realized by the recipient of the restricted stock award.

RSU Awards

Generally, the recipient of an RSU award structured to comply with the requirements of Section 409A of the Code or an exemption from Section 409A of the Code will recognize ordinary income at the time the stock is delivered equal to the excess, if any, of the fair market value of the stock received over any amount paid by the recipient in exchange for the stock. To comply with the requirements of Section 409A of the Code, the stock subject to a restricted stock unit award may generally only be delivered upon one of the following events: a fixed calendar date (or dates), separation from service, death, disability or a change in control. If delivery occurs on another date, unless the restricted stock unit award otherwise complies with or qualifies for an exemption from the requirements of Section 409A of the Code, in addition to the tax treatment described above, the recipient will owe an additional 20% federal tax and interest on any taxes owed.

The recipient’s basis for the determination of gain or loss upon the subsequent disposition of shares acquired from an RSU award will be the amount paid for such shares plus any ordinary income recognized when the stock is delivered.

Subject to the requirement of reasonableness, the provisions of Section 162(m) of the Code and the satisfaction of a tax reporting obligation, we will generally be entitled to a tax deduction equal to the taxable ordinary income realized by the recipient of the RSU award.

Stock Appreciation Rights

Generally, if a stock appreciation right is granted with an exercise price equal to the fair market value of the underlying stock on the grant date, the recipient will recognize ordinary income equal to the fair market value of the stock or cash received upon such exercise.

Subject to the requirement of reasonableness, the provisions of Section 162(m) of the Code, and the satisfaction of a tax reporting obligation, we will generally be entitled to a tax deduction equal to the taxable ordinary income realized by the recipient of the stock appreciation right.

Section 162(m) of the Code

Under Section 162(m) of the Code, compensation paid to any publicly held corporation’s “covered employees” (as defined under Section 162(m) of the Code) that exceeds $1 million per taxable year for any covered employee is generally non-deductible. Prior to the enactment of the Tax Cuts and Jobs Act, compensation that qualified as “performance-based compensation” under Section 162(m) of the Code was not subject to this deduction limitation. Pursuant to the Tax Cuts and Jobs Act, this exception for “performance-based compensation” under Section 162(m) of the Code was repealed with respect to taxable years beginning after December 31, 2017, except that certain transition relief is provided for remuneration provided pursuant to a written binding contract which was in effect on November 2, 2017 and which was not modified in any material respect on or after such date. As a result, compensation paid to any of our “covered employees” in excess of $1 million per taxable year generally will not be deductible unless, among other requirements, it is intended to qualify, and is

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Proposal 3 | Amendment and Restatement of 2017 Equity Incentive Plan

eligible to qualify, as “performance-based compensation” under Section 162(m) of the Code pursuant to the transition relief described above. Because of certain ambiguities and uncertainties as to the application and interpretation of Section 162(m) of the Code, as well as other factors beyond the control of the Compensation Committee, no assurance can be given that any award granted under the Amended 2017 Plan will be eligible for such transition relief and, therefore, eligible for the “performance-based compensation” exception under Section 162(m) of the Code.

New Plan Benefits under Amended 2017 Plan

Amended 2017 Plan

Name and position	Dollar value	Number of shares
Michael M. Morrissey, Ph.D. President and Chief Executive Officer	(1)	(1)
Christopher J. Senner Executive Vice President and Chief Financial Officer	(1)	(1)
Patrick J. Haley Executive Vice President, Commercial	(1)	(1)
Jeffrey J. Hessekiel, J.D. Executive Vice President, General Counsel and Secretary	(1)	(1)
Peter Lamb, Ph.D. Executive Vice President, Scientific Strategy and Chief Scientific Officer	(1)	(1)
Gisela M. Schwab, M.D. Former President, Product Development and Medical Affairs and Chief Medical Officer	(2)	(2)
All current executive officers as a group	(1)	(1)
All current directors who are not executive officers as a group	$4,000,000 per calendar year	(3)
All employees, including all current officers who are not executive officers, as a group	(1)	(1)

(1)

Awards granted under the Amended 2017 Plan to our executive officers and other employees are discretionary and are not subject to set benefits or amounts under the terms of the Amended 2017 Plan, and the Board and the Compensation Committee have not granted any awards under the Amended 2017 Plan subject to stockholder approval of this Proposal 3. Accordingly, the benefits or amounts that will be received by or allocated to our executive officers and other employees under the Amended 2017 Plan are not determinable.

(2)	Dr. Schwab passed away in September 2021.

(3)

Awards granted under the Amended 2017 Plan to our non-employee directors are discretionary and are not subject to set benefits or amounts under the terms of the Amended 2017 Plan. However, pursuant to our equity compensation policy for non-employee directors, each of our current non-employee directors (except Dr. Cohen, who is not standing for re-election at the Annual Meeting) automatically will be granted annual awards in the form of a stock option and RSU award (or in the form of a stock option or RSU award only, if elected by such individual) on the day following each of our annual meetings of stockholders, provided that such individual is a non-employee director on such date. The total dollar value of each non-employee director’s annual awards will be $400,000. The number of shares of our common stock subject to each such award will be based on the valuation methodology established by the Board, which is in part based on the fair market value of our common stock during the 30-calendar day period prior to the grant date and, therefore, is not determinable at this time. On and after the date of the Annual Meeting, any such awards will be granted under the Amended 2017 Plan if this Proposal 3 is approved by our stockholders. For additional information regarding our equity compensation policy for non-employee directors, see the “Compensation of Directors” section above.

2022 Proxy Statement 47

Plan Benefits under 2017 Plan

The following table sets forth, for each of the individuals and the various groups indicated, the total number of shares of our common stock subject to awards that have been granted (even if not currently outstanding) under the 2017 Plan since its approval by our stockholders in 2017 through the Record Date.

Name and position	Number of shares
Michael M. Morrissey, Ph.D. President and Chief Executive Officer	4,311,397
Christopher J. Senner Executive Vice President and Chief Financial Officer	1,281,373
Patrick J. Haley Executive Vice President, Commercial	1,175,285
Jeffrey J. Hessekiel, J.D. Executive Vice President, General Counsel and Secretary	1,141,600
Peter Lamb, Ph.D. Executive Vice President, Scientific Strategy and Chief Scientific Officer	1,180,365
Gisela M. Schwab, M.D. Former President, Product Development and Medical Affairs and Chief Medical Officer	1,183,649
All current executive officers as a group	9,340,020
All current directors who are not executive officers as a group	1,271,083
Each nominee for election as a director
Carl B. Feldbaum, Esq.	161,598
Maria C. Freire, Ph.D.	145,203
Alan M. Garber, M.D., Ph.D.	161,598
Vincent T. Marchesi, M.D., Ph.D.	120,372
Michael M. Morrissey, Ph.D.	4,311,397
Stelios Papadopoulos, Ph.D.	104,253
George Poste, DVM, Ph.D., FRS	104,253
Julie Anne Smith	129,261
Lance Willsey, M.D.	161,598
Jacqueline Wright	62,575
Jack L. Wyszomierski	120,372
Each associate of any executive officers, current directors or director nominees	—
Each other person who received or is to receive 5% of awards	—
All employees, including all current officers who are not executive officers, as a group	23,215,338

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Proposal 3 | Amendment and Restatement of 2017 Equity Incentive Plan

Equity Compensation Plan Information

The following table provides certain information about our common stock that may be issued upon the exercise of stock options and other rights under all of our existing equity compensation plans as of December 31, 2021, which consists of our 2000 Employee Stock Purchase Plan (the ESPP), the 2014 Plan, our 2016 Inducement Award Plan (the 2016 Plan) and the 2017 Plan:

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)	Weighted-average exercise price of outstanding options, warrants and rights (b)		Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by stockholders (1)	26,658,364	$8.50	(2)	14,172,938
Equity compensation plans not approved by stockholders (3)	150,700	$19.72		—
Total	26,809,064	$8.56		14,172,938

(1)

Equity plans approved by our stockholders include the 2014 Plan, the 2017 Plan and the ESPP. As of December 31, 2021, a total of 3,168,354 shares of our common stock remained available for issuance under the ESPP, and up to a maximum of 534,037 shares of our common stock may be purchased in the current purchase period. The shares issuable pursuant to our ESPP are not included in the number of shares to be issued pursuant to rights outstanding or and the weighted-average exercise price of such rights as of December 31, 2021, as those numbers are not known.

(2)

The weighted-average exercise price takes into account the shares subject to outstanding RSU awards, including such awards with performance conditions, which have no exercise price. The weighted-average exercise price, excluding such outstanding RSU awards, is $16.76.

(3)

Represents shares of our common stock issuable pursuant to the 2016 Plan. As of December 31, 2021, no shares of our common stock remained available for additional grants under the 2016 Plan. In November 2016, the Board adopted the 2016 Plan pursuant to which we reserved 1,500,000 shares of our common stock for issuance under the 2016 Plan. The only persons eligible to receive grants of Awards under the 2016 Plan are individuals who satisfy the standards for inducement grants under Nasdaq Marketplace Rule 5635(c)(4) and the related guidance under Nasdaq IM 5635-1—that is, generally, a person not previously an employee or director of Exelixis, or following a bona fide period of non-employment, as an inducement material to the individual’s entering into employment with Exelixis. An “Award” is any right to receive Exelixis common stock pursuant to the 2016 Plan, consisting of NSOs, stock appreciation rights, restricted stock awards, RSU awards, or any other stock award.

Required Vote and Board of Directors Recommendation

The affirmative vote of the holders of a majority of the shares present or represented by proxy and entitled to vote at the Annual Meeting is required to approve the Amended 2017 Plan. Abstentions will be counted toward the tabulation of votes cast on the proposal and will have the same effect as votes against this proposal. Broker non-votes will have no effect and will not be counted towards the vote total.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” PROPOSAL 3.

2022 Proxy Statement 49

PROPOSAL 4

ADVISORY VOTE ON THE COMPENSATION OF THE NAMED EXECUTIVE OFFICERS

Our stockholders are entitled to vote to approve, on an advisory basis, the compensation, as disclosed in this Proxy Statement, of our Chief Executive Officer, Chief Financial Officer and the other executive officers appearing in the table titled “Summary Compensation Table” later in this Proxy Statement (collectively, the Named Executive Officers). This vote is not intended to address any specific item of compensation, but rather the overall compensation of our Named Executive Officers and the philosophy, policies and practices described in this Proxy Statement.

The Board encourages our stockholders to review the compensation tables and read the disclosures set forth in the “Compensation Discussion and Analysis” section of this Proxy Statement that describe our executive compensation program and the compensation of our Named Executive Officers for fiscal 2021. For the reasons described in this Proxy Statement, the Board believes that our executive compensation program strongly aligns with the interests of our stockholders, effectively ties executive compensation with our performance and results in the attraction and retention of highly talented executives.

Accordingly, the Board recommends that our stockholders vote FOR the following resolution:

“RESOLVED, that the compensation paid to the Named Executive Officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion, is hereby APPROVED.”

Required Vote and Board of Directors Recommendation

Advisory approval of Proposal 4 requires the affirmative vote of a majority of the shares present or represented by proxy at the Annual Meeting and entitled to vote on this proposal. Abstentions will be counted toward the tabulation of votes cast on the proposal and will have the same effect as votes against this proposal. Broker non-votes, if any, will have no effect.

Our stockholders have expressed a preference, and our Board has determined, to hold an advisory vote on executive compensation annually. We are presenting this Proposal 4 as required by Section 14A of the Exchange Act. Our Board believes that approval of Proposal 4 is in our best interests and the best interests of our stockholders for the reasons stated above. Because the vote is advisory, it is not binding on the Board or on us. Nevertheless, the views expressed by our stockholders, whether through this vote or otherwise, are very important to the Board and the management team and, accordingly, the Compensation Committee and Board intend to consider the results of this vote in making determinations in the future regarding executive compensation arrangements. Your vote will serve as an additional tool to guide the Compensation Committee and Board as they continue to improve the alignment of our executive compensation programs with business objectives and performance and with the interests of our stockholders. Unless our Board changes the frequency of future advisory votes on executive compensation, the next advisory vote on executive compensation will be held at the 2023 Annual Meeting of Stockholders.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” PROPOSAL 4.

50 Exelixis, Inc.

Security Ownership of Certain Beneficial Owners and Management

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding the ownership of our common stock as of February 28, 2022, (except as noted) by: (i) each director and nominee for director; (ii) each of the executive officers named in the Summary Compensation Table; (iii) all current executive officers and directors of Exelixis as a group; and (iv) all those known by us to be beneficial owners of more than five percent of our common stock.

	Beneficially Owned (1)
Name of Beneficial Owner	Number of Shares of Common Stock	Percentage of Total

Executive Officers and Directors

Michael M. Morrissey, Ph.D. (2)	2,672,884	*

Christopher J. Senner (3)	852,234	*

Patrick J. Haley (4)	467,129	*

Jeffrey J. Hessekiel, J.D. (5)	793,096	*

Peter Lamb, Ph.D. (6)	645,747	*

Charles Cohen, Ph.D. (7)	403,884	*

Carl B. Feldbaum, Esq. (8)	210,119	*

Maria C. Freire, Ph.D. (9)	128,629	*

Alan M. Garber, M.D., Ph.D. (10)	254,316	*

Vincent T. Marchesi, M.D., Ph.D. (11)	146,363	*

Stelios Papadopoulos, Ph.D. (12)	1,251,806	*

George Poste, DVM, Ph.D., FRS (13)	245,384	*

Julie A. Smith (14)	156,220	*

Lance Willsey, M.D. (15)	666,013	*

Jacqueline Wright (16)	41,717	*

Jack L. Wyszomierski (17)	391,837	*

All current directors, executive officers as a group (17 persons) (18)	9,346,080	2.9%

5% Stockholders

BlackRock, Inc. (19) 55 East 52nd Street New York, New York 10055	32,277,378	10.1%

The Vanguard Group (20) 100 Vanguard Blvd. Malvern, Pennsylvania 19355	30,059,689	9.4%

FMR LLC (21) 245 Summer Street Boston, Massachusetts 02210	18,804,979	5.9%

Renaissance Technologies LLC (22) 800 Third Avenue New York, New York 10022	17,100,778	5.3%

T. Rowe Price Associates, Inc. (23) 100 E. Pratt Street Baltimore, MD 21202	17,099,967	5.3%

*	Less than one percent.

2022 Proxy Statement 51

(1)

This table is based upon information supplied by executive officers and directors and upon information gathered by us about principal stockholders known to us. Unless otherwise indicated in the footnotes to this table and subject to community property laws where applicable, we believe that each of the stockholders named in this table has sole voting and investment power with respect to the shares indicated as beneficially owned. Applicable percentages are based on 319,930,986 shares outstanding on February 28, 2022, adjusted as required by rules promulgated by the SEC. The percentage of beneficial ownership as to any person as of a particular date is calculated by dividing the number of shares beneficially owned by such person, which includes the number of shares as to which such person has the right to acquire voting or investment power within 60 days of February 28, 2022, by the sum of the number of shares outstanding as of such date plus the number of shares as to which such person has the right to acquire voting or investment power within 60 days of February 28, 2022. Consequently, the denominator for calculating beneficial ownership percentages may be different for each beneficial owner.

(2)

Includes 1,246,316 shares held by Michael M. Morrissey and Meghan D. Morrissey, Trustees of the Morrissey Family Living Trust dated July 21, 1994, as amended. Also includes 1,350,224 shares Dr. Morrissey has the right to acquire pursuant to options exercisable within 60 days of February 28, 2022. Also includes 17,728 shares held by Dr. Morrissey under our 401(k) Plan, determined based upon information provided in plan statements.

(3)

Includes 585,843 shares Mr. Senner has the right to acquire pursuant to options exercisable within 60 days of February 28, 2022. Also includes 2,723 shares held by Mr. Senner under our 401(k) Plan, determined based upon information provided in plan statements.

(4)

Includes 23,539 shares held by Mr. Haley’s spouse. Also includes 339,259 shares Mr. Haley has the right to acquire pursuant to options exercisable within 60 days of February 28, 2022. Also includes 10,648 shares held by Mr. Haley under our 401(k) Plan, determined based upon information provided in plan statements.

(5)

Includes 313,343 shares Mr. Hessekiel has the right to acquire pursuant to options exercisable within 60 days of February 28, 2022. Also includes 999 shares held by Mr. Hessekiel under our 401(k) Plan, determined based upon information provided in plan statements.

(6)

Includes 358,888 shares Dr. Lamb has the right to acquire pursuant to options exercisable within 60 days of February 28, 2022. Also includes 17,105 shares held by Dr. Lamb under our 401(k) Plan, determined based upon information provided in plan statements.

(7)	Includes 161,598 shares Dr. Cohen has the right to acquire pursuant to options exercisable within 60 days of February 28, 2022, 33,549 of which would be subject to repurchase by us, if so exercised.

(8)

Includes 201,598 shares Mr. Feldbaum has the right to acquire pursuant to options exercisable within 60 days of February 28, 2022, 33,549 of which would be subject to repurchase by us, if so exercised.

(9)

Includes 3,530 shares issuable pursuant to RSUs that will vest within 60 days of February 28, 2022 and 96,802 shares Dr. Freire has the right to acquire pursuant to options exercisable within 60 days of February 28, 2022, 16,598 of which would be subject to repurchase by us, if so exercised.

(10)	Includes 241,598 shares Dr. Garber has the right to acquire pursuant to options exercisable within 60 days of February 28, 2021, 33,549 of which would be subject to repurchase by us, if so exercised.

(11)	Includes 80,248 shares Dr. Marchesi has the right to acquire pursuant to options exercisable within 60 days of February 28, 2022, 16,598 of which would be subject to repurchase by us, if so exercised.

(12)	Includes 48,194 shares Dr. Papadopoulos has the right to acquire pursuant to options exercisable within 60 days of February 28, 2022.

(13)	Includes 88,194 shares Dr. Poste has the right to acquire pursuant to options exercisable within 60 days of February 28, 2022.

(14)	Includes 139,919 shares Ms. Smith has the right to acquire pursuant to options exercisable within 60 days of February 28, 2022.

(15)	Includes 241,598 shares Dr. Willsey has the right to acquire pursuant to options exercisable within 60 days of February 28, 2022, 33,549 of which would be subject to repurchase by us, if so exercised.

(16)	Includes 41,717 shares Ms. Wright has the right to acquire pursuant to options exercisable within 60 days of February 28, 2022, 41,717 of which would be subject to repurchase by us, if so exercised.

(17)

Includes 160,248 shares Mr. Wyszomierski has the right to acquire pursuant to options exercisable within 60 days of February 28, 2022, 16,598 of which would be subject to repurchase by us, if so exercised.

52 Exelixis, Inc.

Security Ownership of Certain Beneficial Owners and Management

(18)

Total number of shares includes 4,844,076 shares of common stock held by our current directors and executive officers as of February 28, 2022, and entities affiliated with such directors and executive officers. Also includes 3,530 shares issuable pursuant to RSUs that will vest within 60 days of February 28, 2022. Also includes 4,449,271 shares our directors and executive officers have the right to acquire pursuant to options exercisable within 60 days of February 28, 2022, 225,707 of which would be subject to repurchase by us, if so exercised. Also includes 49,203 shares held by our current directors and executive officers under our 401(k) Plan, determined based upon information provided in plan statements.

(19)

BlackRock, Inc. reported that it has sole voting power over 31,393,879 of such shares and sole dispositive power over all of the shares. Blackrock, Inc. also reported that Blackrock Fund Advisors beneficially owns 5% or more of our outstanding common stock. The information is based solely on a Schedule 13G/A, filed with the SEC on January 27, 2022, which provides information only as of December 31, 2021, and, consequently, the beneficial ownership of BlackRock may have changed between December 31, 2021 and February 28, 2022.

(20)

The Vanguard Group reported that it has shared voting power over 179,798 of such shares, sole dispositive power over 29,599,914 of such shares and shared dispositive power over 459,775 of such shares. The information is based solely on a Schedule 13G/A, filed with the SEC on February 10, 2022, which provides information only as of December 31, 2021, and, consequently, the beneficial ownership of Vanguard may have changed between December 31, 2021 and February 28, 2022.

(21)

FMR LLC reported that it has sole voting power over 668,676 of such shares and sole dispositive power over all of the shares. The information is based solely on a Schedule 13G filed with the SEC on February 9, 2022, which provides information only as of December 31, 2021, and, consequently, the beneficial ownership of FMR LLC may have changed between December 31, 2021 and February 28, 2022.

(22)

These shares are beneficially owned by Renaissance Technologies LLC (RTC), and Renaissance Technologies Holdings Corporation (RTHC), the majority owner of RTC. RTC reported that it and RTHC each have sole voting power over all of the shares and sole dispositive power over all of the shares. The information is based solely on a Schedule 13G/A filed with the SEC on February 11, 2022, which provides information only as of December 31, 2021, and, consequently, the beneficial ownership of RTC and RTHC may have changed between December 31, 2021 and February 28, 2022.

(23)

T. Rowe Price Associates, Inc. reported that it has sole voting power over 4,139,519 of such shares and sole dispositive power over all of the shares. The information is based solely on a Schedule 13G/A filed with the SEC on February 14, 2022, which provides information only as of December 31, 2021, and, consequently, the beneficial ownership of T. Rowe Price Associates may have changed between December 31, 2021 and February 28, 2022.

2022 Proxy Statement 53

INFORMATION ABOUT OUR EXECUTIVE OFFICERS

The following chart sets forth certain information regarding our executive officers as of March 28, 2022:

Name	Age	Position

Michael M. Morrissey, Ph.D. (1)	61	President and Chief Executive Officer

Christopher J. Senner	54	Executive Vice President and Chief Financial Officer

Vicki L. Goodman, M.D.	52	Executive Vice President, Product Development & Medical Affairs, and Chief Medical Officer

Patrick J. Haley	46	Executive Vice President, Commercial

Jeffrey J. Hessekiel, J.D.	53	Executive Vice President, General Counsel and Secretary

Peter Lamb, Ph.D.	61	Executive Vice President, Scientific Strategy and Chief Scientific Officer

(1)	Please see “Director Nominees” in this Proxy Statement for Dr. Morrissey’s biography.

Christopher J. Senner Executive Vice President and Chief Financial Officer

Christopher J. Senner, has served as Executive Vice President and Chief Financial Officer (and in such capacity, as our principal financial officer and principal accounting officer, as defined under applicable securities laws) since July 2015. Prior to joining Exelixis, Mr. Senner served as Vice President, Corporate Finance for Gilead Sciences, Inc., a biopharmaceutical company, from March 2010 to July 2015, where he was accountable for controllership, tax, treasury and corporate and operational financial planning. Mr. Senner previously spent eighteen years at Wyeth, a pharmaceutical company acquired by Pfizer Inc. in 2009, in a variety of financial roles with increasing responsibility, most notably as Chief Financial Officer of Wyeth’s U.S. pharmaceuticals business and the BioPharma Business Unit. Since 2019, Mr. Senner has served as a member of the board of directors of Cortexyme, Inc., a publicly held clinical-stage biopharmaceutical company. Mr. Senner holds a B.S. in Finance from Bentley College.

Vicki L. Goodman, M.D. Executive Vice President, Product Development & Medical Affairs, and Chief Medical Officer

Vicki L. Goodman, M.D., has served as Executive Vice President, Product Development & Medical Affairs, and Chief Medical Officer since January 2022. Dr. Goodman has more than two decades of oncology experience as a drug development leader at global biopharmaceutical organizations, regulator and clinician. Prior to joining Exelixis, from June 2020 to December 2021 she was Vice President, Clinical Research and (from September 2020 to December 2021) Therapeutic Area Head, Late Stage Oncology at Merck & Co., where she oversaw key elements of the company’s late-stage development portfolio. Previously, from January 2015 to May 2020, Dr. Goodman served at Bristol-Myers Squibb Company (BMS), most recently as Vice President and Head, New Asset Development Teams, and throughout her tenure at BMS she was a member of the company’s Oncology Senior Leadership Team. From 2007 to 2015, Dr. Goodman held positions of increasing responsibility at GlaxoSmithKline plc. Prior to entering the biopharmaceutical industry, from 2004 to 2007, she worked as a Medical Officer in the then-Division of Oncology Drug Products, part of the Center for Drug Evaluation and Research at the U.S. Food and Drug Administration. From 2001 to 2004, she completed a clinical fellowship in hematology and medical oncology at the University of Michigan, Ann Arbor, where she also undertook her internship and residency. Dr. Goodman obtained her M.D. from Albert Einstein College of Medicine and her B.A. in Biochemistry, with Honors, from Rutgers University.

Patrick J. Haley Executive Vice President, Commercial

Patrick J. Haley, has served as the company’s Executive Vice President, Commercial since February 2020 and has held positions of progressive commercial leadership since September 2010, serving as Senior Vice President, Commercial from December 2016 to February 2020, Vice President, Commercial from November 2014 to November 2016, Executive Director, Sales & Marketing from September 2013 to October 2014, Senior Director, Marketing from March 2012 to August 2013, and as Director, Marketing from September 2010 to February 2012. Prior to joining Exelixis, from 2007 to 2010, he held positions of increasing responsibility at Genentech, Inc., on the Avastin marketing team, most recently Group Product Manager. Between 2003 and 2007, Mr. Haley served in various sales and marketing roles at Amgen, Inc. He served as an analyst at PWC Securities, Lehman Brothers and Accenture from 1998 to 2001. Mr. Haley holds a Masters of Business Administration from University of Michigan, Ross School of Business, and a Bachelor of Arts in Art History and Medieval and Renaissance Studies from Duke University.

54 Exelixis, Inc.

Information About Our Executive Officers

Jeffrey J. Hessekiel, J.D. Executive Vice President, General Counsel and Secretary

Jeffrey J. Hessekiel, J.D., has served as Executive Vice President and General Counsel since February 2014, and as Secretary from October 2014 to September 2017 and again since January 2022. From 2012 to 2014, he held the position of Senior Counsel at Arnold & Porter Kaye Scholer LLP, where he advised emerging growth and public companies, primarily in the life sciences sector, on complex legal issues connected with strategic transactions, healthcare compliance programs and investigations, and regulatory matters. Prior to working with Arnold & Porter, from 2002 to 2012, he held positions of increasing responsibility at Gilead Sciences, Inc., most recently as Chief Compliance & Quality Officer where he was responsible for the creation and management of Gilead’s Corporate Compliance & Quality department. From 1998 to 2002, Mr. Hessekiel held the position of Associate, working on both litigation and corporate matters for Wilson Sonsini Goodrich and Rosati PC. Mr. Hessekiel also worked as an Associate focusing on litigation matters for Heller Ehrman LLP from 1996 to 1998. Prior to joining Heller Ehrman LLP, Mr. Hessekiel also worked for several international non-governmental organizations. Mr. Hessekiel received his J.D. from The George Washington University Law School and is admitted to practice in California. Mr. Hessekiel received a B.A. in Political Science from Duke University.

Peter Lamb, Ph.D. Executive Vice President, Scientific Strategy and Chief Scientific Officer

Peter Lamb, Ph.D., has served as Executive Vice President, Scientific Strategy and Chief Scientific Officer since February 2016. Previously, he served as Executive Vice President, Discovery Research and Chief Scientific Officer from September 2009 to February 2016, as Senior Vice President, Discovery Research and Chief Scientific Officer from January 2007 until September 2009, as Vice President, Discovery Pharmacology from December 2003 until January 2007 and as Senior Director, Molecular Pharmacology and Structural Biology from October 2000 until December 2003. Prior to joining Exelixis, from June 1992 until September 2000, Dr. Lamb held positions of increasing responsibility at Ligand Pharmaceuticals, a pharmaceutical company, most recently serving as Director of Transcription Research. Dr. Lamb has held post-doctoral research fellowships at the Carnegie Institution, Department of Embryology, with Dr. S.L. McKnight and the University of Oxford with Dr. N.J. Proudfoot, working in the field of gene regulation. He has authored numerous articles in the fields of gene expression, signal transduction and oncology, and is an author on multiple issued and pending U.S. patents. He has a Ph.D. in Molecular Biology from the ICRF/University of London and a B.A. in Biochemistry from the University of Cambridge.

2022 Proxy Statement 55

COMPENSATION OF EXECUTIVE OFFICERS

Compensation Discussion and Analysis

This Compensation Discussion and Analysis (CD&A) explains the strategy, design, and decision-making related to our compensation programs and practices for the following individuals to whom we refer as our Named Executive Officers. This CD&A is intended to provide perspective on the information contained in the tables that follow this discussion.

Named Executive Officers	Title

Michael M. Morrissey, Ph.D.	President and Chief Executive Officer

Christopher J. Senner	Executive Vice President and Chief Financial Officer

Patrick J. Haley	Executive Vice President, Commercial

Jeffrey J. Hessekiel, J.D.	Executive Vice President, General Counsel and Secretary

Peter Lamb, Ph.D.	Executive Vice President, Scientific Strategy and Chief Scientific Officer

Gisela M. Schwab, M.D. (1)	Former President, Product Development and Medical Affairs and Chief Medical Officer

(1)	Dr. Schwab passed away in September 2021. All 2021 compensation decisions for Dr. Schwab are described below under the heading “Passing of Gisela M. Schwab.”

While the principal purpose of this CD&A is to discuss the compensation of our Named Executive Officers, many of the programs discussed apply to other members of senior management who, together with the Named Executive Officers, are collectively referred to as our executive officers. The market for top talent in the biopharmaceutical industry is intensely competitive. As explained in further detail below, our compensation programs are designed to attract, motivate and retain job candidates across a variety of disciplines who present the skills, expertise, and experience necessary to grow our business operations and sustain our mission. Our compensation programs necessarily balance shorter- and longer-term incentives, and they incorporate compensation elements that mix rewards for service over time with performance-based rewards. In this way, we believe our compensation programs are effective for attracting top talent and align favorably with our peer group.

Executive Summary

Our Business

We are an oncology-focused biotechnology company that strives to accelerate the discovery, development and commercialization of new medicines for patients with difficult-to-treat cancers. Using our considerable drug discovery, development and commercialization resources and capabilities, we have invented and brought to market innovative therapies that appropriately balance patient benefits and risks; we will continue to build on this foundation as we strive to provide cancer patients with new treatment options that improve upon current standards of care.

Today, four products that originated in Exelixis laboratories are available to be prescribed to patients. Sales related to our flagship molecule, cabozantinib, account for the large majority of our revenues. Cabozantinib is an inhibitor of multiple tyrosine kinases including MET, AXL, VEGF receptors and RET and has been approved by the U.S. Food and Drug Administration (FDA) and in 61 other countries as: CABOMETYX® (cabozantinib) tablets approved for advanced renal cell carcinoma (RCC), both alone and in combination with Bristol-Myers Squibb Company’s (BMS) OPDIVO® (nivolumab), for previously treated hepatocellular carcinoma (HCC) and, currently by the FDA, for previously treated, radioactive iodine-refractory differentiated thyroid cancer (DTC); and COMETRIQ® (cabozantinib) capsules approved for progressive, metastatic medullary thyroid cancer. For physicians treating these types of cancer, cabozantinib has become or is becoming an important medicine in their selection of effective therapies.

The other two products resulting from our discovery efforts are: COTELLIC® (cobimetinib), an inhibitor of MEK approved as part of multiple combination regimens to treat specific forms of advanced melanoma and marketed under a collaboration with Genentech, Inc. (a member of the Roche Group) (Genentech); and MINNEBRO® (esaxerenone), an oral, non-steroidal, selective blocker of the mineralocorticoid receptor approved for the treatment of hypertension in Japan and licensed to Daiichi Sankyo Company, Limited.

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Compensation of Executive Officers | Compensation Discussion and Analysis

2021 Financial Performance Highlights1

The Exelixis team made significant progress across the entire business throughout the year while delivering strong financial results in fiscal 2021, with total revenues of 1,435.0 million, a 45% year-over-year increase, and ending fiscal 2021 with a healthy cash and investments balance of $1.9 billion. Other key financial highlights from fiscal 2021 include:

››	Cabozantinib franchise net product revenues in the U.S. of $1,077.3 million, representing a 45% year-over-year increase;

››

Total operating expenses of $1,148.3 million, up 31% from the prior fiscal year and including research and development expenses of $693.7 million, underscoring our commitment to investing in our potential product pipeline; and

››	A fifth full year of operating profit, resulting in diluted earnings per share of $0.72, driven by strong revenue growth and disciplined expense management.

[1]

Revenues, expenses, cash and investments, and diluted earnings per share included in 2021 Financial Performance Highlights are calculated in accordance with U.S. Generally Accepted Accounting Principles.

2021 Corporate Performance Highlights

We had a strong fiscal 2021 across all components of our business as we continued to grow the cabozantinib business and advance a diversified and growing pipeline of clinical and discovery programs, despite the continued challenges imposed by the evolving effects of the COVID-19 pandemic. We executed commercially by utilizing dynamic strategies to maintain engagement with prescribers despite certain periods of restricted in-person access and the continued evolution of the digital business environment; we succeeded in the clinic by adjusting the advancement and operation of our clinical trials in compliance with established protocols, placing the highest priority on patient safety; and we created opportunity with drug

2022 Proxy Statement 57

discovery by advancing our research where it could be done safely and by supplementing it with research collaborations and in-licensing arrangements. Key highlights of our corporate performance include:

Achievement of Regulatory Approvals for CABOMETYX for the Treatment of Advanced RCC and DTC

››	In January 2021, the FDA approved CABOMETYX in combination with OPDIVO as a first-line treatment for patients with advanced RCC, the most common form of kidney cancer.

››

To make the combination regimen available to eligible RCC patients outside of the U.S, we worked closely with our collaboration partners Ipsen Pharma SAS (Ipsen) and Takeda Pharmaceutical Company Limited (Takeda) on their respective regulatory strategies. In March 2021, Ipsen received regulatory approval from the European Commission for the combination of CABOMETYX and OPDIVO as a first-line treatment for advanced RCC, and in August 2021, Takeda and Ono Pharmaceutical Co., Ltd. (Ono), BMS’s partner responsible for the clinical development and commercialization of OPDIVO in Japan, received approval from the Japanese Ministry of Health, Labour and Welfare (MHLW) to manufacture and market CABOMETYX in combination with OPDIVO as a treatment for unresectable or metastatic RCC.

››

In September 2021, the FDA approved CABOMETYX for the treatment of patients with locally advanced or metastatic DTC, the most common type of thyroid cancer in the U.S., and we immediately commenced commercialization of CABOMETYX in this indication following approval.

Continued Successful Commercialization of CABOMETYX in Approved RCC and HCC Indications

››

In the U.S., we continued to promote CABOMETYX within its labeled RCC and HCC indications and educate physicians on the product’s unique clinical profile. These efforts helped drive continued strong product demand in 2021 despite increased competition from therapies that combine an immune checkpoint inhibitor (ICI) with another targeted agent to treat cancer.

››

In markets outside of the U.S., we worked closely with our partners Ipsen and Takeda in support of their respective regulatory strategies and commercialization efforts for CABOMETYX. As a result of additional approvals in territories outside of the U.S., CABOMETYX continued to grow both in sales and the number of RCC and HCC patients benefiting from its clinical effect in 2021. In the fourth quarter of 2021, Ipsen achieved the significant milestone of $400 million in net sales in its licensed territory, triggering a $100.0 million milestone payment to us in the first quarter of 2022.

Achievement of Enrollment Targets for and Positive Results from Multiple Phase 3 Pivotal Trials Evaluating Cabozantinib

››

In February 2021, we announced positive phase 2 results for CABOMETYX in patients with metastatic papillary renal cell carcinoma, a form of kidney cancer, from the S1500 trial (PAPMET), which was designed and managed by SWOG Cancer Research Network. The trial showed CABOMETYX significantly improved progression-free survival (PFS) versus current guideline-preferred therapy.

››

Reinforcing our efforts in RCC, in March 2021, we completed the enrollment of COSMIC-313, a phase 3 pivotal trial evaluating the triplet combination of cabozantinib, nivolumab and ipilimumab versus the combination of nivolumab and ipilimumab in patients with previously untreated advanced intermediate- or poor-risk RCC.

››

In June 2021, we announced detailed results from COSMIC-311, our pivotal phase 3 trial evaluating cabozantinib in patients with previously treated RAI-refractory DTC. The trial met its primary endpoint of demonstrating a significant improvement in PFS assessed by a blinded independent radiology committee. These positive results led to FDA approval of this indication in September 2021, and Exelixis initiated commercialization for this indication immediately following this approval.

Expansion of Product Pipeline Beyond the Cabozantinib Franchise

››

We made substantial progress expanding the clinical development of XL092, a next-generation oral tyrosine kinase inhibitor, by, among other things, entering into a clinical trial collaboration and supply agreement with BMS for STELLAR-002, a new phase 1b trial evaluating XL092 in combination with immuno-oncology therapies in advanced solid tumors. In December 2021, we initiated the dose-escalation stage of STELLAR-002.

››

In December 2020, we exercised our exclusive option for XB002, an antibody-drug conjugate (ADC) that targets tissue factor (TF), under our collaboration with Iconic Therapeutics, Inc. (Iconic), and we subsequently

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Compensation of Executive Officers | Compensation Discussion and Analysis

submitted an investigational new drug application (IND) to the FDA for XB002 in March 2021. In June 2021, we initiated a phase 1 trial of XB002 in patients with advanced solid tumors. In December 2021, based on the emerging favorable data from the phase 1 trial, we amended our collaboration with Iconic to acquire broad rights to use the anti-TF antibody incorporated into XB002 for any application, including conjugated to other payloads, as well as rights within oncology to a number of other anti-TF antibodies developed by Iconic, including for use in ADCs and multispecific biotherapeutics.

››

In October 2021, we exercised our exclusive option to in-license XL114 (formerly AUR104), a novel anti-cancer compound that inhibits activation of the CARD11-BCL10-MALT1 (CBM) complex, a key component of signaling downstream of B- and T-cell receptors, which promotes B- and T-cell lymphoma survival and proliferation. As a result, we assumed responsibility for all subsequent clinical development, manufacturing and commercialization of the compound. In April 2022, we initiated a phase 1 trial of XL114 as a monotherapy in patients with non-Hodgkin’s lymphoma (NHL).

››

In an effort to expand our pipeline to encompass a variety of promising therapeutic modalities, in August 2021, we expanded our discovery and licensing collaboration with Invenra, Inc. (Invenra) to include an additional 20 oncology targets.

››

As a direct result of our research collaborations and other arrangements, we designated XB010, our first ADC advanced internally, as a development candidate in late 2021. XB010, which targets the tumor antigen 5T4, incorporates antibodies sourced from Invenra and was constructed using and SMARTag® site-specific bioconjugation platform under our collaboration with subsidiaries of Catalent, Inc.

2021 Executive Compensation Program Highlights

In 2021, we continued in our efforts to create long-term value for our stockholders by driving the expansion and depth of our commercial and investigational product offerings, growing our revenues and improving our future business prospects through important partnerships with emerging biotherapeutic companies. The Compensation Committee believes that the 2021 compensation of all our employees, including our Named Executive Officers, is appropriate not only due to the achievement of critical milestones, but also to continue to encourage their diligent efforts towards the achievement of our key priorities and anticipated milestones in 2022 and beyond. In consideration of the company’s performance as summarized above, the Board and Compensation Committee took the following key actions with respect to 2021 compensation for our Named Executive Officers:

Key Compensation Actions	Description

Approved Salary Increases for Named Executive Officers	In February 2021, the Compensation Committee increased base salaries for our Named Executive Officers by between 3% and 6% over salaries for 2020.

Approved Annual Cash Bonuses That Are Aligned with Strong Company Performance

In February 2022, the Compensation Committee approved the payment of cash bonuses in amounts between 115% and 120% of each Named Executive Officer’s 2021 target cash bonus amounts. These decisions reflected the Compensation Committee’s assessment of the overall achievement of our pre-determined 2021 corporate goals, and the individual contributions of each Named Executive Officer toward the achievement of our corporate goals.

Granted Performance-Based and Time-Based Awards under Our Long-Term Incentive Program (LTIP)

In early 2021, the Compensation Committee approved equity awards for each Named Executive Officer to be comprised of approximately 50% performance-based RSU awards (PSUs) and 50% time-based equity awards (in the form of stock options for our CEO and RSU awards for our other Named Executive Officers). After consulting with its independent compensation consultant, the Compensation Committee changed the weighting of the equity awards from 100% PSUs in fiscal 2020 to 50% PSUs and 50% time-based equity awards in fiscal 2021 to serve as an effective balance between retention and performance, risk and leverage, as well as alignment with our peer group.

Did Not Adjust Performance Targets for LTIP or Annual Cash Bonus Plan

Notwithstanding continuing challenges imposed by the COVID-19 pandemic on our business, the Compensation Committee believed that the performance targets were critical business objectives for the company and that the established programs remained appropriate. Consequently, the Compensation Committee did not adjust the performance targets for either our LTIP or our Annual Cash Bonus Plan in 2021.

2022 Proxy Statement 59

Compensation Practices and Governance Highlights

Pay for Performance	›› We link the compensation of our Named Executive Officers to our corporate performance.

Stockholder Alignment	›› We use long-term equity incentives to align the interests of our Named Executive Officers with those of our stockholders.

Alignment of Compensation Metrics and Corporate Strategy	›› Our Compensation Committee establishes long-term incentive compensation programs based on metrics that are aligned with our corporate strategy and designed to build value for our stockholders.

Compensation Governance	›› Our Compensation Committee is made up entirely of independent directors and engages an independent compensation consultant to advise on executive compensation matters.

Stockholder Feedback	›› We value the feedback of our stockholders and solicit it on a regular basis, including through an annual stockholder vote to approve our say-on-pay proposal.

Recoupment (or Clawback) Policy

››  We maintain a Clawback Policy that permits the company to recoup variable compensation from senior level employees, including our Named Executive Officers, in the event of misconduct that causes material harm to the company.

Annual Cash Bonus Amounts Subject to Payment Maximums	›› Our Annual Cash Bonus Plan sets a cap of 200% on the payouts of target bonus payments for individual and/or corporate performance.

Equity Plan Features

››  Applies a maximum 7-year term for stock options.

››  Prohibits repricing of underwater stock options without prior stockholder approval.

››  The 2017 Plan also includes minimum vesting requirements of no less than one year for all types of awards, subject to limited exceptions.

Stock Ownership Guidelines	›› We apply stock ownership guidelines to directors and executive officers to further align their interests with those of our stockholders.

Change in Control Provisions

››  Does not include excessive change in control or severance payments.

››  Provides “double-trigger” change in control benefits.

››  Does not include tax gross-ups on severance or change in control benefits.

Perquisites, Retirement and Pension Benefits	›› Our Named Executive Officers do not receive excessive perquisites or post-termination retirement or pension benefits that are not available to all employees generally.

Prohibition on Hedging and Margin Loans	›› We prohibit hedging and purchases on margin by executive officers and directors.

Meaningful Limits on Pledging

››  We limit pledging of our common stock by executive officers and directors to circumstances where the individual can clearly demonstrate the financial capacity to repay the loan without resorting to the pledged securities. No executive officers or directors pledged our common stock during 2021.

Compensation Risk Assessment

››  Our Compensation Committee conducts an annual risk assessment of our compensation policies and practices to ensure that our programs are not reasonably likely to have a material adverse effect on us.

Objectives of the Compensation Program

The primary goals of our executive compensation program are to:

››	Provide market-competitive compensation that attracts, motivates and retains our executive officers to achieve our short- and long-term business objectives;

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Compensation of Executive Officers | Compensation Discussion and Analysis

››	Align our executive officers’ compensation with the interests of our stockholders; and

››	Reward our executive officers for success in achieving our corporate goals.

The success of any biotechnology company depends in large part upon the quality of its workforce. Therefore, we believe it is critical to our business that we retain our core team of highly qualified employees, including our Named Executive Officers. As a testament to the high demand for their services in the marketplace, large pharmaceutical and biotechnology companies and strong local competitors have pursued our executives and other highly skilled employees. In light of this competitive pressure, each year we design our executive compensation program to help attract, motivate and retain highly qualified individuals with relevant experience in the biotechnology industry to manage the varied aspects of our growing business operations.

How We Determine Executive Compensation

Role of the Compensation Committee, Compensation Consultants and Executive Officers in Compensation Decisions

Role of the Compensation Committee

The Compensation Committee is responsible for evaluating and approving the compensation packages offered to our Named Executive Officers. When appropriate, the Compensation Committee will solicit the input of, or present its recommendations on compensation matters for consideration and approval to, the full Board. The Compensation Committee acts on behalf of the Board in discharging the Board’s responsibilities with respect to overseeing our compensation policies, plans and programs, and establishing and reviewing general policies relating to compensation and benefits of our employees. The Compensation Committee also administers our equity and other incentive plans. The Compensation Committee does not delegate any of its functions to others in determining executive compensation.

Role of Compensation Consultants

Under its charter, the Compensation Committee has the authority to obtain the advice and assistance from external advisors to assist it in the performance of its duties. In accordance with this authority, the Compensation Committee engages external advisors to advise on executive officer compensation, including base salaries, bonus targets and equity compensation, as well as director compensation. These advisors also prepare industry compensation data, assist with the development of our peer group, and advise the Compensation Committee on best industry practices and relevant changes to regulations that may impact the Compensation Committee’s decision-making process with regard to executive officer and director compensation determinations. For 2021 compensation matters, the Compensation Committee retained the consulting firm Aon, to advise and assist with the following:

››	Development of a peer group to be used in the evaluation of 2021 executive and director compensation determinations.

››	Documentary support, including peer group and industry data with respect to base salaries, target annual cash bonuses and equity compensation.

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A market analysis of executive officer compensation compared to our peer group, which market analysis was reviewed with the Compensation Committee and used to guide 2021 base salary and bonus target decisions for our Named Executive Officers.

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A market analysis of long-term incentive compensation of our executive officers compared to our peer group, which market analysis was reviewed with the Compensation Committee and used to guide 2021 long-term equity compensation determinations.

The Compensation Committee assessed the independence of Aon pursuant to SEC rules and concluded that the work performed by Aon for the Compensation Committee did not raise any conflicts of interest.

Role of Executive Officers

Dr. Morrissey, our President and Chief Executive Officer, also participates in the Compensation Committee’s deliberations with respect to Named Executive Officer compensation other than his own; he is not present during deliberations and voting concerning his compensation. Each year, Dr. Morrissey and other senior management develop annual corporate goals and performance targets for long-term incentive awards for the company, which are reviewed and, subject to their input, approved by the Compensation Committee.

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Compensation Committee Process

In setting the level of salary, annual cash bonus and long-term incentive compensation for our Named Executive Officers, the Compensation Committee typically considers various factors, including:

››	the performance of the company during the prior year;

››	the contribution of each Named Executive Officer toward achievement of our corporate goals;

››	the criticality of each Named Executive Officer’s skill set and relative expected future contributions to our business;

››	the growing complexity of our business and expanding workforce resulting in increased workloads and responsibilities of our Named Executive Officers;

››	the appropriate mix of compensation for each Named Executive Officer;

››	the historical salary, cash bonus and percentage of vested versus unvested equity awards held by each Named Executive Officer; and

››	market data, which include competitive information relating to compensation levels for comparable positions in the biotechnology and life sciences sector and for our specific peer group.

Each year, the Compensation Committee balances each of these factors against our cash resources and the critical need to prioritize clinical development and pipeline expansion investments over other expenditures, as well as our aggregate equity burn rate. Using this process, the Compensation Committee strives to ensure that our executive compensation program as a whole is competitive.

Stockholder Outreach

An integral part of the review process for our executive compensation program are our stockholder outreach initiatives, pursuant to which we elicit and obtain a better understanding of the concerns and perspectives of our stockholders.

Range of Governance and Business Topics Discussed with Stockholders During 2021
›› Executive Compensation
›› Human Capital Management
›› COVID-19 Response
›› Diversity, Equity and Inclusion (DEI)
›› Board Independence, Composition, Tenure and Refreshment
›› ESG Disclosures

Each year, during the period following the filing of our Proxy Statement with the SEC and the date of our annual meeting, we reach out to and engage with our major stockholders to seek support for our annual meeting proposals and request feedback regarding governance matters. This outreach effort also provides us with the opportunity to gather our stockholders’ opinions concerning the executive compensation measures that are in the best interest of our stockholders and to reaffirm our commitment to align pay and performance. Participants at these meetings typically include members of the management team and in some cases the Chair of our Board or the Chair of our Compensation Committee, driven by investor request and availability. Stockholder feedback is then reported to the appropriate committee and/or the entire Board for consideration. During the Fall each year, we again reach out to stockholders to solicit additional feedback on matters critical to our stockholders’ evaluation of our governance profile. Participants in the Fall 2021 stockholder outreach program included members of the management team, as well as the Chair of our Board. These conversations provided us with the opportunity to discuss how the company was working to ensure its strong performance through continuing challenges imposed by the COVID-19 pandemic, and our growing DEI programs and initiatives. It also yielded constructive feedback with respect to stockholder views and expectations concerning ESG disclosures, executive compensation programs and board independence, tenure, diversity and refreshment, all of which was summarized and reported to the Board for consideration in its ongoing evaluation of our governance profile.

It is our desire and intention to continue to engage with our stockholders throughout the year, and we invite you to reach out with any comments or questions at any time. Please see our website at www.exelixis.com under the caption “Investors & Media—Contact IR” for the appropriate contact information.

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Stockholder Advisory Vote on Executive Compensation

We provide our stockholders the opportunity to cast an annual advisory vote on our executive compensation program, and the Compensation Committee takes the results of this vote into account when determining compensation of the company’s Named Executive Officers. At our annual meeting of stockholders held in May 2021, approximately 98% of the votes present and entitled to vote voted in favor of the say-on-pay proposal. Our Compensation Committee considered these votes to be an endorsement of the Compensation Committee’s policies and practices.

Competitive Assessment

A key objective of our executive compensation program is to ensure that the overall compensation packages we offer our executive officers remain competitive with the packages offered by companies with which we compete for executive talent. The Compensation Committee consults with its independent compensation consultant, to develop a peer group of companies to serve as the basis for comparing our executive compensation program to the market.

Peer Group Development Process and How We Used the Data

The Compensation Committee reviews and makes adjustments to the composition of the peer group on an annual basis, or more often as deemed necessary, to account for changes in both our business and the businesses of the companies in the peer group. The Compensation Committee does not have a specific target compensation level for the Named Executive Officers. Instead, we review data concerning practices at our peer group companies and within the general biotechnology market as a reference point to assist in developing programs that will attract and retain exceptional talent and drive company performance.

In developing the 2021 peer group, the Compensation Committee considered the continued evolution of our business and meaningful developments in comparison to the 2020 peer group companies. It also considered what other companies might make suitable additions to the 2021 list. The key qualitative and quantitative considerations that influenced the development of the 2021 peer group were:

››	industry—including, biotechnology and pharmaceutical companies;

››	therapeutic area, including companies with an oncology product focus;

››	stage of business, as reflected by the existence of at least one marketed product;

››	the size of the organization to reflect organizational complexity;

››	whether the company is traded on a major U.S. exchange;

››	market capitalization between 0.3x—3.0x of our then-current market capitalization (approximately $2.5 billion—approximately $20.0 billion); and

››	revenues between 0.5x—2.5x of our then-current revenues (approximately $500 million—approximately $2.5 billion).

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Following this analysis, the Compensation Committee, in consultation with management and Aon, identified the following 20 publicly-traded, U.S.-based biotechnology/pharmaceutical companies as our peer group to be used in reviewing compensation for 2021:

Fiscal 2021 Peer Group (1)

ACADIA Pharmaceuticals	Blueprint Medicines	Jazz Pharmaceuticals

Agios Pharmaceuticals	Corcept Therapeutics	Neurocrine Biosciences

Alkermes	Emergent BioSolutions	NovoCure

Alnylam Pharmaceuticals	Horizon Therapeutics	Sarepta Therapeutics

BeiGene	Incyte	Seagen

bluebird bio	Ionis Pharmaceuticals	United Therapeutics

BioMarin Pharmaceutical	Ironwood Pharmaceuticals

(1)

Emergent BioSolutions Inc. was added to our 2021 peer group because it met the selection criteria, and Nektar Therapeutics was removed from the peer group because it no longer met the selection criteria.

Positioning Relative to 2021 Peers

(as of September 2020)

Percentile Rank

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Compensation Elements

Our executive compensation program generally consists of three principal components: base salary; annual cash bonus; and long-term incentive compensation. A description and objective(s) for each element of compensation, which may vary from year to year, is set forth below:

Element		Description	Objective(s)

Annual Base Salary		Fixed cash compensation to recognize each Named Executive Officer’s role and responsibilities.	Provide an appropriate and competitive base level of current cash income for Named Executive Officers.

Annual Cash Bonus		Variable cash compensation based on corporate performance, including achievement against pre-determined corporate goals and the individual contributions of each Named Executive Officer toward the achievement of such corporate goals.

Align our Named Executive Officers’ compensation with our annual corporate goals.

Reward Named Executive Officers for overall corporate performance and their individual contributions toward achievement of our critical business objectives.

Long-Term Incentive Compensation	RSUs (or PSUs, if performance- based)	Variable share-based compensation, subject to either time-based vesting or performance-based vesting based on the achievement of key corporate goals. PSUs generally have a three-year performance period.

Align the interests of our Named Executive Officers with those of our stockholders.

Motivate our Named Executive Officers to achieve long-term corporate performance objectives.

Promote retention, including during periods of stock price volatility common to biotechnology companies.

	Stock Options	Variable share-based compensation whereby value is derived from appreciation in stock price.

Align the interests of our Named Executive Officers with those of our stockholders.

Motivate our Named Executive Officers to pursue our critical business objectives, because stock options only have value if the value of our company as reflected by our stock price increases over time.

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Other Compensation and Benefits

In addition to the primary elements of compensation described above, all of our employees, including our Named Executive Officers are also eligible to participate, on the same basis as other employees, in our 401(k) Plan, our employee stock purchase plan (ESPP) and other benefit programs generally available to all employees. These programs are intended to provide tax-beneficial ways to save toward retirement, promote health and wellness and encourage stock ownership. Our Named Executive Officers are also eligible to participate in our Change in Control and Severance Benefit Plan, a compensation program that incentivizes our executive officers to remain with our company, and objectively evaluate and facilitate an acquisition of our company should consideration of such a transaction be determined appropriate by the Board and in the best interests of our stockholders. The Compensation Committee believes that considered together, these benefits are critical for motivating and retaining these leaders and are consistent with compensation arrangements provided in the competitive market for executive talent.

Element	Description

401(k) Plan	All employees, including Named Executive Officers, contribute their own funds, as salary deductions, on a pre-tax or after-tax basis, subject to plan and government limits. For 2021, we matched pre-tax and Roth 401(k) contributions dollar-for-dollar up to $11,000.

Employee Stock Purchase Plan	Our ESPP allows for all employees, including Named Executive Officers, to purchase shares of our common stock at a price equal to the lower of 85% of the closing price on the first day of the six-month offering period or 85% of the closing price on the final day of such offering period, subject to specified limits.

Health Care, Dental and Vision Benefits	Subject to applicable laws, these health and welfare benefits are available to all eligible employees, including Named Executive Officers.

Change in Control and Severance Benefit Plan (1)

Our Change in Control and Severance Benefit Plan is a double-trigger plan, in which each participant receives plan benefits only if the participant is terminated without cause or is constructively terminated in connection with a change in control. We adopted a double-trigger plan because it protects the participants from post-change in control events that are not related to the participants’ performance, encourages them to stay throughout a transition period in the event of a change in control, and does not provide for benefits for a participant who remains with the surviving company in a comparable position.

To serve our best interests, the plan requires a release of claims against us as a condition to receiving any severance benefits.

(1)	A description of the Change in Control and Severance Benefit Plan is set forth below under the heading “Potential Payments Upon Termination or Change in Control.”

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Compensation Mix

The Compensation Committee has not established formal policies or guidelines for allocating compensation between annual and long-term incentive compensation, or between cash and non-cash compensation. Instead each year, through our compensation program, the Compensation Committee seeks to align pay and performance. To that end, a significant portion of our Named Executive Officers’ compensation is always “at risk” because it is variable, performance-based and in large part dependent on the success of our company. At-risk compensation for 2021 included PSUs, RSUs, stock options and annual incentive cash bonuses, which annual incentive cash bonuses relate to the Compensation Committee’s assessment of our overall corporate performance, including achievement against our pre-determined 2021 corporate goals, and, other than for Dr. Morrissey, the Compensation Committee’s consideration of the individual contributions of each Named Executive Officer toward the achievement of our corporate goals. The following charts highlight the 2021 pay mix for our Chief Executive Officer and all of our other Named Executive Officers as a group.

Chief Executive Officer Pay Mix 91% of CEO 2021 Compensation is Considered Variable and At-Risk	All Other Named Executive Officers Pay Mix 82% of All Other Named Executive Officers (as a group) 2021 Compensation is Considered Variable and At-Risk

2021 Compensation Decisions

2021 Base Salaries

The Compensation Committee annually reviews the base salaries of our Named Executive Officers and adjusts them periodically as needed to maintain competitive market positioning and consistency with evolving role responsibilities. The following table sets forth the 2021 base salaries for the Named Executive Officers included therein, as determined by the Compensation Committee in February 2021 after it considered a market analysis of base salaries of our executive officers compared to our peer group.

Name	2020 Base Salary	2021 Base Salary	Percentage Increase

Michael M. Morrissey, Ph.D.	$1,067,997	$1,100,037	3.0%

Christopher J. Senner	$653,189	$685,849	5.0%

Patrick J. Haley	$510,000	$530,400	4.0%

Jeffrey J. Hessekiel, J.D.	$580,384	$603,599	4.0%

Peter Lamb, Ph.D.	$543,297	$565,029	4.0%

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2021 Annual Cash Bonuses

Rigorous Process for Determining Annual Cash Bonus

Our Annual Cash Bonus Plan is an annual incentive program designed to provide our senior management team, including our Named Executive Officers, with incentives and rewards for working to achieve the strongest possible corporate performance, while also enhancing our ability to attract and retain highly talented individuals. Under our Annual Cash Bonus Plan, Named Executive Officers are eligible to receive an annual performance-based cash bonus award, the amount of which is based on a pre-set target percentage of the Named Executive Officer’s annual base salary earned during the year. The Compensation Committee is responsible for establishing the bonus target percentages, as well as the relative percentage contributions of corporate performance and individual performance. For each Named Executive Officer, the amount of the cash bonus award for each fiscal year depends upon our overall corporate performance, including the achievement of applicable corporate goals established by the Compensation Committee for that year, and, as applicable, the Compensation Committee’s consideration of the individual contributions of each Named Executive Officer toward the achievement of our corporate goals. Under appropriate circumstances, the Compensation Committee may use discretion to acknowledge progress toward achievement of a goal when factors outside of our control rendered a performance target impossible or impractical to achieve. The corporate goals under the Annual Cash Bonus Plan may be based on criteria such as the following: sales or commercial goals; research, development and clinical activities; financial metrics; hiring, retention and other operational goals; commercial, clinical and strategic collaborations and alliance management; acquisitions and licensing or partnering transactions; manufacturing and supply goals; quality goals; regulatory goals; legal and compliance goals; and government affairs and public policy goals. Individual performance may be assessed by the Compensation Committee based on the Named Executive Officer’s contributions toward the achievement of our corporate goals, recommended by the Chief Executive Officer and approved by the Compensation Committee, for the Named Executive Officer’s area of responsibility. Taking these factors into account, the Compensation Committee assigns an individual performance percentage for each Named Executive Officer, other than Dr. Morrissey. For any year, the achieved corporate performance percentage and/or individual performance percentage may exceed 100%, provided that neither percentage may exceed 200%.

2021 Bonus Targets

Bonus targets (expressed as a percentage of base salary) are based on the seniority of the applicable position. They are reviewed annually by the Compensation Committee, taking into consideration competitive market data and the criticality of the role for the organization, and adjusted if deemed appropriate by the Compensation Committee. Following such review in February 2021, the Compensation Committee determined that the existing bonus targets from 2020 remained aligned with competitive market data and therefore would remain unchanged for 2021. The following table sets forth the 2021 bonus targets for the Named Executive Officers included therein.

Named Executive Officer	2021 Bonus Target

Michael M. Morrissey, Ph.D.	100%

Christopher J. Senner	50%

Patrick J. Haley	50%

Jeffrey J. Hessekiel, J.D.	50%

Peter Lamb, Ph.D.	50%

2021 Corporate Goal Development and Weighting

In connection with establishing the bonus program for 2021, the Compensation Committee reviewed management’s proposed discovery, business development, product development, commercial, and finance, legal and business operations goals and recommended them to the Board for approval. In February 2021, the Board then reviewed and approved the proposed corporate goals for 2021, as identified in the table below. In selecting these goals, the Compensation Committee and the Board believed they were appropriate drivers for our business, as they provided a balance between the efforts necessary to continue the successful commercialization of CABOMETYX in its approved indications, further our cabozantinib development program and advance our early-stage product pipeline, all while maintaining a strong financial position, which together would enhance stockholder value. At the time the 2021 corporate goals were set, the Compensation Committee

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and management believed that such goals were challenging and achieving them would require not only continued strong commercial performance, research and product development success, and prudent fiscal and legal management, but also a high level of effort and execution on the part of our Named Executive Officers.

The Compensation Committee also applied a performance weighting to each goal relative to the overall performance of the company to reflect the prioritization of key business objectives. Target and maximum achievement levels were defined for certain corporate goals and, depending on the level of achievement, Named Executive Officers were eligible to receive a payout ranging from 0% to 150% for such goal. Additionally, a weighting between corporate performance and individual performance was also applied for each Named Executive Officer to reflect the level of impact such individual would be able to make on the overall corporate performance. The following table sets forth the relative weighting for each corporate goal and corporate versus individual performance for the Named Executive Officers included therein.

Corporate Goals	Weighting (%)	Named Executive Officer	Weighting of Corporate Goals	Weighting of Individual Performance Assessment
Discovery	20%	Michael M. Morrissey, Ph.D.	100%	0%
Business/Corporate Development	10%	Christopher J. Senner	70%	30%
Product Development	30%	Patrick J. Haley	70%	30%
Commercial	30%	Jeffrey J. Hessekiel, J.D.	70%	30%
Finance, Legal and Business Operations	10%	Peter Lamb, Ph.D.	70%	30%
Total	100%

2021 Performance Evaluation

During 2021, management reported regularly to the Compensation Committee and the Board on the status of the company’s performance against our 2021 goals, including in formal meetings in February, May, September and December. In February 2022, the Compensation Committee evaluated the company’s performance in relation to the 2021 goals, as well as the individual contributions of each then-serving Named Executive Officer (other than Dr. Morrissey) toward the achievement of

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those goals. Following its evaluation of such performance, the Compensation Committee concluded that 2021 was a year of meaningful accomplishments, during which the company largely achieved each of the goals, as further described in the table below:

PERFORMANCE OBJECTIVES		ACHIEVEMENTS	TARGET %	ACHIEVEMENT %

Discovery			20%	20%
Target	Maximum
Submit two INDs to FDA (or equivalent applications to a foreign governmental authority)	Submit three INDs to FDA (or equivalent applications to a foreign governmental authority)	›› Submitted two INDs to FDA: XB002 (March 2021) and XL114 (September 2021)
Target Achievement
Advance two compounds from lead optimization decision to Development Candidate (DC) status	Advance four compounds from lead optimization decision to DC status	›› Advanced XB010 from lead optimization decision to DC status ›› Advanced seven internal and partnered programs toward DC status
Below Target Achievement
Advance three programs to lead optimization decision	Advance five programs to lead optimization decision	›› Advanced five programs into lead optimization decision status
Maximum Achievement

Business/Corporate Development			10%	15%
Target	Maximum
Complete three transactions for oncology drugs or platform technologies	Complete five transactions for oncology drugs or platform technologies	›› Completed eight transactions for oncology drugs or platform technologies
Maximum Achievement

Product Development and Medical Affairs			30%	24%
Target	Maximum
Cabozantinib
Achieve top-line results from and complete trial enrollment in ongoing studies; achieve trial enrollment target for CONTACT-02; submit sNDA based on results from COSMIC-311	Achieve top-line results from additional ongoing studies; complete trial enrollment in CONTACT-02; receive FDA approval of COSMIC-311 sNDA; submit sNDA for accelerated approval based on results from COSMIC-021

››   Achieved top-line results from PAPMET, COSMIC-021, and COSMIC-312

››   Completed enrollment for COSMIC-313, CONTACT-01, and CONTACT-03

››   Advanced enrollment for CONTACT-02

››   Submitted COSMIC-311 sNDA, which was approved by FDA in September 2021

Target Achievement
XL092
Initiate phase 1b trial with ICI therapy and a phase 3 pivotal trial	Initiate multiple phase 1b trials with additional ICIs and multiple phase 3 pivotal trials

››   Initiated STELLAR-002, a phase 1b trial evaluating XL092 in combination with ICI therapy

››   Entered into clinical trial collaboration and supply agreement with Merck KGaA and Pfizer for STELLAR-001

››   Prepared product development plan for XL092, including potential phase 3 pivotal trials

Below Target Achievement
Development related to new INDs
Initiate a phase 1 trial for each of XL102 and XB002, and activate at least three clinical trial sites for each product	Initiate a phase 1 trial for a third product candidate	›› Initiated a phase 1 trial for XL102, expedited site activation and enrollment ›› Initiated a phase 1 trial for XB002, expedited site activation and enrollment
Target Achievement
Partnerships
Support cabozantinib worldwide regulatory filings by collaboration partners

››   Supported Ipsen’s worldwide CABOMETYX regulatory approvals, including approval of the CABOMETYX and OPDIVO combination in RCC in the EU in March 2021

››   Assisted Takeda with its application to the Japanese MHLW for the combination of CABOMETYX and OPDIVO in RCC, approved in August 2021

Target Achievement

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PERFORMANCE OBJECTIVES		ACHIEVEMENTS	TARGET %	ACHIEVEMENT %
Organizational Development
Implement continuous process improvements to enable expeditious compliant trial execution	Complete reorganization in the Product Development organization by hiring additional senior leaders and implementing individual project/life cycle teams

››   Completed reorganization in the Product Development organization by hiring additional senior leaders and implementing project/life cycle teams for: Cabozantinib Development, XL092 Development, New INDs Evaluation/Development and Collaboration Management

Maximum Achievement

Commercial			30%	45%
Target	Maximum
Meet cabozantinib franchise net product revenue target	Exceed 105% of target cabozantinib franchise net product revenue target	›› For the full year 2021, US cabozantinib franchise net product revenue meaningfully exceeded 105% of target
Maximum Achievement
Progress launch preparations and execute launch readiness reviews for CABOMETYX in DTC, 1L HCC and mCRPC	Successfully launch CABOMETYX in new indication	›› Successfully executed DTC launch on September 17, 2021 (day zero), despite compressed preparation time due to early FDA approval
Maximum Achievement

Finance, Legal and Business Operations			10%	11%
Target	Maximum
Achieve year-end headcount of 933 (+160) full-time employees (FTEs)	Achieve an overall company FTE turnover rate of 15% or less	›› Achieved year-end headcount of 954 FTEs and an overall company FTE turnover rate of 14.4%
Maximum Achievement
Implement DEI Initiative	N/A	›› Implemented DEI programs and initiatives, including hosting DEI trainings and hiring a director of DEI
Target Achievement
Effectively manage ongoing Abbreviated New Drug Application (ANDA) litigation against MSN Laboratories Private Ltd. (MSN)	Achieve favorable resolution of ANDA litigation	›› Effectively managed the ANDA litigation against MSN, as well as new ANDA litigation against Teva Pharmaceuticals USA, Inc., both of which remain ongoing
Target Achievement
Initiate high-impact informational technology projects in development, supply chain and human resources to accelerate the adoption of digital technology	N/A

››   Advanced enterprise-wide and functional area-specific improvements to data, information management and analytics systems

››   Implemented business process automation to support new hire onboarding processes

››   Selected a new health care professional engagement system

››   Implemented enterprise resource planning solutions designed to enhance SOX compliance

Target Achievement
Complete build-out of Building 1701 and achieve substantial progress on construction of Building 1951	N/A	›› Completed build-out of Building 1701 ›› Achieved substantial progress on construction of Building 1951
Target Achievement
Develop long-term site plan for Alameda campus	N/A	›› Issued long-term site plan for Alameda campus
Target Achievement
			100%	115%

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Individual Performance Assessments of our Named Executive Officers other than the CEO

The Compensation Committee also recognized the individual contributions of each then-serving Named Executive Officer (other than Dr. Morrissey) toward achievement of the 2021 corporate goals. In evaluating the individual contributions of these Named Executive Officers, the Compensation Committee determined that they all performed above expectations and considered the following contributions from each in such determination:

››

Mr. Senner’s overall leadership of our finance organization and his performance with respect to the achievement of our financial goals in 2021, particularly regarding: our disciplined expense management; his role in positioning the company to be able to execute on future strategic initiatives; and the continued expansion of Mr. Senner’s responsibilities leading the Information Technology organization, overseeing the buildout of the Digital Transformation function, and implementing high-impact initiatives that will further enhance our technology infrastructure.

››

Mr. Haley’s overall leadership of our Commercial organization and his performance with respect to the achievement of our commercial goals in 2021, particularly regarding: the continued strong CABOMETYX demand in 2021, including the first time achievement of more than $1 billion in U.S. net product revenue for the franchise; and the commercial launches of (i) CABOMETYX in combination with OPDIVO as a first-line treatment for patients with RCC following FDA approval, and (ii) CABOMETYX for the treatment of patients with locally advanced or metastatic DTC following FDA approval.

››

Mr. Hessekiel’s overall leadership of our legal and compliance organizations and his performance with respect to the achievement of our business and legal goals in 2021, particularly regarding: effective management of the ANDA litigations; the continued growth in the volume and complexity of our business agreements and arrangements; the effective oversight of our compliance program, which included the continued evaluation of new methods of interactions with healthcare professionals due to the ongoing COVID-19 pandemic; and our level of organizational preparedness for potential shifts in healthcare regulations applicable to our business.

››

Dr. Lamb’s overall leadership of our discovery and scientific strategy organizations and his performance with respect to the achievement of our discovery goals in 2021, particularly regarding: the company’s small molecule and biotherapeutics pipeline expansion, including advancing five programs into lead optimization decision status and submitting two IND applications, which were subsequently approved by the FDA; and driving our strategy with respect to research collaborations, in-licensing activities and other business activities.

In consideration of the foregoing, in February 2022, the Compensation Committee approved annual cash bonus payments for each then-serving Named Executive Officer as reflected in the table below.

Name	2021 Base Salary	2021 Target Award (%)	2021 Corporate Performance Weighting (%)	2021 Approved Corporate Performance (%)	2021 Individual Performance Weighting (%)	2021 Individual Performance (%)	2021 Annual Cash Bonus Payout (% of Target Award)	2021 Annual Cash Bonus Payout ($)

Michael M. Morrissey, Ph.D.	$1,100,037	100%	100%	115%	N/A	N/A	115%	$1,265,043

Christopher J. Senner	$685,849	50%	70%	115%	30%	120%	117%	$399,507

Patrick J. Haley	$530,400	50%	70%	115%	30%	120%	117%	$308,958

Jeffrey J. Hessekiel, J.D.	$603,599	50%	70%	115%	30%	115%	115%	$347,069

Peter Lamb, Ph.D.	$565,029	50%	70%	115%	30%	130%	120%	$337,605

2021 Long-Term Incentive Awards

Consistent with our goal to align executive compensation with performance that advances our critical business objectives, a significant portion of the Named Executive Officers’ total compensation typically has consisted of, and is expected to continue to consist of, equity-based awards. In evaluating the mix of equity awards for 2021, the Compensation Committee considered market trends, as well as feedback from stockholders and proxy advisory firms, and determined that a combination of PSUs and time-based equity awards would be the most appropriate incentive structure for our Named Executive Officers to reward performance over time and achieve our retention objectives.

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Allocation of 2021 Long-Term Incentive Awards

For 2021, the Compensation Committee approved equity awards for each Named Executive Officer to be comprised of approximately 50% PSUs and 50% time-based equity awards (in the form of stock options for our CEO and RSU awards for our other Named Executive Officers). The Compensation Committee changed the weighting of the equity awards from 100% PSUs in fiscal 2020 to 50% PSUs and 50% time-based equity awards in fiscal 2021 to serve as an effective balance between retention and performance, risk and leverage, as well as alignment with our peer group.

Ascribing a zero-dollar value to the 2020 PSUs in the Summary Compensation Table inflates the magnitude of the increase from 2020 to 2021 in the aggregate dollar value of equity awards granted to our Named Executive Officers. 100% of the equity awards granted to our Named Executive Officers in 2020 were in the form of PSUs, the grant date values of which, computed in accordance with ASC 718 based upon the then-probable outcome of the performance conditions, were $0. The grant date fair values of the RSU awards granted in 2021 were measured based on the closing price of our common stock on the date of grant, and the grant date fair value of the stock option granted to our CEO in 2021 was calculated using the Black-Scholes Merton option pricing model. The amounts calculated in accordance with ASC 718 do not necessarily correspond to the actual value recognized or that may be recognized by our Named Executive Officers or the aggregate value of the equity awards the Compensation Committee determined to grant each of our Named Executive Officers as further described under the heading “Value of 2021 Long-Term Incentive Awards” below.

2021 Time-Based Equity Awards

The time-based equity awards granted to our Named Executive Officers represent approximately 50% of the total long-term incentive award value. In determining the form of the time-based equity awards granted to our Named Executive Officers, the Compensation Committee considered that, in recognition of his criticality to the business, our CEO’s equity-based compensation should be more closely tied to the company’s performance. Accordingly, the Compensation Committee granted our CEO’s time-based equity award in the form of stock options. We consider stock options to be performance-based because they only have value if the value of our company as reflected by our stock price increases over time. Because this form of compensation only establishes value upon an improvement in corporate performance, this award further aligns our CEO’s interests with those of our stockholders.

The stock options granted to our CEO have an exercise price of $21.31 per share, the fair market value of our common stock on the date of grant (March 4, 2021). They expire seven years from the date of grant or earlier upon termination of service with us and vest over a four-year period following the grant date. The RSU awards granted to our other Named Executive Officers vest in four equal annual installments beginning on May 15, 2022.

Vesting of these stock options and RSU awards will cease upon termination of service as an employee for any reason. In addition, the Named Executive Officers are party to our Change in Control and Severance Benefit Plan, which provides for acceleration of vesting of these awards in the event of certain specified change in control events involving us, as further described under the caption “Potential Payments Upon Termination or Change in Control” below.

2021 PSU Awards

The Compensation Committee seeks to develop long-term incentive compensation programs based on metrics that are aligned with our corporate strategy and designed to build value for our stockholders. Accordingly, the PSUs granted to our Named Executive Officers in 2021 vest based on the achievement of pre-established performance level targets related to our cabozantinib global net product revenues over a three-year period (referred to herein as the Cabozantinib Revenue Goal), and any PSUs that vest will then be subject to upward or downward adjustment based on a total stockholder return (TSR) modifier (referred to herein as the TSR Performance Modifier). The Compensation Committee believes these performance metrics effectively align executive compensation with our long-term growth strategy and reflect our focus on driving long-term stockholder value creation.

The Cabozantinib Revenue Goal is based on the aggregate amount of cabozantinib net product revenue generated by the company and our collaboration partners during any four consecutive fiscal quarters combined during the three-year performance period ending December 29, 2023. Achievement of the threshold, target, and maximum performance level targets of the Cabozantinib Revenue Goal will result in 50%, 100%, and 160%, respectively, of the target number of shares of our common stock subject to the PSU awards becoming eligible to vest. Additional detail about the performance level targets will be disclosed at the end of the three-year performance period, as doing so before that time could be competitively harmful to the company.

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To the extent the Cabozantinib Revenue Goal’s performance level targets are met, the number of vested PSUs are then subject to the TSR Performance Modifier, which measures our three-year relative TSR performance against the Nasdaq Biotechnology Index. The TSR Performance Modifier will modify the 2021 PSU awards as follows: (i) upwards to a maximum of 125% if our TSR ranking is equal to or exceeds the 75th percentile; and (ii) downwards to a threshold of 75% if our TSR ranking is equal to or below the 25th percentile.

TSR Performance Modifier

Relative TSR Percentile Rank	TSR Performance Modifier

75th percentile or above	125%

26th percentile – 74th percentile	100% (no modification)

25th percentile or below	75%

The Named Executive Officers are therefore eligible to vest up to a maximum of 200% of the target number of shares of our common stock subject to the PSU award. Failure to achieve the threshold performance level target during the three-year performance period will result in forfeiture of 100% of the 2021 PSU award.

After the performance period has ended, the Compensation Committee will certify the level of achievement of both the Cabozantinib Revenue Goal and the TSR Performance Modifier and then determine the number of shares that are entitled to vest based on such achievement, which will be equal to the product of (1) the target number of shares subject to a 2021 PSU award, (2) the performance achievement percentage of the Cabozantinib Revenue Goal and (3) the TSR Performance Modifier (such number referred to herein as the 2021 PSU Certified Shares). Each 2021 PSU Award will vest as to 50% of the 2021 PSU Certified Shares upon the Compensation Committee’s certification and 50% of the 2021 PSU Certified Shares on the first quarterly vesting date following the one-year anniversary of the Compensation Committee’s certification.

Vesting of these PSUs will cease upon termination of service as an employee for any reason. Pursuant to the terms of the award agreements, following certain change in control events wherein the PSU awards are assumed by the surviving entity, the PSU awards will convert to time-based vesting, as though the target number of shares subject to each PSU award had been subject to a vesting schedule pursuant to which the shares would have vested annually over a four-year period following the grant date (with any portion that would have vested on or prior to the change in control event under such vesting schedule becoming vested on the date of the change in control event and any portion that is unvested following the date of the change in control event vesting in accordance with such vesting schedule). The purpose of this conversion feature is to account for the fact that the goal may not be achievable in the context of the newly formed organization. In addition, the Named Executive Officers are party to our Change in Control and Severance Benefit Plan, which provides for acceleration of vesting of the award in the event of certain specified change in control events involving us, as further described under the caption “Potential Payments Upon Termination or Change in Control” below.

Value of 2021 Long-Term Incentive Awards

When determining the appropriate value of equity incentive awards, the Compensation Committee asked Aon to provide guidance with respect to implementing a program that would incentivize our Named Executive Officers to achieve key company priorities and increase stockholder value over the long-term, while maintaining competitive market practices and being mindful of the company’s equity burn rate.

As part of the decision-making process, the Compensation Committee considered the challenges of managing a rapidly expanding organization, as well as our need to retain a cohesive management team to facilitate the achievement of product development and pipeline expansion objectives, while supporting the continued commercial success of CABOMETYX, that would position the company for future success. The Compensation Committee also believed it was important that the value of the equity awards continue to reflect the individual performance of each Named Executive Officer during the fiscal year to date and the criticality of each Named Executive Officer’s skill set and expected future contributions to our business. Taking these factors into consideration and applying Aon’s market analysis of long-term incentive compensation of our Named Executive Officers compared to our 2021 peer group, the Compensation Committee determined that the aggregate value of the equity awards granted to each of our Named Executive Officers should generally approximate the 50th percentile of market peers and approved the aggregate grant amounts to the Named Executive Officers summarized in the table below. The actual number of RSUs and PSUs granted to each executive officer was determined by dividing the value the Compensation

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Committee intended to deliver by the 30-day average trailing stock price (as of January 25, 2021). A 30-day average stock price was used, rather than a single day share price, in order to provide a more stabilized share value less susceptible to possible swings in the market.

Name	Number of Shares Subject to Stock Options	Number of Shares Subject to RSUs	Target Number of Shares Subject to 2021 PSUs
Michael M. Morrissey, Ph.D.	494,700	—	200,300
Christopher J. Senner	—	64,150	64,150
Patrick J. Haley	—	59,570	59,570
Jeffrey J. Hessekiel, J.D.	—	57,135	57,135
Peter Lamb, Ph.D.	—	49,395	49,395

2018 Long-Term Incentive Awards Achievements

In 2018, the Compensation Committee granted PSUs to the Named Executive Officers allocated among five separate awards that only vest upon the achievement of certain commercial, clinical development and pipeline expansion performance targets.

On February 3, 2021, the Compensation Committee certified the achievement of 2018 PSU Grant #4, which was one of the two clinical development performance goals established for the 2018 PSU awards. Upon such certification, the PSUs vested as to 50% of the original number of shares subject to the award, and the remaining 50% of the original number of shares subject to the award vested on February 15, 2022. In addition, on December 15, 2021, the Compensation Committee certified the achievement of 2018 PSU Grant #5, which was the only pipeline performance goal established for the 2018 PSU awards. Upon such certification, the PSUs vested as to 50% of the original number of shares subject to the award, and the remaining 50% of the original number of shares subject to the award will vest on February 15, 2023. The following chart reflects the pre-established clinical development and pipeline performance targets and the actual results achieved.

2018 PSU Grant #	Business Focus	Pre-Established Performance Target	Achievement

4	Clinical Development	Achievement of either (i) full target enrollment or (ii) positive top-line results for four potential label-enabling clinical trials evaluating cabozantinib alone or in combination with another therapy

CheckMate -9ER: Full enrollment achieved in May 2019

CANTATA: Full enrollment achieved in September 2019

COSMIC-312: Full enrollment achieved in August 2020

COSMIC-311: Positive top-line results achieved in December 2020

5	Pipeline	Approval or acceptance by the FDA of four IND applications (or equivalent filings with foreign government authorities) with respect to product candidates that have either (x) been discovered by us or (y) in-licensed or acquired by us

XL092: IND application accepted by FDA in January 2019

XL102: IND application accepted by FDA in December 2020

XB002: IND application accepted by FDA in April 2021

XL114: IND application accepted by FDA in October 2021

2019 Long-Term Incentive Awards Achievements

In 2019, the Compensation Committee granted PSUs to the Named Executive Officers that only vest upon the approval by the FDA for the commercial sale and marketing of one or more products for which we hold, or have licensed to a partner, development and commercialization rights in the U.S. On February 3, 2021, following the FDA’s approval of cabozantinib in combination with nivolumab as a first-line treatment for patients with advanced RCC, the Compensation Committee certified the over achievement of the 2019 PSU award, representing 200% of the target number of shares subject to the award. We

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hold the exclusive rights to develop and commercialize cabozantinib in the U.S. Prior to such certification, in October 2020, the Compensation Committee certified the early achievement of the 2019 PSU award, representing 150% off the target number of shares subject to the award, following the FDA’s approval of cobimetinib in combination with atezolizumab and vemurafenib as a treatment for patients with BRAF V600 melanoma. Accordingly, upon certification of the over achievement by the Compensation Committee on February 3, 2021, the 2019 PSU award vested as to an additional 25% of the target number of shares subject to the award, and an additional 25% of the target number of shares subject to the award vested on February 15, 2022 based on such over achievement.

2020 Long-Term Incentive Awards Achievements

In 2020, the Compensation Committee granted PSUs to the Named Executive Officers allocated among two separate awards that only vest upon or following achievement of the following performance targets:

2020 PSU Grant #1

positive top-line results of one or more clinical trials evaluating a product for which we own, or have licensed to a collaboration partner, development or commercialization rights, that provides data that can reasonably support regulatory evaluation of safety and efficacy to determine the risk/benefit profile of the product

2020 PSU Grant #2

the approval by the FDA for the commercial sale and marketing of one or more products for which we own, or have licensed to a collaboration partner, development or commercialization rights, in one or more new indications or an indication for which the product has previously received FDA approval, if such product is intended to treat a new, additional or expanded set of patients or is part of a combination therapy

On September 30, 2021, following the FDA’s approval of cabozantinib as a treatment for patients with locally advanced or metastatic DTC, the Compensation Committee certified the threshold achievement of 2020 PSU Grant #2, representing 50% of the target number of shares subject to the award. Upon certification of such threshold achievement by the Compensation Committee, 2020 PSU Grant #2 vested as to 25% of the target number of shares subject to the award. An additional 25% of the target number of shares subject to the award will vest on November 15th, 2022 based on such threshold achievement.

Passing of Gisela M. Schwab

As previously announced, Dr. Schwab began a medical leave of absence in June 2021 and later passed away in September 2021. It is not a stretch to say that over the course of a career across leading academic institutions and biopharmaceutical companies in the U.S. and Europe, Dr. Schwab’s work helped millions of patients with cancer. We were incredibly fortunate to hire Dr. Schwab in September 2006, and even more fortunate to have her as our Chief Medical Officer for the past 15 years. As the leader of our Product Development and Medical Affairs organization, Dr. Schwab and her team helped usher in the company’s transformation from a research and development-stage enterprise into a commercial biotechnology company.

In February 2021, after it considered the market analysis of base salaries of our executive officers compared to our peer group and the need to maintain competitive market positioning and consistency with evolving role responsibilities, the Compensation Committee determined that (1) Dr. Schwab’s 2021 annual base salary would be increased by 6.0% (from $750,257 to $795,272), (2) Dr. Schwab’s 2020 bonus target of 60% of base salary remained aligned with competitive market data and therefore would remain unchanged for 2021, and (3) her 2021 annual cash bonus would be based on a relative weighting of 70% corporate performance and 30% individual performance. However, under our Annual Cash Bonus Plan, executive officers must be employed by the company on the date annual cash bonus payments are paid in order to be eligible to receive such payment and so Dr. Schwab did not receive a 2021 annual cash bonus payment. Additionally, after considering the factors described above under the heading “2021 Long-Term Incentive Awards,” Dr. Schwab received 72,885 shares subject to her 2021 RSU award and 72,885 shares subject to her 2021 PSU award. Dr. Schwab’s 2021 PSU award was forfeited upon her passing in September 2021.

In June 2021, in recognition of Dr. Schwab’s extraordinary contributions to the company, the Compensation Committee determined to (1) amend the terms of each of Dr. Schwab’s then-outstanding and unvested equity awards that were subject solely to time-based vesting conditions to provide that if her continuous service terminated as a result of her death, then each such award would become fully vested (and exercisable, if applicable) as of the date of such termination, and (2) amend

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the terms of each then-outstanding stock option award to provide that if (i) her continuous service terminated as a result of her death and (ii) the expiration date of the original full term of such award (such date referred to herein as the Option Expiration Date) was later than 18 months following the date of such termination, then the post-termination exercise period of such award would be extended until the Option Expiration Date. Upon Dr. Schwab’s passing in September 2021, these equity awards were amended accordingly.

Other Compensation Information

Timing of Equity Awards

Annual grants of equity awards to our executive officers, including our Named Executive Officers, are generally determined and approved at pre-scheduled Compensation Committee meetings, with such meeting date typically serving as the grant date. However, the Compensation Committee may sometimes approve the grant of equity awards to executive officers and other employees in advance of its next scheduled meeting, either at a special meeting or by unanimous written consent, in connection with certain new hires, promotions and other circumstances where the Compensation Committee deems it appropriate to make such grants. The grant dates for these equity awards are typically the same date that a newly hired officer begins employment or the effective date of an officer’s promotion, as applicable. Grants made to new hires below the level of Vice President are approved on a monthly basis by our Equity Award Committee, comprised solely of Dr. Morrissey, acting in his capacity as a director pursuant to authority delegated to him by the Compensation Committee. All stock options are granted with an exercise price that is not less than the closing price of our common stock on The Nasdaq Global Select Market on the grant date. We have no plan or practice to time option grants in coordination with the release of non-public information, and we do not time the release of non-public information to affect the value of executive compensation.

Stock Ownership Guidelines for Named Executive Officers

The Board maintains Stock Ownership Guidelines for our Named Executive Officers in order to further align their financial interests with those of our stockholders, as well as to promote sound corporate governance. For our Named Executive Officers, we amended our Stock Ownership Guidelines in February 2021 to establish the following ownership targets:

Position	Ownership Level

Chief Executive Officer	Value equivalent to 5 times annual base salary

Other Named Executive Officers	Value equivalent to 3 times annual base salary

These new ownership targets represent increases from the prior targets for the Chief Executive Officer (the lesser of the value equivalent to 5 times the annual base salary or 160,000 shares) and for other Named Executive Officers (the lesser of the value equivalent to 1.5 times annual base salary or 25,000 shares). All Named Executive Officers are expected to achieve their stock ownership targets within five years of becoming subject to these guidelines. The policy includes procedures for granting exemptions in the case of severe financial hardship. In determining ownership levels for each Named Executive Officer under our Stock Ownership Guidelines, credit is provided for shares held outright (including shares owned through trusts, our 401(k) Plan, or by a spouse), as well as 50% of the number of vested, but unexercised, stock options. No credit is provided for RSUs or PSUs until they vest. The values for all shares determined to be held by Named Executive Officers are based on the 200-day average stock price as of the measurement date. As of February 18, 2022, all of our Named Executive Officers had met the required ownership targets.

2022 Proxy Statement 77

Clawback Policy

We are dedicated to maintaining a culture of high integrity and accountability, and to discourage conduct harmful to our business and the interests of our various stakeholders. In response to this dedication, we adopted a Clawback Policy that applies to all forms of compensation, except base salary, granted after the adoption of the Clawback Policy. A triggering event under the Clawback Policy shall occur when a covered employee (which includes all Named Executive Officers):

For clarity, “material harm” includes, but is not limited to, the requirement to prepare an accounting restatement for any fiscal quarter or year commencing after adoption of the Clawback Policy due to our material noncompliance with any financial reporting requirement. If triggered, then to the fullest extent permitted by law, we may recoup all variable compensation granted or paid to the covered employee during each fiscal year in which the covered employee’s “misconduct” occurred.

Accounting and Tax Considerations

Under ASC 718, we are required to estimate and record an expense for each award of equity compensation (including stock options, RSUs and PSUs) over the vesting period of the award. As long as stock options, RSUs and PSUs remain the sole components of our long-term compensation program, we expect to record stock-based compensation expense on an ongoing basis according to ASC 718. Compensation expense relating to awards subject to performance conditions is recognized if it is probable that the performance goals will be achieved. The probability of achievement of such goals is assessed on a quarterly basis. The Compensation Committee has considered, and may in the future consider, the grant of restricted stock to our executive officers in lieu of stock option grants, RSU and/or PSU awards.

Under Section 162(m) of the Internal Revenue Code (Section 162(m)), compensation paid to each of the company’s “covered employees” that exceeds $1 million per taxable year is generally non-deductible unless the compensation qualifies for certain grandfathered exceptions (including the “performance-based compensation” exception) for certain compensation paid pursuant to a written binding contract in effect on November 2, 2017 and not materially modified on or after such date. Although the Compensation Committee will continue to consider tax implications as one factor in determining executive compensation, the Compensation Committee also looks at other factors in making its decisions and retains the flexibility to provide compensation for the Named Executive Officers in a manner consistent with the goals of the company’s executive compensation program and the best interests of the company and its stockholders, which may include providing for compensation that is not deductible by the company due to the deduction limit under Section 162(m). The Compensation Committee also retains the flexibility to modify compensation that was initially intended to be exempt from the deduction limit under Section  162(m) if it determines that such modifications are consistent with the company’s business needs.

Compensation Policies and Practices as They Relate to Risk Management

In 2021, the Compensation Committee reviewed our compensation policies and practices and concluded that the mix and design of these policies and practices are not reasonably likely to encourage our employees to take excessive risks. In connection with its evaluation, the Compensation Committee considered, among other things, the structure, philosophy and design characteristics of our primary incentive compensation plans and programs in light of our risk management and governance procedures, as well as other factors that may calibrate or balance potential risk-taking incentives. Based on this assessment, the Compensation Committee concluded that risks arising from our compensation policies and practices for all employees, including executive officers, are not reasonably likely to have a material adverse effect on us.

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Summary of Compensation

The following table shows for the fiscal years ended December 31, 2021, January 1, 2021 and January 3, 2020 (referred to as fiscal 2021, fiscal 2020 and fiscal 2019, respectively), compensation awarded to, paid to or earned by our Chief Executive Officer, our Chief Financial Officer and our other three most highly compensated executive officers in 2021, as well as Dr, Schwab, who served as an executive officer for a portion of 2021 until her passing in September 2021 (collectively referred to as our “Named Executive Officers”).

Summary Compensation Table

Name and Principal Position	Year (1)	Salary ($)(2)	Bonus ($)(3)	Stock Awards ($)(4)		Option Awards ($)		Non-Equity Incentive Plan Compensation ($)(5)	All Other Compensation ($)	Total ($)

Michael M. Morrissey, Ph.D.	2021	1,093,875	—	—		5,160,513	(6)	1,265,043	11,000	7,530,431
President and Chief	2020	1,058,216	128,159	—		—		1,153,437	10,000	2,349,812
Executive Officer	2019	1,005,201	—	—		—		1,118,854	8,500	2,132,555

Christopher J. Senner	2021	679,568	—	1,367,037		—		399,507	11,000	2,457,112
Executive Vice President	2020	648,358	27,434	—		—		379,176	10,000	1,064,968
and Chief Financial Officer	2019	622,866	—	—		—		310,893	8,500	942,259

Patrick J. Haley	2021	526,477	—	1,269,437		—		308,958	11,000	2,115,872
Executive Vice President,	2020	500,953	21,420	763,000	(7)	—		269,280	10,000	1,564,653
Commercial

Jeffrey J. Hessekiel, J.D.	2021	599,135	—	1,217,547		—		347,069	11,000	2,147,751
Executive Vice President,	2020	576,091	24,376	—		—		306,443	10,000	916,910
General Counsel and Secretary	2019	553,934	—	—		—		276,240	8,500	838,674

Peter Lamb, Ph. D.	2021	560,850	—	1,052,607		—		337,605	11,000	1,962,062
Executive Vice President,
Scientific Strategy and Chief
Scientific Officer

Gisela M. Schwab, M.D.	2021	557,210	—	7,020,502	(8)	1,280,412	(9)	—	11,000	8,869,124
Former President, Product	2020	744,044	37,813	—		—		610,409	10,000	1,402,266
Development and Medical	2019	710,751	—	—		—		409,231	8,500	1,128,482
Affairs and Chief Medical
Officer

(1)	The compensation reflected in the Summary Compensation Table reflects a 52-week period for fiscal 2021, a 52-week period for fiscal 2020 and a 53-week period for fiscal 2019.

(2)

Amounts shown in this column represent the amount actually earned by each Named Executive Officer for the indicated fiscal year. For information regarding 2021 base salaries, please see “Compensation Discussion and Analysis—2021 Compensation Decisions—2021 Base Salaries.”

(3)	Amounts shown in this column reflect the discretionary portion of the cash bonuses awarded under our Annual Cash Bonus Plan for fiscal 2020.

(4)

Amounts shown in this column reflect the aggregate grant date fair value in the indicated fiscal year for the RSU and PSU awards as computed in accordance with ASC 718. Other than as reflected in Footnote 7 to the Summary Compensation Table, there were no time-based RSUs granted to the Named Executive Officers in fiscal 2020 or fiscal 2019. With respect to PSU awards granted to the Named Executive Officers during each of fiscal 2021, 2020 and 2019, the grant date fair values, as computed in accordance with ASC 718, excluding the estimate of estimated forfeitures, and presented in the table above, are based upon the then-probable outcome of the performance conditions, which was $0 for each Named Executive Officer. Accordingly, the positive amounts set forth in the table for fiscal 2021 and for Mr. Haley in 2020 reflect solely the aggregate grant date fair value for RSUs granted as computed in accordance with ASC 718. Assuming “Threshold Achievement” (i.e. “Threshold Payout”), “Target Achievement” (i.e. “Target Payout”) and “Maximum Achievement” (i.e. “Maximum Payout”) of the performance conditions for the PSU awards granted to each

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Named Executive Officer during fiscal 2021, and in each case using the closing stock price of $21.31 per share of our common stock on the March 4, 2021 grant date and excluding estimates of forfeiture, the values of the PSU awards granted to each Named Executive Officer during fiscal 2021 at the grant date were as follows:

Name	Threshold Payout of PSUs Granted in 2021 ($)	Target Payout of PSUs Granted in 2021 ($)	Maximum Payout of PSUs Granted in 2021 ($)

Michael M. Morrissey, Ph.D.	1,600,637	4,268,393	8,536,786

Christopher J. Senner	512,633	1,367,037	2,734,073

Patrick J. Haley	476,023	1,269,437	2,538,873

Jeffrey J. Hessekiel, J.D.	456,567	1,217,547	2,435,094

Peter Lamb, Ph.D.	394,725	1,052,067	2,105,215

Gisela M. Schwab, M.D.	582,424	1,553,179	3,106,359

For a description of the PSU awards granted during fiscal 2021, see “Compensation Discussion and Analysis—2021 Compensation Decisions—2021 Long-Term Incentive Awards” above.

Assuming “Threshold Achievement” (i.e. “Threshold Payout”), “Target Achievement” (i.e. “Target Payout”) and “Over Achievement” or “Early Achievement” (i.e. ”Maximum Payout”) of the performance conditions for the PSU awards granted to each Named Executive Officer during fiscal 2020, and in each case other than Dr. Morrissey, using the closing stock price of $21.73 per share of our common stock on the September 11, 2020 grant date (and for Dr. Morrissey, using the closing stock price of $21.83 per share of our common stock on the October 22, 2020 grant date) and excluding estimates of forfeiture, the values of the PSU awards granted to each Named Executive Officer during fiscal 2020 at the grant date were as follows:

Name	Threshold Payout of PSUs Granted in 2020 ($)	Target Payout of PSUs Granted in 2020 ($)	Maximum Payout of PSUs Granted in 2020 ($)

Michael M. Morrissey, Ph.D.	4,104,149	8,208,298	16,416,597

Christopher J. Senner	1,415,384	2,830,767	5,661,534

Patrick J. Haley	1,258,167	2,516,334	5,032,668

Jeffrey J. Hessekiel, J.D.	1,258,167	2,516,334	5,032,668

Gisela M. Schwab, M.D.	1,415,384	2,830,767	5,661,534

Assuming “Target Achievement” (i.e. “Target Payout”) and “Over Achievement” (i.e. “Maximum Payout”) of the performance conditions for the PSU awards granted to each Named Executive Officer during fiscal 2019, and in each case using the closing stock price of $19.56 per share of our common stock on the September 20, 2019 grant date and excluding estimates of forfeiture, the values of the PSU awards granted to each Named Executive Officer other than Mr. Haley during fiscal 2019 at the grant date were as follows:

Name	Target Payout of PSUs Granted in 2019 ($)	Maximum Payout of PSUs Granted in 2019 ($)

Michael M. Morrissey, Ph.D.	8,774,107	17,548,215

Christopher J. Senner	2,324,139	4,648,278

Jeffrey J. Hessekiel, J.D.	2,324,139	4,648,278

Gisela M. Schwab, M.D.	2,788,982	5,577,964

(5)

Amounts shown in this column represent the portion of the cash bonuses awarded under our Annual Cash Bonus Plan that was based on the Compensation Committee’s assessment of the achievement of pre-determined corporate goals.

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(6)

Amount shown does not reflect compensation actually received or the amount that may be realized in the future by Dr. Morrissey. The amount shown reflects the aggregate grant date fair value in the indicated fiscal year for the option award as computed in accordance with ASC 718. The stock option vests over a four-year period following the grant date and expires seven years from the date of grant or earlier upon termination of service with us. The stock option has an exercise price of $21.31 per share. The assumptions used to calculate the value of option awards are set forth in Note 8 of the Notes to Consolidated Financial Statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2021, filed with the SEC on February 18, 2022.

(7)

Amount shown reflects the grant date fair value of the time-based RSU award granted to Mr. Haley in connection with his promotion to Executive Vice President, Commercial as computed in accordance with ASC 718. The grant date fair value of the RSU award was measured based on the closing price of $21.80 per share of our common stock on the February 19, 2020 grant date.

(8)

As indicated in Footnote 4 above, the amount shown includes the aggregate grant date fair value of the RSU and PSU awards granted to Dr. Schwab in fiscal 2021 as computed in accordance with ASC 718, which was $1,553,179. As described under “Compensation Discussion and Analysis—Passing of Gisela M. Schwab” above, the Compensation Committee determined to (1) amend the terms of each of Dr. Schwab’s then-outstanding and unvested equity awards that were subject solely to time-based vesting conditions to provide that if her continuous service terminated as a result of her death, then each such award would become fully vested (and exercisable, if applicable) as of the date of such termination, and (2) amend the terms of each then-outstanding stock option award to provide that if (i) her continuous service terminated as a result of her death and (ii) the expiration date of the original full term of such award (such date referred to herein as the Option Expiration Date) was later than 18 months following the date of such termination, then the post-termination exercise period of such award would be extended until the Option Expiration Date. Under applicable SEC rules, the incremental fair value, as computed in accordance with ASC 718, associated with the modifications of her equity awards must also be reported in the Stock Awards column or the Option Awards column, as applicable. Accordingly, in addition to the aggregate grant date fair value for the RSU and PSU awards actually granted to Dr. Schwab in fiscal 2021, the amount shown includes an aggregate of $5,467,323 in incremental fair value associated with the modification of Dr. Schwab’s RSUs and PSUs (for which the performance-vesting criteria had already been met and were subject only to remaining time-vesting conditions).

(9)

Amount shown consists solely of the incremental fair value, as computed in accordance with ASC 718, associated with the modifications of Dr. Schwab’s stock option awards to provide for full vesting acceleration and an extended post-termination exercise period, as described under “Compensation Discussion and Analysis—Passing of Gisela M. Schwab” above. See also Footnote (8) above. No option awards were granted to Dr. Schwab in fiscal 2021, 2020 or 2019.

2022 Proxy Statement 81

Grants of Plan-Based Awards

The following table shows for the fiscal year ended December 31, 2021 certain information regarding grants of plan-based awards to the Named Executive Officers:

Grants of Plan-Based Awards in Fiscal 2021

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards (1)			Estimated Future Payouts Under Equity Incentive Plan Awards					All Other Stock Awards: Number of Shares of Stock or Units ($)(2)	All Other Option Awards: Number of Securities Underlying Options (#)(3)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)(4)
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)		Maximum (#)
Michael M. Morrissey, Ph.D.
	3/4/2021	—	—	—	—	—		—		—	494,700	21.31	5,159,721
	3/4/2021	—	—	—	75,112	200,300	(5)	400,600	(5)				—
	N/A	—	1,100,037	1,650,056
Christopher J. Senner
	3/4/2021	—	—	—	—	—		—		64,150			1,367,037
	3/4/2021	—	—	—	24,056	64,150	(5)	128,300	(5)				—
	N/A	—	342,925	565,825
Patrick J. Haley
	3/4/2021	—	—	—	—	—		—		59,570			1,269,437
	3/4/2021	—	—	—	22,338	59,570	(5)	119,140	(5)				—
	N/A	—	265,200	437,580
Jeffrey J. Hessekiel, J.D.
	3/4/2021	—	—	—	—	—		—		57,135			1,217,547
	3/4/2021	—	—	—	21,425	57,135	(5)	114,270	(5)				—
	N/A	—	301,800	497,969
Peter Lamb, Ph.D.
	3/4/2021	—	—	—	—	—		—		49,395			1,052,607
	3/4/2021	—	—	—	18,523	49,395	(5)	98,790	(5)				—
	N/A	—	282,515	466,149
Gisela M. Schwab, M.D.(6)
	2/11/2016										75,000	4.20	375	(7)
	9/22/2016										120,000	14.74	100,920	(7)
	10/3/2017										150,000	24.41	464,250	(7)
	10/3/2017									18,750			420,188	(8)
	9/10/2018										129,314	18.80	714,867	(7)
	9/10/2018					4,873							109,204	(8)
	9/10/2018					4,873							109,204	(8)
	9/20/2019					142,587							3,195,375	(8)
	3/4/2021	—	—	—	—	—		—		72,885			1,553,179
	3/4/2021									72,885			1,633,353	(8)
	3/4/2021	—	—	—	27,332	72,885	(5)	145,770	(5)				—

(1)

The dollar amount represents the target and maximum amounts of each Named Executive Officer’s potential annual cash bonus award pursuant to our Annual Cash Bonus Plan for the fiscal year ended December 31, 2021. The amounts shown under “Target” reflects the applicable target payment under the Annual Cash Bonus Plan if (i) we achieved 100% of the pre-determined 2021 corporate goals established by the Compensation and (ii) as

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applicable, each Named Executive Officer’s individual performance percentage was assessed at 100% by the Compensation Committee with respect to his or her contributions toward the achievement of our corporate goals. The amounts shown under “Maximum” reflects the applicable maximum payment under the Annual Cash Bonus Plan if (i) we achieved 150% of the pre-determined 2021 corporate goals established by the Compensation Committee, and (ii) as applicable, each Named Executive Officer’s individual performance percentage was assessed at 200% by the Compensation Committee with respect to his or her contributions toward the achievement of our corporate goals and the departmental achievements in each Named Executive Officer’s area of responsibility that drove the achievement of such corporate goals; provided, however, that neither the corporate performance percentage nor the individual performance percentage may exceed 200% in any given year. There is no threshold or minimum possible payment under the Annual Cash Bonus Plan. For more information regarding our Annual Cash Bonus Plan, please see “Compensation Discussion and Analysis—2021 Compensation Decisions—2021 Annual Cash Bonuses” above.

(2)

The RSU award was granted pursuant to our 2017 Plan. The RSU award will vest as to 1/4th of the shares subject to the RSU award on May 15, 2022 and thereafter as to 1/4th of the number of shares subject to the RSU award on each May 15th until fully vested.

(3)

The option award was granted pursuant to our 2017 Plan and expires seven years from the date of grant or earlier upon termination of service. The option will vest as to 1/4th of the original number of shares subject to the option on the one-year anniversary of the grant date and will continue to vest thereafter as to 1/48th of the original number of shares subject to the option on each monthly anniversary of the grant date. Vesting is subject to acceleration as described under the caption “Potential Payments Upon Termination or Change in Control” below.

(4)

Amounts shown in this column do not reflect compensation actually received or amounts that may be realized in the future by the Named Executive Officers. The amounts shown in this column reflect the aggregate grant date fair value in fiscal year 2021 for the RSU and PSU awards as computed in accordance with ASC 718. The assumptions used to calculate the grant date fair value of the PSU awards are set forth in Note 8 of the Notes to Consolidated Financial Statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2021, filed with the SEC on February 18, 2022. The grant date fair values of the PSU awards, as computed in accordance with ASC 718, granted to each Named Executive Officer presented in the table above are based upon the then-probable outcome of the performance conditions, which was $0 for each Named Executive Officer. For additional information regarding the values of the PSU awards granted to each Named Executive Officer during fiscal 2021, see Footnote 4 to the Summary Compensation Table above. The grant date fair value of the RSU award was measured based on the closing price of our common stock on the date of grant.

(5)

The PSU award was granted pursuant to our 2017 Plan. PSUs vest in accordance with the following: if the Compensation Committee’s defined Cabozantinib Revenue Goal is achieved during the performance period from January 2, 2021 through December 29, 2023, at or above the threshold level of performance, and subject to the application of the TSR Performance Modifier, (i) 50% of the 2021 PSU Certified Shares will vest upon the Compensation Committee’s certification of such achievement, and (ii) 50% of the 2021 PSU Certified Shares will vest on the first quarterly vesting date (i.e. February 15th, May 15th, August 15th and November 15th) following the one-year anniversary of the Compensation Committee’s certification (assuming that such PSUs are not accelerated). For clarification, (i) the shares of common stock subject to the award will be eligible to vest if and only if the Cabozantinib Revenue Goal is satisfied at or above the threshold level of performance, and failure to achieve the threshold level of performance set forth in the Cabozantinib Revenue Goal will result in forfeiture of 100% of the PSU award, and (ii) the level of achievement of the Cabozantinib Revenue Goal and application of the TSR Performance Modifier will not be determined by the Compensation Committee until after the end of the three-year performance period on December 29, 2023, and no shares will vest prior to that time. The “certification date” shall mean the date the Compensation Committee determines the 2021 PSU Certified Shares, which shall occur as soon as administratively practicable following the end of the three-year performance period on December 29, 2023, but no later than March 15, 2024. For purposes of these calculations in the table above, we assumed no adjustment for the TSR Performance Modifier. For more information regarding the PSUs granted in 2021, please see “Compensation Discussion and Analysis—2021 Compensation Decisions—2021 Long-Term Incentive Awards—2021 PSU Awards” above.

(6)

As described under “Compensation Discussion and Analysis—Passing of Gisela M. Schwab” above, the Compensation Committee determined to (1) amend the terms of each of Dr. Schwab’s then-outstanding and unvested equity awards that were subject solely to time-based vesting conditions to provide that if her continuous service terminated as a result of her death, then each such award would become fully vested (and exercisable, if applicable) as of the date of such termination, and (2) amend the terms of each then-outstanding stock option award to provide that if (i) her continuous service terminated as a result of her death and (ii) the expiration date of the original full term of such award (such date referred to herein as the Option Expiration Date) was later than 18 months following the date of such termination, then the post-termination exercise period of such award would be extended until the Option Expiration Date. Upon Dr. Schwab’s passing in September 2021, these equity awards were amended accordingly. Dr. Schwab was not eligible to receive an annual cash bonus payment for 2021 following her passing in September 2021.

(7)

Represents the incremental fair value, as computed in accordance with ASC 718, associated with the modifications of Dr. Schwab’s stock option awards to provide for full vesting acceleration and an extended post-termination exercise period, as described under “Compensation Discussion and Analysis—Passing of Gisela M. Schwab” above. See also Footnote 6 above.

(8)

Represents the incremental fair value, as computed in accordance with ASC 718, associated with the modifications of Dr. Schwab’s RSU and PSU awards to provide for full vesting acceleration, as described under “Compensation Discussion and Analysis—Passing of Gisela M. Schwab” above. See also Footnote 6 above.

Compensation Arrangements

Base Salaries. For a description of actions taken by the Compensation Committee with respect to base salaries for our Named Executive Officers for fiscal 2021, please see “Compensation Discussion and Analysis—2021 Compensation Decisions—2021 Base Salaries ” above.

2022 Proxy Statement 83

Annual Cash Bonuses. In 2018, we adopted our Annual Cash Bonus Plan that provides for annual bonus awards based on our corporate performance, including achievement against pre-determined corporate goals and the individual contributions of each Named Executive Officer toward the achievement of such corporate goals. For more information regarding our Annual Cash Bonus Plan, please see “Compensation Discussion and Analysis—2021 Compensation Decisions—2021 Annual Cash Bonuses” above.

Stock Awards and Option Awards. Our 2017 Plan provides for the grant of RSUs, PSUs and time-based and performance-based stock options to our Named Executive Officers and other employees. In March 2021, we granted PSU awards, which will only vest following our achievement of a certain performance target in line with our longer-term business strategy, to all of our Named Executive Officers. In addition, in March 2021, we granted time-based equity awards, in the form of RSUs to all of our Named Executive Officers except Dr. Morrissey, who received his time-based equity award in the form of stock options. For information regarding PSU and RSU awards granted to the Named Executive Officers, and the stock option granted to Dr. Morrissey, in fiscal 2021, including the number of underlying shares and vesting conditions related thereto, please see “Compensation Discussion and Analysis—2021 Compensation Decisions—2021 Long-Term Incentive Awards” above.

Employment Agreements. We have no employment agreements with our Named Executive Officers.

Change in Control and Severance Benefit Plan. Each of our Named Executive Officers participates in our Change in Control and Severance Benefit Plan, a description of which is included below under the heading “Potential Payments Upon Termination or Change in Control.”

Other Compensatory Arrangements. Please see “Compensation Discussion and Analysis—Compensation Elements—Other Compensation and Benefits” above for a description of other executive compensatory arrangements, including our 401(k) Plan and other benefits.

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Compensation of Executive Officers | Outstanding Equity Awards at Fiscal Year-End

Outstanding Equity Awards at Fiscal Year-End

The following table shows certain information regarding outstanding equity awards at December 31, 2021 for the Named Executive Officers.

Outstanding Equity Awards at December 31, 2021

		Option Awards(1)					Stock Awards(2)

Name	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)(3)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(3)
Michael M. Morrissey, Ph.D.	9/26/2016	360,000			15.31	9/25/2023
	10/3/2017	480,000			24.41	10/2/2024
	9/10/2018	250,546	57,819	(4)	18.80	9/9/2025
	9/10/2018						11,619(5)		212,395
	9/10/2018						23,239(6)		424,809
	9/20/2019						112,144(7)		2,049,992
	10/22/2020									94,002(8)		1,718,357
	10/22/2020						47,001	(9)	859,178	94,002	(9)	1,718,357
	3/4/2021	494,700	494,700	(10)	21.31	3/3/2028
	3/4/2021									200,300	(11)	3,661,484
Christopher J. Senner	9/16/2015	225,000			6.21	9/15/2022
	9/22/2016	120,000			14.74	9/21/2023
	10/3/2017	125,000			24.41	10/2/2024
	9/10/2018	105,067	24,247	(10)	18.80	9/9/2025
	9/10/2018						4,873(5)		89,078
	9/10/2018						9,746(6)		178,157
	9/20/2019						29,706(7)		543,026
	9/11/2020									32,567	(8)	595,325
	9/11/2020						16,284	(9)	297,672	32,568	(9)	595,343
	3/4/2021						64,150	(13)	1,172,662
	3/4/2021									64,150	(11)	1,172,662
Patrick J. Haley	2/5/2015	60,000			1.90	2/4/2022
	9/16/2015	60,000			6.21	9/15/2022
	2/11/2016	25,000			4.20	2/10/2023
	12/19/2016	50,000			16.29	12/18/2023
	10/3/2017	100,000			24.41	10/2/2024
	9/10/2018	94,561	21,822	(10)	18.80	9/9/2025
	9/10/2018						2,249(5)		41,112
	9/10/2018						4,498	(6)	82,223
	9/20/2019						29,706	(7)	543,026
	2/19/2020						26,250(14)		479,850
	9/11/2020									28,950	(8)	529,206
	9/11/2020						14,475	(9)	264,603	28,950	(9)	529,206
	3/4/2021						59,570	(13)	1,088,940
	3/4/2021									59,570	(11)	1,088,940

2022 Proxy Statement 85

		Option Awards(1)					Stock Awards(2)

Name	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)(3)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(3)
Jeffrey J. Hessekiel, J.D.	9/22/2016	97,500			14.74	9/21/2023
	10/3/2017	100,000			24.41	10/2/2024
	9/10/2018	105,067	24,247	(10)	18.80	9/9/2025
	9/10/2018						2,499(5)		45,682
	9/10/2018						4,997(6)		91,345
	9/20/2019						29,706(7)		543,026
	9/11/2020									28,950(8)		529,206
	9/11/2020						14,475	(9)	264,603	28,950	(9)	529,206
	3/4/2021						57,135	(13)	1,044,428
	3/4/2021									57,135	(11)	1,044,428
Peter Lamb, Ph.D.	2/11/2016	40,000			4.20	2/10/2023
	9/22/2016	97,500			14.74	9/21/2023
	10/3/2017	110,000			24.41	10/2/2024
	9/10/2018	101,027	23,314	(10)	18.80	9/9/2025
	9/10/2018						4,685(5)		85,642
	9/10/2018						9,371(6)		171,302
	9/20/2019						35,647(7)		651,627
	9/11/2020									28,950(8)		529,206
	9/11/2020						14,475	(9)	264,603	28,950	(9)	529,206
	3/4/2021						49,395	(13)	902,941
	3/4/2021									49,395(11)		902,941
Gisela M. Schwab, M.D.(12)	10/3/2017	150,000			24.41	3/3/2023
	9/10/2018	129,314			18.80	3/3/2023

(1)

Option awards granted on or after May 28, 2014, and prior to May 24, 2017, were issued under our 2014 Equity Incentive Plan (2014 Plan) and are either subject to time-based vesting or were subject to performance-based vesting and expire seven years from the date of grant or earlier upon termination of continuous service. Vesting of option awards granted under the 2014 Plan is set forth in the applicable footnote accompanying the entry. Option awards granted pursuant to our 2014 Plan subject to time-based vesting vest as to 1/4th of the original number of shares subject to the option on the one-year anniversary of the vesting commencement date and thereafter as to 1/48th of the original number of shares subject to the option on each monthly anniversary of the vesting commencement date. Option awards granted pursuant to our 2014 Plan subject to performance-based vesting are vested in full. Option awards granted on or after May 24, 2017 were issued under our 2017 Plan and are subject to time-based vesting and expire seven years from the date of grant or earlier upon termination of continuous service. Vesting of option awards granted under the 2017 Plan is set forth in the applicable footnote accompanying the entry. Option awards granted pursuant to our 2017 Plan subject to time-based vesting vest as to 1/4th of the original number of shares subject to the option on the one-year anniversary of the vesting commencement date and thereafter as to 1/48th of the original number of shares subject to the option on each monthly anniversary of the vesting commencement date. Vesting of all options issued to our Named Executive Officers are subject to acceleration as described under the caption “Potential Payments Upon Termination or Change in Control” below.

(2)

RSU awards granted on or after May 28, 2014 and prior to May 24, 2017 were issued under our 2014 Plan, and RSU awards granted on or after May 24, 2017 were issued under our 2017 Plan. RSU awards generally vest as to 1/4th of the original number of shares subject to the RSU award on the first established RSU vesting date following the one-year anniversary of the grant date and thereafter as to 1/4th of the original number of shares subject to the RSU award on each anniversary of the first established RSU vesting date following the one-year anniversary of the grant date, until fully vested. We have established February 15th, May 15th, August 15th and November 15th as quarterly vesting dates. Vested shares will be delivered to the Named Executive Officer on the applicable quarterly vesting date, provided that delivery may be delayed pursuant to the terms of the award agreement. In addition, PSU awards granted pursuant to our 2017 Plan vest based on the achievement of certain performance targets set by the Compensation Committee as described below in Footnotes 5, 6, 7, 8, 9, 11 and 14. Vesting of all RSU awards and PSU awards issued to our Named Executive Officers is subject to acceleration as described under the caption “Potential Payments Upon Termination or Change in Control” below.

(3)	For purposes of determining market value, we assumed a stock price of $18.28, the closing sale price per share of our common stock on December 31, 2021, the last business day of our last fiscal year.

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(4)

Option vests as to 1/4th of the original number of shares subject to the option on the one-year anniversary of the grant date and thereafter as to 1/48th of the original number of shares subject to the option on each monthly anniversary of the grant date with a final vesting date of September 10, 2022 (assuming that such options are not accelerated). The option became exercisable upon the achievement of the performance condition that required the closing market price of our common stock to be equal to or greater than 125% of the exercise price of the option over a period of at least 30 consecutive calendar days.

(5)

PSUs vest as to (i) 50% of the original number of shares subject to the award upon the Compensation Committee’s certification that Exelixis has achieved either (x) full target enrollment, as specified in the applicable clinical trial protocol, or (y) positive top-line results, in each case with respect to a target number of potentially label-enabling clinical trials for cabozantinib (both alone or in combination with another therapy), and (ii) 50% of the original number of shares subject to the award on the first quarterly vesting date (i.e. February 15th, May 15th, August 15th and November 15th) following the one-year anniversary of the Compensation Committee’s certification (assuming that such PSUs are not accelerated). On February 3, 2021, the Compensation Committee convened to determine that full target enrollment and/or positive top-line results from the target number of potentially label-enabling clinical trials had been achieved, resulting in the immediate vesting of 50% of the PSU award, and the remaining 50% vested on February 15, 2022 (reported in the table as “earned” but unvested, since such PSUs were still unvested as of December 31, 2021).

(6)

PSUs vest as to (i) 50% of the original number of shares subject to the award upon the Compensation Committee’s certification that a target number of IND applications have become effective with respect to product candidates that have either (x) been discovered by Exelixis or (y) in-licensed or acquired by Exelixis, and (ii) 50% of the original number of shares subject to the award on the first quarterly vesting date (i.e. February 15th, May 15th, August 15th and November 15th) following the one-year anniversary of the Compensation Committee’s certification (assuming that such PSUs are not accelerated). On December 15, 2021, the Compensation Committee convened to determine that the target number of effective IND applications had been achieved, resulting in the immediate vesting of 50% of the PSU award, and the remaining 50% (reported in the table) will vest on February 15, 2023 (assuming such PSUs are not accelerated).

(7)

PSUs vest as to (i) 50% of the number of shares subject to the award that are entitled to vest based upon the Compensation Committee’s certification that the company has obtained approval by the FDA for the commercial sale and marketing of one or more products for which we hold, or have licensed to a partner, development and commercialization rights in the U.S. in one or more new indications, on the date of such certification, and (ii) 50% of the number of shares subject to the award that are entitled to vest based on such certification on the first quarterly vesting date (i.e. February 15th, May 15th, August 15th and November 15th) following the one-year anniversary of the Compensation Committee’s certification (assuming that such PSUs are not accelerated). On October 22, 2020, the Compensation Committee convened to determine that certain performance criteria had been achieved early, resulting in the immediate vesting of 75% of the target number of shares subject to the PSU award, and an additional 75% of the target number of shares subject to the PSU award vested on November 15, 2021. On February 3, 2021, the Compensation Committee convened to determine that the maximum performance criteria had been achieved, resulting in the immediate vesting of an additional 25% of the target number of shares subject to the PSU award, and the remaining 25% of the target number of shares subject to the PSU award (to complete maximum vesting of 200% of the target number of shares) vested on February 15, 2022 (reported in the table as “earned” but unvested, since such PSUs were still unvested as of December 31, 2021).

(8)

PSUs vest as to (i) 50% of the number of shares subject to the award that are entitled to vest based upon the Compensation Committee’s certification that the company has achieved positive top-line results of one or more clinical trials evaluating a product for which we own, or have licensed to a partner, development or commercialization rights, that provides data that can reasonably support regulatory evaluation of safety and efficacy to determine the risk/benefit profile of the product, and (ii) 50% of the number of shares subject to the award that are entitled to vest based on such certification on the first quarterly vesting date (i.e. February 15th, May 15th, August 15th and November 15th) following the one-year anniversary of the Compensation Committee’s certification (assuming that such PSUs are not accelerated). The number of shares reported in the table above represents threshold achievement, or 50% of the target number of shares of Exelixis common stock subject to the PSU award. Depending on the level of achievement of such performance target, Named Executive Officers are eligible to vest up to a maximum of 200% of the target number of shares of Exelixis common stock subject to the PSU award. Failure to achieve the aforementioned performance target by December 31, 2024 will result in forfeiture of 100% of the PSU award.

(9)

PSUs vest as to (i) 50% of the number of shares subject to the award that are entitled to vest based upon the Compensation Committee’s certification that the company has obtained approval by the FDA for the commercial sale and marketing of one or more products for which we own, or have licensed to a partner, development or commercialization rights, in one or more new indications or an indication for which the product has previously received FDA approval, if such product is intended to treat a new, additional or expanded set of patients or is part of a combination therapy, and (ii) 50% of the number of shares subject to the award that are entitled to vest based on such certification on the first quarterly vesting date (i.e. February 15th, May 15th, August 15th and November 15th) following the one-year anniversary of the Compensation Committee’s certification (assuming that such PSUs are not accelerated). On September 30, 2021, the Compensation Committee convened to determine that certain performance criteria had been achieved, resulting in the immediate vesting of 25% of the target number of shares subject to the PSU award, and an additional 25% of the target number of shares subject to the PSU award (reported in the table as “earned” but unvested) will vest on November 15, 2022 (assuming such PSUs are not accelerated). Because the Compensation Committee has already certified as to the threshold achievement of this PSU award, the number of shares reported in the table above as “unearned” represents additional shares that will begin vesting upon target achievement, or 50% of the target number of shares of Exelixis common stock subject to the PSU award (and collectively with those shares vested and entitled to vest based on the Compensation Committee’s prior certification on September 30, 2021, 100% of the target number of shares of Exelixis common stock subject to the PSU award). Depending on the continued level of achievement of such performance target, Named Executive Officers are eligible to vest up to a maximum of 200% of the target number of shares of Exelixis common stock subject to the PSU award. Failure to achieve the next level of the aforementioned performance target by December 31, 2024 will result in forfeiture of 50% of the PSU award reported in the table above as “unearned.”

(10)

Option vests as to 1/4th of the original number of shares subject to the option on the one-year anniversary of the grant date and thereafter as to 1/48th of the original number of shares subject to the option on each monthly anniversary of the grant date until fully vested (assuming that such options are not accelerated).

2022 Proxy Statement 87

(11)

Holders of 2021 PSU awards may earn up to 200% of the target number of shares depending on (i) the level of achievement with respect to the Compensation Committee’s defined Cabozantinib Revenue Goal (related to certain net product revenues over four consecutive quarters), to be evaluated at the end of the three-year performance period ending December, 29, 2023, and (ii) the application of the TSR Performance Modifier (which measures our relative TSR performance, expressed as a percentile rank, against the Nasdaq Biotechnology Index during the three-year performance period from January 2, 2021 through December 29, 2023). PSUs vest as to (i) 50% percent of the 2021 PSU Certified Shares will vest upon the Compensation Committee’s certification at the end of the performance period, and (ii) 50% of the 2021 Certified Shares will vest on the first quarterly vesting date (i.e. February 15th, May 15th, August 15th and November 15th) following the one-year anniversary of the Compensation Committee’s certification (assuming that such PSUs are not accelerated). The 2021 PSUs will be forfeited if the performance condition at or above a threshold level is not achieved by the end of the three-year performance period, or December 29, 2023. The performance condition for a threshold of net product revenues relative to the 2021 PSUs was deemed probable of achievement in the fourth quarter of 2021; however, there will be no certification by the Compensation Committee until after the evaluation at the end of the three-year performance period. For purposes of these calculations in the table above, we assumed no adjustment for the TSR Performance Modifier. For more information regarding the PSUs granted in 2021, please see “Compensation Discussion and Analysis—2021 Compensation Decisions—2021 Long-Term Incentive Awards—2021 PSU Awards” above.

(12)

In recognition of Dr. Schwab’s extraordinary contributions to the company, the Compensation Committee determined in June 2021 to (1) amend the terms of each of Dr. Schwab’s then-outstanding and unvested equity awards that were subject solely to time-based vesting conditions to provide that if her continuous service terminated as a result of her death, then each such award would become fully vested (and exercisable, if applicable) as of the date of such termination, and (2) amend the terms of each then-outstanding stock option award to provide that if (i) her continuous service terminated as a result of her death and (ii) the expiration date of the original full term of such award (such date referred to herein as the Option Expiration Date) was later than 18 months following the date of such termination, then the post-termination exercise period of such award would be extended until the Option Expiration Date. Upon Dr. Schwab’s passing in September 2021, these equity awards were amended accordingly, and her estate holds these options.

(13)

The RSU award was granted pursuant to our 2017 Plan. The RSU award will vest as to 1/4th of the shares subject to the RSU award on May 15, 2022 and thereafter as to 1/4th of the number of shares subject to the RSU award on each May 15th until fully vested.

(14)	RSUs vest as to 1/4th of the original number of shares subject to the RSU award on each May 15th with a final vesting date of May 15, 2024 (assuming that such RSUs are not accelerated).

Option Exercises and Stock Vested

The following table includes certain information with respect to stock options exercised and stock awards that vested during the fiscal year ended December 31, 2021.

Options Exercised and Stock Vested in Fiscal 2021

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise(#)	Value Realized on Exercise($)(1)	Number of Shares Acquired on Vesting(#)	Value Realized on Vesting($)(2)
Michael M. Morrissey, Ph.D.	50,000	1,048,000	580,643	11,310,537
Christopher J. Senner	120,000	2,140,500	178,015	3,460,925
Patrick J. Haley	25,000	466,383	167,589	3,306,608
Jeffrey J. Hessekiel	50,000	770,400	160,289	3,111,985
Peter Lamb, Ph.D.	620,000	10,719,354	197,048	3,825,909
Gisela M. Schwab, M.D.	890,000	13,853,474	292,282	5,921,110

(1)

“Value Realized on Exercise” reflects the closing market price of our common stock on the applicable exercise date, net of the applicable exercise price, multiplied by the number of shares acquired upon exercise of stock options.

(2)	“Value Realized on Vesting” reflects the closing market price of our common stock on the applicable vesting date, multiplied by the number of units vested.

88 Exelixis, Inc.

Compensation of Executive Officers | Potential Payments Upon Termination or Change in Control

Potential Payments Upon Termination or Change in Control

Change in Control and Severance Benefit Plan

The Board, upon recommendation of the Compensation Committee, has adopted a Change in Control and Severance Benefit Plan that provides for certain severance benefits to our officers in connection with specified termination events. Eligible plan participants may include any employee having a rank of vice president or above, which includes the Named Executive Officers.

If a Named Executive Officer’s employment terminates due to an involuntary termination without cause or a constructive termination (Covered Termination) during a period starting one month prior to and ending 13 months following a change in control (Change in Control Termination), then the Named Executive Officer would be entitled to the following benefits under the plan:

››

a cash payment paid in installments pursuant to our regularly scheduled payroll periods equal to the sum of the Named Executive Officer’s base salary and target bonus for (i) 18 months for Named Executive Officers (other than the Chief Executive Officer) and (ii) 24 months for the Chief Executive Officer;

››

the vesting of up to all of the Named Executive Officer’s options, RSUs and PSUs will accelerate in full, and the exercise period of such options will be extended to the later of: (i) 12 months after the later of (x) the participant’s termination date, or (y) the change in control; and (ii) the post-termination exercise period provided for in the applicable option agreement; the plan also provides that any reacquisition or repurchase rights held by us in respect of common stock issued or issuable pursuant to any stock awards granted under any of our equity incentive plans shall lapse;

››

payment of COBRA premiums, or the cash equivalent thereof, for any health, dental or vision plan sponsored by Exelixis for a period of up to (i) 18 months for Named Executive Officers (other than the Chief Executive Officer) and (ii) 24 months for the Chief Executive Officer; and

››

payment of outplacement services for (i) 18 months for Named Executive Officers (other than the Chief Executive Officer), subject to a $30,000 limit and (ii) 24 months for the Chief Executive Officer, subject to a $50,000 limit.

In the event of a Covered Termination of a Named Executive Officer that is not also a Change in Control Termination, such Named Executive Officer would be entitled to receive a cash severance benefit under the plan equal to 12 months of base salary paid in installments pursuant to our regularly scheduled payroll periods. In such circumstances, we would also pay for a period of up to 12 months of such Named Executive Officer’s COBRA premiums, or the cash equivalent thereof, for any health, dental or vision plan that we sponsored and that the Named Executive Officer is enrolled in. However, such Named Executive Officer would not be entitled to any vesting acceleration benefits by virtue of such termination.

The payments and benefits described above are subject to certain reductions and offsets if, for example, the Named Executive Officer received other severance benefits from us pursuant to a written employment agreement. In addition, if any of the severance benefits payable under the plan would constitute a “parachute payment” subject to the excise tax imposed by Section 4999 of the Code, a Named Executive Officer may receive a reduced amount of the affected severance benefits. The plan does not provide for the gross up of any excise taxes imposed by Section 4999 of the Code. No Named Executive Officer would receive benefits under the plan if (i) the Named Executive Officer has entered into an individually negotiated employment agreement that provides for severance or change in control benefits, (ii) the Named Executive Officer voluntarily terminates employment with us to accept employment with another entity that is controlled by us or is otherwise affiliated with us or (iii) the Named Executive Officer does not confirm in writing that he or she is subject to agreements with us relating to proprietary and confidential information. In addition, as a general matter, to be eligible to receive benefits under the plan and if requested by Exelixis, a Named Executive Officer must execute a general waiver and release of claims, and such release must become effective in accordance with its terms. A Named Executive Officer’s right to receive payment of benefits under the plan will immediately terminate if, at any time prior to or during the period the Named Executive Officer is receiving such benefits, the Named Executive Officer, without the prior written approval of Exelixis, (i) willfully breaches a material provision of a proprietary and confidential information agreement with Exelixis or (ii) willfully encourages or solicits any of Exelixis’ then current employees to leave Exelixis’ employ.

Treatment of Equity Awards

Pursuant to our 2014 Plan and 2017 Plan, in the event of an asset sale, merger or consolidation in which we are not the surviving corporation, or a reverse merger in which we are the surviving corporation but our common stock is

2022 Proxy Statement 89

converted by virtue of the merger into other property, then any surviving or acquiring corporation may assume outstanding stock awards or substitute similar stock awards for those under the plan. If any surviving or acquiring corporation refuses to assume such outstanding stock awards or substitute similar stock awards, stock awards held by participants whose service has not terminated will be accelerated in full. In addition, if any person, entity or group acquires beneficial ownership of more than 50% of our combined voting power, then stock awards held by participants whose service has not terminated will be accelerated in full.

The following table sets forth the potential severance payments and benefits under our Change in Control and Severance Benefit Plan to which a Named Executive Officer would be entitled in connection with specified termination events, as if such Named Executive Officers’ employment terminated as of December 31, 2021, the last day of our last fiscal year. In addition, the table sets forth the amounts to which such Named Executive Officers would be entitled under our equity plans either (i) in connection with a change in control transaction in which the successor corporation did not assume or substitute outstanding stock awards (and with respect to PSU awards granted to each Named Executive Officer, a change in control transaction in which a successor corporation does assume outstanding stock awards), or (ii) an entity or group acquired more than 50% of our combined voting power, in each case, as of December 31, 2021. There are no other agreements, arrangements or plans that entitle any of the above-mentioned Named Executive Officers to severance, perquisites or other enhanced benefits upon termination of employment, other than certain extensions of the termination date to avoid violation of registration requirements under the Securities Act of 1933, as amended, or for such Named Executive Officer’s death or disability.

Potential Payments Table

The following table shows the potential payments upon termination of employment or a change in control for the Named Executive Officers. The table assumes that the triggering event took place on December 31, 2021, the last day of our 2021 fiscal year.

Potential Payments Upon Termination or Change in Control Table

Name	Benefit	Change in Control and Severance Benefit Plan		Equity Plans
		Involuntary Termination Without Cause or Constructive Termination in Connection with a Change in Control ($)(1)	Involuntary Termination Without Cause or Constructive Termination Not in Connection with a Change in Control ($)(2)	Certain Change in Control Transactions without Termination ($)(3)
Michael M. Morrissey, Ph.D.	Base Salary	2,200,074	1,100,037	—
	Bonus	2,200,074	1,100,037	—
	Vesting Acceleration (4)	19,236,428	—	19,236,428
	COBRA Payments	71,067	35,533	—
	Outplacement Services	50,000	—	—
Benefit Total		23,757,643	2,235,607	19,236,428
Christopher J. Senner	Base Salary	1,028,774	685,849	—
	Bonus	514,387	342,925	—
	Vesting Acceleration (4)	7,620,603	—	7,620,603
	COBRA Payments	53,300	35,533	—
	Outplacement Services	30,000	—	—
Benefit Total		9,247,064	1,064,307	7,620,603
Patrick J. Haley	Base Salary	795,600	530,400	—
	Bonus	397,800	265,200	—
	Vesting Acceleration (4)	7,293,135	—	7,293,135
	COBRA Payments	93,068	62,045	—
	Outplacement Services	30,000	—	—
Benefit Total		8,609,603	857,645	7,293,135

90 Exelixis, Inc.

Compensation of Executive Officers | Potential Payments Upon Termination or Change in Control

Name	Benefit	Change in Control and Severance Benefit Plan		Equity Plans
		Involuntary Termination Without Cause or Constructive Termination in Connection with a Change in Control ($)(1)	Involuntary Termination Without Cause or Constructive Termination Not in Connection with a Change in Control ($)(2)	Certain Change in Control Transactions without Termination ($)(3)
Jeffrey J. Hessekiel, J.D.	Base Salary	905,399	603,599	—
	Bonus	452,699	301,800	—
	Vesting Acceleration (4)	6,737,953	—	6,737,953
	COBRA Payments	53,300	35,533	—
	Outplacement Services	30,000	—	—
Benefit Total		8,179,351	940,932	6,737,953
Peter Lamb, Ph.D.	Base Salary	847,544	565,029	—
	Bonus	423,772	282,515	—
	Vesting Acceleration (4)	6,683,497	—	6,683,497
	COBRA Payments	20,272	13,514	—
	Outplacement Services	30,000	—	—
Benefit Total		8,005,085	861,058	6,683,497
Gisela M. Schwab, M.D.(5)	Base Salary	—	—	—
	Bonus	—	—	—
	Vesting Acceleration (4)	—	—	—
	COBRA Payments	—	—	—
	Outplacement Services	—	—	—
Benefit Total		—	—	—

(1)

These benefits would be payable under the Change in Control and Severance Benefit Plan if the involuntary termination without cause or constructive termination occurred during a period starting one month prior to and ending 13 months following the change in control. The amounts shown in this column do not include any value associated with the extension, if any, of the post-termination exercise period provided for in the Change in Control and Severance Benefit Plan.

(2)

These benefits would be payable under the Change in Control and Severance Benefit Plan if the involuntary termination without cause occurred more than one month before the change in control or if the involuntary termination without cause or a constructive termination occurred more than 13 months following the change in control.

(3)

These benefits would be payable under the 2014 Plan and/or the 2017 Plan if either (i) a successor corporation does not assume outstanding stock awards in a change in control transaction or (ii) a person, entity or group acquires beneficial ownership of more than 50% of our combined voting power, and, in each case, the Named Executive Officers do not terminate employment in connection with such a transaction or event.

In addition, if a successor corporation does assume outstanding stock awards in a change in control transaction and the Named Executive Officers do not terminate employment in connection with such a transaction, then each Named Executive Officer’s then-outstanding PSUs will be revised in a manner as though the target number of shares subject to such PSUs had been subject solely to a time-based vesting schedule pursuant to which one third of the target number of shares subject to such PSUs (and for the PSUs granted during fiscal 2020, one fourth) would have vested on each of the first three anniversaries (and for the PSUs granted during fiscal 2020, each of the first four anniversaries) of the date the PSUs were granted, subject to the Named Executive Officer’s continuous service through the applicable vesting date (with any portion that would have vested on or prior to the change in control transaction under such vesting schedule becoming vested on the date of the change in control transaction and any portion that is unvested following the date of the change in control transaction vesting in accordance with such vesting schedule). With respect to PSU awards granted during fiscal 2021, the vesting acceleration benefit for each Named Executive Officer would be $0 because the first anniversary of the grant date will not yet have occurred as of December 31, 2021. With respect to PSU awards granted during fiscal 2018 and fiscal 2019, the vesting acceleration benefit for each Named Executive Officer would be

2022 Proxy Statement 91

$0, because the performance criteria for such PSUs at or above the target level had already been certified as of December 31, 2021. With respect to PSU awards granted during fiscal 2020, the vesting acceleration benefit for each Named Executive Officer would be as follows:

Name	Vesting Acceleration Benefit for Outstanding PSUs Granted in 2020 ($)
Michael M. Morrissey, Ph.D.	1,288,758
Christopher J. Senner	446,489
Patrick J. Haley	396,895
Jeffrey J. Hessekiel, J.D.	396,895
Peter Lamb, Ph.D.	396,895
Gisela M. Schwab, M.D. (5)	0

(4)

Assumes that the triggering event occurred on December 31, 2021, the last business day of our last fiscal year, when the closing sale price per share of our common stock was $18.28. The amount of the vesting acceleration is determined by: (i) aggregating for all accelerated options, the amount equal to (A) the excess, if any, of $18.28 over the relevant exercise price of the option, multiplied by (B) the number of shares underlying unvested options at such exercise price as of December 31, 2021; and (ii) aggregating for all accelerated RSUs and PSUs, the amount equal to (X) $18.28 multiplied by (Y) the number of shares underlying the unvested RSUs and PSUs. There can be no assurance that a similar triggering event would produce the same or similar results as those estimated if such event occurs on any other date or at a time when our closing sale price is different.

(5)

At December 31, 2021, Dr. Schwab was no longer employed by the Company and a change in control would not impact any benefits her estate may hold, as described in “Compensation Discussion and Analysis—Passing of Gisela M. Schwab” above.

CEO Pay Ratio

We believe that we provide fair and equitable compensation to our employees through a combination of competitive base pay, incentives, retirement plans and other benefits. In accordance with Item 402(u) of Regulation S-K, promulgated by the Dodd Frank Act, we determined the ratio of: (a) the annual total compensation of our Chief Executive Officer; to (b) the median of the annual total compensation of all of our employees, except for our Chief Executive Officer, both calculated in accordance with the requirements of Item 402(c)(2)(x) of Regulation S-K (CEO Pay Ratio).

In order to determine the median of the annual total compensation of all of our employees, we were required to identify the “median employee” of our workforce, without regard to his or her location or employment status (full-time or part-time). The applicable SEC rules require us to identify a median employee only once every three years, as long as there have been no material changes in our employee population or employee compensation arrangements that we believe would significantly impact the calculation of our CEO Pay Ratio. However, because there was a significant increase in our employee population between October 2020 and October 2021, when we identified our median employee to calculate our CEO Pay Ratio for fiscal 2020, and October 2021, we decided to identify a new median employee for purposes of calculating our CEO Pay Ratio for fiscal 2021.

Consistent with the process we adopted for prior fiscal years, to determine the median of the annual total compensation of all of our employees, except for our Chief Executive Officer, we used the following methodology:

››

To identify our employee population, we used tax and payroll records to determine all full-time and part-time employees, excluding our Chief Executive Officer, who were employed as of October 31, 2021.

››

To identify the median employee with respect to annual total compensation of all of our employees, we calculated each employee’s “target total direct compensation,” which consists of: (i) fiscal 2021 base salary (using a reasonable estimate of the hours worked and overtime actually paid during fiscal 2021 for hourly employees); (ii) target cash bonus; and (iii) the grant date fair value of any equity awards granted during fiscal 2021 (using the same methodology that we use for estimating the value of the equity awards granted to our Named Executive Officers and reported in our Summary Compensation Table).

››	In making this determination, we annualized the base salary and target cash bonus for all full-time and part-time employees who were employed by us for less than the entirety of fiscal 2021.

92 Exelixis, Inc.

Compensation of Executive Officers | CEO Pay Ratio

Once our representative median employee was identified in the manner described above, we calculated the annual total compensation of the representative median employee using the same methodology that we used to determine the annual total compensation of our Chief Executive Officer, as reported in the Summary Compensation Table included in this Proxy Statement. For fiscal 2021, the median of the annual total compensation of our employees (other than our Chief Executive Officer) was $283,758 and the annual total compensation of our Chief Executive Officer, as reported in the Summary Compensation Table included in this Proxy Statement, was $7,530,431. Based on this information, our CEO Pay Ratio for fiscal 2021 was 27 to 1.

This CEO Pay Ratio represents our reasonable estimate calculated in a manner consistent with Item 402(u) of Regulation S-K and applicable guidance, which provide significant flexibility in how companies identify the median employee. Each company may use a different methodology and make different assumptions particular to that company. As a result, and as explained by the SEC when it adopted these rules, in considering this CEO Pay Ratio disclosure, stockholders should keep in mind that the rule was not designed to facilitate comparisons of CEO Pay Ratios among different companies, even companies within the same industry, but rather to allow stockholders to better understand and assess each particular company’s compensation practices and CEO Pay Ratio disclosures. Neither the Compensation Committee nor our management used our fiscal CEO Pay Ratio for fiscal 2021 in making compensation decisions.

2022 Proxy Statement 93

COMPENSATION COMMITTEE REPORT

The material in this report is not “soliciting material,” is not deemed “filed” with the Securities and Exchange Commission and is not deemed to be incorporated by reference in any filing of Exelixis under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

The Compensation Committee of the Board of Directors of Exelixis, Inc., consisting solely of independent directors, has reviewed and discussed with management the Compensation Discussion and Analysis contained in this Proxy Statement and, based on this review and discussion, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement and incorporated into our Annual Report on Form 10-K for the year ended December 31, 2021.

Compensation Committee:

Charles Cohen, Chair

Vincent T. Marchesi

Julie A. Smith

Lance Willsey

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

During 2021, the Compensation Committee comprised Drs. Cohen, Marchesi and Willsey and Ms. Smith. None of the members of the Compensation Committee during 2021 has at any time been an officer or employee of Exelixis, except that Dr. Cohen served as our acting Chief Scientific Officer from December 1995 to April 1997, and was named an officer of one of our former subsidiaries from 2001 through March 2005, for which he did not receive any compensation. No interlocking relationship exists between the Board or Compensation Committee and the board of directors or compensation committee of any other company, nor has any interlocking relationship existed in the past.

DELINQUENT SECTION 16(a) REPORTS

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our directors and executive officers and persons who own more than ten percent of a registered class of our equity securities to file with the SEC initial reports of ownership and reports of changes in ownership of our common stock and other equity securities of Exelixis. Officers, directors and greater than ten percent stockholders are required by SEC regulation to furnish us with copies of all Section 16(a) forms they file.

To our knowledge, based solely on a review of the copies of such reports furnished to us and written representations that no other reports were required, during the fiscal year ended December 31, 2021, all Section 16(a) filing requirements applicable to our officers, directors and greater than ten percent beneficial owners were complied with, except as follows: (a) a Form 4 relating to a transaction by Lance Willsey, director, in which 90,000 shares of our common stock were sold in three transactions beginning on February 16, 2021, was not timely filed (a Form 4 reporting the transaction was subsequently filed on February 24, 2021); (b) a Form 4 relating to a transaction by Maria Freire, director, in which 8,275 shares of our common stock were sold on May 11, 2021, was not timely filed (a Form 4 reporting the transaction was subsequently filed on May 17, 2021); and (c) three Forms 5 relating to transactions by Charles Cohen, director, in which 13,845 shares of our common stock were given collectively to his three children in nine transactions (1,699 shares given to each child on December 12, 2019, 1,513 shares given to each child on January 17, 2020, and 1,403 shares given to each child on January 5, 2021), were not timely filed (such transactions were reported on Forms 5 subsequently filed on April 13, 2022).

94 Exelixis, Inc.

Certain Relationships and Related Party Transactions

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

The Board recognizes that related party transactions can present a heightened risk of potential or actual conflicts of interests. The Board adopted a written Statement of Policy with respect to Related Person Transactions entered into with related parties. Under this policy, the Audit Committee has been tasked with responsibility to review and approve related party transactions. The policy provides that management shall present related party transactions to the Audit Committee for approval. The policy does not prevent management from entering into any related party transaction without prior approval of the Audit Committee, so long as such related party transaction is thereafter presented to the Audit Committee for ratification. If ratification is not forthcoming, then management shall make all reasonable efforts to cancel or annul such transaction.

Under the policy, a “related party” includes: any senior officer (including each executive officer or officer subject to Section 16 of the Exchange Act) or director of Exelixis; a person who is an immediate family member of a senior officer, director or director nominee; a security holder who is known to own of record or beneficially more than 5% percent of any class of our securities; a person who is an immediate family member of such security holder; or an entity which is owned or controlled by one of the aforementioned persons, or an entity in which one of the aforementioned persons has a substantial ownership interest in or control over such entity.

All related party transactions shall be disclosed in our applicable filings with the SEC as required under SEC rules. There were no related party transactions reportable under the SEC rules during fiscal 2021, other than as follows:

During 2021, BlackRock, Inc. (BlackRock), a global provider of investment, advisory and risk management solutions and a greater than 5% holder of our common stock, managed a portion of our cash and investments portfolio. As of December 31, 2021 and January 1, 2021, respectively, the fair value of cash and investments managed by BlackRock was $683.3 million and $574.6 million, which included $14.5 million and $10.3 million and invested in the BlackRock Liquidity Money Market Fund. We incurred $0.3 million in fees for BlackRock advisory services performed during the year ended December 31, 2021.

HOUSEHOLDING OF PROXY MATERIALS

The SEC has adopted rules that permit companies and intermediaries (e.g., brokers, banks and other fiduciaries) to satisfy the delivery requirements for Notices of Internet Availability of Proxy Materials or other Annual Meeting materials with respect to two or more stockholders sharing the same address by delivering a single Notice or other Annual Meeting materials addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for stockholders and cost savings for companies.

This year, a number of brokers with account holders who are our stockholders will be householding proxy materials. A single Notice will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker that they will be householding communications to your address, householding will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in householding and would prefer to receive a separate Notice, please notify your broker or direct your written request to Investor Relations, Exelixis, Inc., 1851 Harbor Bay Parkway, Alameda, California 94502 or contact Exelixis, Inc., Investor Relations at (650) 837-7000. Stockholders who currently receive multiple copies of the Notice at their address and would like to request householding of their communications should contact their broker.

ANNUAL REPORT ON FORM 10-K

A copy of our Annual Report on Form 10-K for the fiscal year ended December 31, 2021, including the consolidated financial statements, schedules and list of exhibits, and any particular exhibit specifically requested, is available without charge upon written request to: Investor Relations, Exelixis, Inc., 1851 Harbor Bay Parkway, Alameda, California 94502.

2022 Proxy Statement 95

OTHER MATTERS

The Board knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters are properly brought before the meeting, it is the intention of the persons named in the accompanying proxy to vote on such matters in accordance with their best judgment.

By Order of the Board of Directors

JEFFREY J. HESSEKIEL

Executive Vice President, General Counsel and Secretary

Alameda, California

April 14, 2022

96 Exelixis, Inc.

APPENDIX A

EXELIXIS, INC.

2017 EQUITY INCENTIVE PLAN

ADOPTED BY THE BOARD OF DIRECTORS: FEBRUARY 23, 2017

AMENDED BY THE COMPENSATION COMMITTEE: MARCH 22, 2017

APPROVED BY THE STOCKHOLDERS: MAY 24, 2017

AMENDED BY THE COMPANY: DECEMBER 18, 2017

AMENDED BY THE COMPENSATION COMMITTEE: MARCH 18, 2020

APPROVED BY THE STOCKHOLDERS: MAY 20, 2020

AMENDED BY THE BOARD OF DIRECTORS: APRIL 5, 2022

[APPROVED BY THE STOCKHOLDERS: MAY 25, 2022]

1.    GENERAL.

(a)    Successor to and Continuation of 2014 Plan. The Plan is intended as the successor to and continuation of the Exelixis, Inc. 2014 Equity Incentive Plan (the “2014 Plan”). Following the Effective Date, no additional stock awards may be granted under the 2014 Plan. Any unallocated shares remaining available for grant under the 2014 Plan as of 12:01 a.m. Pacific time on the Effective Date (the “2014 Plan’s Available Reserve”) will cease to be available under the 2014 Plan at such time and will be added to the Share Reserve (as further described in Section 3(a) below) and be then immediately available for grant and issuance pursuant to Stock Awards granted under the Plan. In addition, from and after 12:01 a.m. Pacific time on the Effective Date, all outstanding stock awards granted under the 2014 Plan, the Exelixis, Inc. 2000 Equity Incentive Plan, as amended and restated (the “2000 Plan”), the Exelixis, Inc. 2000 Non-Employee Directors’ Stock Option Plan (the “2000 Non-Employee Directors’ Plan”), the Exelixis, Inc. 2011 Equity Incentive Plan (the “2011 Plan”), and the Exelixis, Inc. 2016 Inducement Award Plan (the “2016 Inducement Plan”) will remain subject to the terms of the 2014 Plan, the 2000 Plan, the 2000 Non-Employee Directors’ Plan, the 2011 Plan or the 2016 Inducement Plan, as applicable; provided, however, that any shares subject to outstanding stock awards granted under the 2014 Plan, the 2000 Plan, the 2000 Non-Employee Directors’ Plan, the 2011 Plan or the 2016 Inducement Plan that (i) expire or terminate for any reason prior to exercise or settlement, (ii) are forfeited, cancelled or otherwise returned to the Company because of the failure to meet a contingency or condition required for the vesting of such shares, or (iii) other than with respect to outstanding options and stock appreciation rights granted under the 2014 Plan, the 2000 Plan, the 2000 Nonemployee Directors’ Plan, the 2011 Plan or the 2016 Inducement Plan with respect to which the exercise or strike price is at least one hundred percent (100%) of the Fair Market Value of the Common Stock subject to the option or stock appreciation right on the date of grant (the “Prior Plans’ Appreciation Awards”), are reacquired or withheld (or not issued) by the Company to satisfy a tax withholding obligation in connection with a stock award (collectively, the “Prior Plans’ Returning Shares”) will immediately be added to the Share Reserve (as further described in Section 3(a) below) as and when such shares become Prior Plans’ Returning Shares and become available for issuance pursuant to Awards granted hereunder. All Awards granted on or after 12:01 a.m. Pacific time on the Effective Date will be subject to the terms of this Plan, as amended from time to time.

(b)    Eligible Award Recipients. Subject to Section 4, Employees, Directors and Consultants are eligible to receive Awards.

(c)    Available Awards. The Plan provides for the grant of the following types of Awards: (i) Incentive Stock Options, (ii) Nonstatutory Stock Options, (iii) Stock Appreciation Rights, (iv) Restricted Stock Awards, (v) Restricted Stock Unit Awards, (vi) Performance Stock Awards, (vii) Performance Cash Awards, and (viii) Other Stock Awards.

(d)    Purpose. The Plan, through the granting of Awards, is intended to help the Company and any Affiliate secure and retain the services of eligible award recipients, provide incentives for such persons to exert maximum efforts for the success of the Company and any Affiliate and provide a means by which the eligible recipients may benefit from increases in value of the Common Stock.

2.    ADMINISTRATION.

(a)    Administration by Board. The Board will administer the Plan. The Board may delegate administration of the Plan to a Committee or Committees, as provided in Section 2(c).

(b)    Powers of Board. The Board will have the power, subject to, and within the limitations of, the express provisions of the Plan:

(i)    To determine (A) who will be granted Awards; (B) when and how each Award will be granted; (C) what type of Award will be granted; (D) the provisions of each Award (which need not be identical), including when a person will be permitted to exercise or otherwise receive cash or Common Stock under the Award; (E) the number of shares of Common Stock subject to, or the cash value of, an Award; and (F) the Fair Market Value applicable to a Stock Award.

(ii)    To construe and interpret the Plan and Awards granted under it, and to establish, amend and revoke rules and regulations for administration of the Plan and Awards. The Board, in the exercise of these powers, may correct any defect, omission or inconsistency in the Plan or in any Award Agreement, in a manner and to the extent it will deem necessary or expedient to make the Plan or Award fully effective.

(iii)    To settle all controversies regarding the Plan and Awards granted under it.

(iv)    To accelerate, in whole or in part, the time at which an Award may be exercised or vest (or the time at which cash or shares of Common Stock may be issued in settlement thereof).

(v)    To suspend or terminate the Plan at any time. Except as otherwise provided in the Plan or an Award Agreement, suspension or termination of the Plan will not materially impair a Participant’s rights under his or her then-outstanding Award without his or her written consent except as provided in subsection (viii) below.

(vi)    To amend the Plan in any respect the Board deems necessary or advisable, including, without limitation, by adopting amendments relating to Incentive Stock Options and certain nonqualified deferred compensation under Section 409A of the Code and/or to make the Plan or Awards granted under the Plan compliant with the requirements for Incentive Stock Options or exempt from or compliant with the requirements for nonqualified deferred compensation under Section 409A of the Code, subject to the limitations, if any, of applicable law. However, if required by applicable law or listing requirements, and except as provided in Section 9(a) relating to Capitalization Adjustments, the Company will seek stockholder approval of any amendment of the Plan that (A) materially increases the number of shares of Common Stock available for issuance under the Plan, (B) materially expands the class of individuals eligible to receive Awards under the Plan, (C) materially increases the benefits accruing to Participants under the Plan, (D) materially reduces the price at which shares of Common Stock may be issued or purchased under the Plan, or (E) materially expands the types of Awards available for issuance under the Plan. Except as otherwise provided in the Plan (including Section 2(b)(viii)) or an Award Agreement, no amendment of the Plan will materially impair a Participant’s rights under an outstanding Award without the Participant’s written consent.

(vii)    To submit any amendment to the Plan for stockholder approval, including, but not limited to, amendments to the Plan intended to satisfy the requirements of (A) Section 162(m) of the Code regarding the exclusion of performance-based compensation from the limit on corporate deductibility of compensation paid to Covered Employees, (B) Section 422 of the Code regarding incentive stock options or (C) Rule 16b-3.

(viii)    To approve forms of Award Agreements for use under the Plan and to amend the terms of any one or more Awards, including, but not limited to, amendments to provide terms more favorable to the Participant than previously provided in the Award Agreement, subject to any specified limits in the Plan that are not subject to Board discretion; provided, however, that a Participant’s rights under any Award will not be impaired by any such amendment unless (A) the Company requests the consent of the affected Participant, and (B) such Participant consents in writing. Notwithstanding the foregoing, (1) a Participant’s rights will not be deemed to have been impaired by any such amendment if the Board, in its sole discretion, determines that the amendment, taken as a whole, does not materially impair the Participant’s rights, and (2) subject to the limitations of applicable law, if any, the Board may amend the terms of any one or more Awards without the affected Participant’s consent (A) to maintain the qualified status of the Award as an Incentive Stock Option under Section 422 of the Code; (B) to change the terms of an Incentive Stock Option, if such change results in impairment of the Award solely because it impairs the qualified status of the Award as an Incentive Stock Option under Section 422 of the Code; (C) to clarify the manner of exemption from, or to bring the Award into compliance with, Section 409A of the Code; or (D) to comply with other applicable laws or listing requirements.

(ix)    Generally, to exercise such powers and to perform such acts as the Board deems necessary or expedient to promote the best interests of the Company and that are not in conflict with the provisions of the Plan or Awards.

(x)    To adopt such procedures and sub-plans as are necessary or appropriate to permit participation in the Plan by Employees, Directors or Consultants who are foreign nationals or employed outside the United States (provided that Board approval will not be necessary for immaterial modifications to the Plan or any Award Agreement that are required for compliance with the laws of the relevant foreign jurisdiction).

(c)    Delegation to Committee.

(i)    General. The Board may delegate some or all of the administration of the Plan to a Committee or Committees. If administration of the Plan is delegated to a Committee, the Committee will have, in connection with the administration of the Plan, the powers theretofore possessed by the Board that have been delegated to the Committee, including the power to delegate to a subcommittee of the Committee any of the administrative powers the Committee is authorized to exercise (and references in this Plan to the Board will thereafter be to the Committee or subcommittee, as applicable). Any delegation of administrative powers will be reflected in resolutions, not inconsistent with the provisions of the Plan, adopted from time to time by the Board or Committee (as applicable). The Committee may, at any time, abolish the subcommittee and/or revest in the Committee any powers delegated to the subcommittee. The Board may retain the authority to concurrently administer the Plan with the Committee and may, at any time, revest in the Board some or all of the powers previously delegated.

(ii)    Section 162(m) and Rule 16b-3 Compliance. The Committee may consist solely of two or more Outside Directors, in accordance with Section 162(m) of the Code, or solely of two or more Non-Employee Directors, in accordance with Rule 16b-3.

(d)    Delegation to an Officer. The Board may delegate to one or more Officers the authority to do one or both of the following: (i) designate Employees who are not Officers to be recipients of Options and SARs (and, to the extent permitted by applicable law, other Stock Awards) and, to the extent permitted by applicable law, the terms of such Awards, and (ii) determine the number of shares of Common Stock to be subject to such Stock Awards granted to such Employees; provided, however, that the Board resolutions regarding such delegation will specify the total number of shares of Common Stock that may be subject to the Stock Awards granted by such Officer and that such Officer may not grant a Stock Award to himself or herself. Any such Stock Awards will be granted on the form of Award Agreement most recently approved for use by the Committee or the Board, unless otherwise provided in the resolutions approving the delegation of authority. The Board may not delegate authority to an Officer who is acting solely in the capacity of an Officer (and not also as a Director) to determine the Fair Market Value pursuant to Section 13(w)(iii) below.

(e)    Effect of Board’s Decision. All determinations, interpretations and constructions made by the Board in good faith will not be subject to review by any person and will be final, binding and conclusive on all persons.

(f)    Repricing; Cancellation and Re-Grant of Awards. Neither the Board nor any Committee will have the authority to (i) reduce the exercise, purchase or strike price of any outstanding Option or SAR under the Plan, or (ii) cancel any outstanding Option or SAR that has an exercise price or strike price greater than the then-current Fair Market Value of the Common Stock in exchange for cash or other Awards under the Plan, unless the stockholders of the Company have approved such an action within 12 months prior to such an event.

(g)    Minimum Vesting Requirements. No Award may vest until at least twelve (12) months following the date of grant of the Award; provided, however, that shares of Common Stock up to five percent (5%) of the Share Reserve (as defined in Section 3(a)) may be issued pursuant to Awards which do not meet such vesting requirement.

(h)    Dividends and Dividend Equivalents. Dividends or dividend equivalents may be paid or credited, as applicable, with respect to any shares of Common Stock subject to an Award, as determined by the Board and contained in the applicable Award Agreement; provided, however, that (i) no dividends or dividend equivalents may be paid with respect to any such shares before the date such shares have vested under the terms of such Award Agreement, (ii) any dividends or dividend equivalents that are credited with respect to any such shares will be subject to all of the terms and conditions applicable to such shares under the terms of such Award Agreement (including, but not limited to, any vesting conditions), and (iii) any dividends or dividend equivalents that are credited with respect to any such shares will be forfeited to the Company on the date, if any, such shares are forfeited to or repurchased by the Company due to a failure to meet any vesting conditions under the terms of such Award Agreement.

3.    SHARES SUBJECT TO THE PLAN.

(a)    Share Reserve.

(i)    Subject to Sections 3(b)(i) and 9(a) relating to Capitalization Adjustments, the aggregate number of shares of Common Stock that may be issued pursuant to Stock Awards from and after the Effective Date will not exceed (A) 73,953,064 shares (which number is the sum of (i) the number of shares (453,064) subject to the 2014 Plan’s Available Reserve, (ii) an additional 24,000,000 shares that were approved at the annual meeting of stockholders of the Company held in 2017, (iii) an additional 21,000,000 shares that were approved at the annual meeting of stockholders of the Company held in 2020, and (iv) an additional 28,500,000 shares that were approved at the annual meeting of stockholders of the Company held in 2022), plus (B) the Prior Plans’ Returning Shares, if any, which become available for issuance under this Plan from time to time (such aggregate number of shares described in (A) and (B) above, the “Share Reserve”).

(ii)    For clarity, the Share Reserve in this Section 3(a) is a limitation on the number of shares of Common Stock that may be issued pursuant to the Plan. Accordingly, this Section 3(a) does not limit the granting of Stock Awards except as provided in Section 7(a). Shares may be issued in connection with a merger or acquisition as permitted by Nasdaq Listing Rule 5635(c) or, if applicable, NYSE Listed Company Manual Section 303A.08, AMEX Company Guide Section 711 or other applicable rule, and such issuance will not reduce the number of shares available for issuance under the Plan.

(iii)    Subject to Section 3(b), the number of shares of Common Stock available for issuance under the Plan will be reduced by: (A) one share for each share of Common Stock issued pursuant to an Option or SAR with respect to which the exercise or strike price is at least 100% of the Fair Market Value of the Common Stock subject to the Option or SAR on the date of grant; (B) 1.5 shares for each share of Common Stock issued pursuant to a Full Value Award granted under the Plan prior to May 25, 2022; and (C) two shares for each share of Common Stock issued pursuant to a Full Value Award granted under the Plan on or after May 25, 2022.

(b)    Reversion of Shares to the Share Reserve.

(i)    Shares Available For Subsequent Issuance. If (A) any shares of Common Stock subject to a Stock Award are not issued because such Stock Award or any portion thereof expires or otherwise terminates without all of the shares covered by such Stock Award having been issued or is settled in cash (i.e., the Participant receives cash rather than stock), (B) any shares of Common Stock issued pursuant to a Stock Award are forfeited back to or repurchased by the Company because of the failure to meet a contingency or condition required for the vesting of such shares, or (C) with respect to a Full Value Award, any shares of Common Stock are reacquired or withheld (or not issued) by the Company to satisfy a tax withholding obligation in connection with such Full Value Award, such shares will again become available for issuance under the Plan (collectively, the “2017 Plan Returning Shares”). For each (1) 2017 Plan Returning Share subject to a Full Value Award or (2) Prior Plans’ Returning Share subject to a stock award other than a Prior Plans’ Appreciation Award, the number of shares of Common Stock available for issuance under the Plan will increase by (x) 1.5 shares for each such 2017 Plan Returning Share or Prior Plans’ Returning Share that returns to the Plan prior to May 25, 2022 and (y) two shares for each such 2017 Plan Returning Share or Prior Plans’ Returning Share that returns to the Plan on or after May 25, 2022.

(ii)    Shares Not Available For Subsequent Issuance. Any shares of Common Stock reacquired or withheld (or not issued) by the Company to satisfy the exercise or purchase price of a Stock Award or a Prior Plans’ Award will no longer be available for issuance under the Plan, including any shares subject to a Stock Award or a Prior Plans’ Award that are not delivered to a Participant because such Stock Award or Prior Plans’ Award is exercised through a reduction of shares subject to such Stock Award or Prior Plans’ Award (i.e., “net exercised”). In addition, any shares reacquired or withheld (or not issued) by the Company to satisfy a tax withholding obligation in connection with an Option or Stock Appreciation Right or a Prior Plans’ Appreciation Award, or any shares repurchased by the Company on the open market with the proceeds of the exercise or strike price of an Option or Stock Appreciation Right or a Prior Plans’ Appreciation Award will no longer be available for issuance under the Plan. In the event that a Stock Appreciation Right or a Prior Plans’ Award that is a stock appreciation right is settled in shares of Common Stock, the gross number of shares of Common Stock subject to such award will no longer be available for issuance under the Plan.

(c)    Incentive Stock Option Limit. Subject to the Share Reserve and Section 9(a) relating to Capitalization Adjustments, the aggregate maximum number of shares of Common Stock that may be issued pursuant to the exercise of Incentive Stock Options will be 50,000,000 shares of Common Stock.

(d)    Individual Award Limitations. Subject to the Share Reserve and Section 9(a) relating to Capitalization Adjustments:

(i)    A maximum of 5,000,000 shares of Common Stock subject to Options, SARs and Other Stock Awards whose value is determined by reference to an increase over an exercise or strike price of at least 100% of the Fair Market Value on the date any such Stock Award is granted may be granted to any one Participant during any one calendar year.

(ii)    A maximum of 5,000,000 shares of Common Stock subject to Performance Stock Awards may be granted to any one Participant during any one calendar year (whether the grant, vesting or exercise is contingent upon the attainment during the Performance Period of the Performance Goals).

(iii)    A maximum of $10,000,000 subject to Performance Cash Awards may be granted to any one Participant during any one calendar year.

(e)    Limitation on Grants to Non-Employee Directors. The (i) maximum number of shares of Common Stock subject to Stock Awards granted under the Plan or otherwise during any one calendar year (beginning with the 2017 calendar year) to any Non-Employee Director, taken together with the (ii) cash fees paid by the Company to such Non-Employee Director during such calendar year, and in both cases for service on the Board, will not exceed $750,000 in total value (calculating the value of any such Stock Awards based on the grant date fair value of such Stock Awards for financial reporting purposes), or, with respect to the calendar year in which a Non-Employee Director is first appointed or elected to the Board, $1,500,000.

(f)    Source of Shares. The stock issuable under the Plan will be shares of authorized but unissued or reacquired Common Stock, including shares repurchased by the Company on the open market or otherwise.

4.    ELIGIBILITY.

(a)    Eligibility for Specific Stock Awards. Incentive Stock Options may be granted only to employees of the Company or a “parent corporation” or “subsidiary corporation” thereof (as such terms are defined in Sections 424(e) and 424(f) of the Code). Stock Awards other than Incentive Stock Options may be granted to Employees, Directors and Consultants; provided, however, that Stock Awards may not be granted to Employees, Directors and Consultants who are providing Continuous Service only to any “parent” of the Company, as such term is defined in Rule 405, unless (i) the stock underlying such Stock Awards is treated as “service recipient stock” under Section 409A of the Code (for example, because the Stock Awards are granted pursuant to a corporate transaction such as a spin off transaction) or (ii) the Company, in consultation with its legal counsel, has determined that such Stock Awards are otherwise exempt from or alternatively comply with the requirements of Section 409A of the Code.

(b)    Ten Percent Stockholders. A Ten Percent Stockholder will not be granted an Incentive Stock Option unless the exercise price of such Option is at least 110% of the Fair Market Value on the date of grant and the Option is not exercisable after the expiration of five years from the date of grant.

5.    PROVISIONS RELATING TO OPTIONS AND STOCK APPRECIATION RIGHTS.

Each Option or Stock Appreciation Right Agreement will be in such form and will contain such terms and conditions as the Board deems appropriate. All Options will be separately designated Incentive Stock Options or Nonstatutory Stock Options at the time of grant, and, if certificates are issued, a separate certificate or certificates will be issued for shares of Common Stock purchased on exercise of each type of Option. If an Option is not specifically designated as an Incentive Stock Option, or if an Option is designated as an Incentive Stock Option but some portion or all of the Option fails to qualify as an Incentive Stock Option under the applicable rules, then the Option (or portion thereof) will be a Nonstatutory Stock Option. The provisions of separate Option or Stock Appreciation Right Agreements need not be identical; provided, however, that each Award Agreement will conform to (through incorporation of provisions hereof by reference in the applicable Award Agreement or otherwise) the substance of each of the following provisions:

(a)    Term. Subject to the provisions of Section 4(b) regarding Ten Percent Stockholders, no Option or SAR will be exercisable after the expiration of seven years from the date of its grant or such shorter period specified in the Award Agreement.

(b)    Exercise Price. Subject to the provisions of Section 4(b) regarding Ten Percent Stockholders, the exercise or strike price of each Option or SAR will be not less than 100% of the Fair Market Value of the Common Stock subject to the Option or SAR on the date the Award is granted. Notwithstanding the foregoing, an Option or SAR may be granted with an exercise or strike price lower than 100% of the Fair Market Value of the Common Stock subject to the Award on the date the Award is granted if such Award is granted pursuant to an assumption of or substitution for another option or stock appreciation right pursuant to a Transaction and in a manner consistent with the provisions of Section 409A of the Code and, if applicable, Section 424(a) of the Code. Each SAR will be denominated in shares of Common Stock equivalents.

(c)    Purchase Price for Options. The purchase price of Common Stock acquired pursuant to the exercise of an Option may be paid, to the extent permitted by applicable law and as determined by the Board in its sole discretion, by any combination of the methods of payment set forth below. The Board will have the authority to grant Options that do not permit all of the following methods of payment (or that otherwise restrict the ability to use certain methods) and to grant Options that require the consent of the Company to use a particular method of payment. The permitted methods of payment are as follows:

(i)    by cash, check, bank draft or money order payable to the Company;

(ii)    pursuant to a program developed under Regulation T as promulgated by the Federal Reserve Board that, prior to the issuance of the Common Stock subject to the Option, results in either the receipt of cash (or check) by the Company or the receipt of irrevocable instructions to pay the aggregate exercise price to the Company from the sales proceeds;

(iii)    by delivery to the Company (either by actual delivery or attestation) of shares of Common Stock;

(iv)    if an Option is a Nonstatutory Stock Option, by a “net exercise” arrangement pursuant to which the Company will reduce the number of shares of Common Stock issuable upon exercise by the largest whole number of shares with a Fair Market Value that does not exceed the aggregate exercise price; provided, however, that the Company will accept a cash or other payment from the Participant to the extent of any remaining balance of the aggregate exercise price not satisfied by such reduction in the number of whole shares to be issued. Shares of Common Stock will no longer be subject to an Option and will not be exercisable thereafter to the extent that (A) shares issuable upon exercise are used to pay the exercise price pursuant to the “net exercise,” (B) shares are delivered to the Participant as a result of such exercise, and (C) shares are withheld to satisfy tax withholding obligations; or

(v)    in any other form of legal consideration that may be acceptable to the Board and specified in the applicable Award Agreement.

(d)    Exercise and Payment of a SAR. To exercise any outstanding SAR, the Participant must provide written notice of exercise to the Company in compliance with the provisions of the Award Agreement evidencing such SAR. The appreciation distribution payable on the exercise of a SAR will be not greater than an amount equal to the excess of (A) the aggregate Fair Market Value (on the date of the exercise of the SAR) of a number of shares of Common Stock equal to the number of Common Stock equivalents in which the Participant is vested under such SAR, and with respect to which the Participant is exercising the SAR on such date, over (B) the aggregate strike price of the number of Common Stock equivalents with respect to which the Participant is exercising the SAR on such date. The appreciation distribution may be paid in Common Stock, in cash, in any combination of the two or in any other form of consideration, as determined by the Board and contained in the Award Agreement evidencing such SAR.

(e)    Transferability of Options and SARs. The Board may, in its sole discretion, impose such limitations on the transferability of Options and SARs as the Board will determine. In the absence of such a determination by the Board to the contrary, the restrictions set forth in this Section 5(e) on the transferability of Options and SARs will apply. Notwithstanding the foregoing or anything in the Plan or an Award Agreement to the contrary, no Option or SAR may be transferred to any financial institution without prior stockholder approval.

(i)    Restrictions on Transfer. An Option or SAR will not be transferable except by will or by the laws of descent and distribution (and pursuant to Sections 5(e)(ii) and 5(e)(iii) below) and will be exercisable during the lifetime of the Participant only by the Participant. Subject to the foregoing paragraph, the Board may permit transfer of the Option or SAR in a manner that is not prohibited by applicable tax and securities laws. Except as explicitly provided in the Plan, neither an Option nor a SAR may be transferred for consideration.

(ii)    Domestic Relations Orders. Subject to the approval of the Board or a duly authorized Officer, an Option or SAR may be transferred pursuant to the terms of a domestic relations order, official marital settlement agreement or other divorce or separation instrument as permitted by Treasury Regulations Section 1.421-1(b)(2). If an Option is an Incentive Stock Option, such Option may be deemed to be a Nonstatutory Stock Option as a result of such transfer.

(iii)    Beneficiary Designation. Subject to the approval of the Board or a duly authorized Officer, a Participant may, by delivering written notice to the Company, in a form approved by the Company (or the designated broker), designate a third party who, upon the death of the Participant, will thereafter be entitled to exercise the Option or SAR and receive the Common Stock or other consideration resulting from such exercise. In the absence of such a designation, upon the death of the Participant, the executor or administrator of the Participant’s estate will be entitled to exercise the Option or SAR and receive the Common Stock or other consideration resulting from such exercise. However, the Company may prohibit designation of a beneficiary at any time, including due to any conclusion by the Company that such designation would be inconsistent with the provisions of applicable laws.

(f)    Vesting Generally. The total number of shares of Common Stock subject to an Option or SAR may vest and become exercisable in periodic installments that may or may not be equal. The Option or SAR may be subject to such other terms and conditions on the time or times when it may or may not be exercised (which may be based on the satisfaction of Performance Goals or other criteria) as the Board may deem appropriate. The vesting provisions of individual Options or SARs may vary. The provisions of this Section 5(f) are subject to Section 2(g) and any Option or SAR provisions governing the minimum number of shares of Common Stock as to which an Option or SAR may be exercised.

(g)    Termination of Continuous Service. Except as otherwise provided in the applicable Award Agreement or other written agreement between the Participant and the Company or an Affiliate, if a Participant’s Continuous Service terminates (other than for Cause and other than upon the Participant’s death or Disability), the Participant may exercise his or her Option or SAR (to the extent that the Participant was entitled to exercise such Option or SAR as of the date of termination of Continuous Service), but only within such period of time ending on the earlier of (i) the date three months following such termination of Continuous Service (or such longer or shorter period specified in the Award Agreement), and (ii) the expiration of the term of the Option or SAR as set forth in the Award Agreement. If, after such termination of Continuous Service, the Participant does not exercise his or her Option or SAR (as applicable) within the applicable time frame, the Option or SAR (as applicable) will terminate.

(h)    Extension of Termination Date. Except as otherwise provided in the applicable Award Agreement or other written agreement between the Participant and the Company or an Affiliate, if the exercise of an Option or SAR following the termination of the Participant’s Continuous Service (other than for Cause and other than upon the Participant’s death or Disability) would be prohibited at any time solely because the issuance of shares of Common Stock would violate the registration requirements under the Securities Act, then the Option or SAR will terminate on the earlier of (i) the expiration of a total period of time (that need not be consecutive) equal to the applicable post-termination exercise period after the termination of the Participant’s Continuous Service during which the exercise of the Option or SAR would not be in violation of such registration requirements, or (ii) the expiration of the term of the Option or SAR as set forth in the applicable Award Agreement. In addition, unless otherwise provided in a Participant’s Award Agreement or other written agreement between the Participant and the Company or an Affiliate, if the sale of any Common Stock received upon exercise of an Option or SAR following the termination of the Participant’s Continuous Service (other than for Cause) would violate the Company’s insider trading policy, then the Option or SAR will terminate on the earlier of (i) the expiration of a period of time (that need not be consecutive) equal to the applicable post-termination exercise period after the termination of the Participant’s Continuous Service during which the sale of the Common Stock received upon exercise of the Option or SAR would not be in violation of the Company’s insider trading policy, or (ii) the expiration of the term of the Option or SAR as set forth in the applicable Award Agreement.

(i)    Disability of Participant. Except as otherwise provided in the applicable Award Agreement or other written agreement between the Participant and the Company or an Affiliate, if a Participant’s Continuous Service terminates as a result of the Participant’s Disability, the Participant may exercise his or her Option or SAR (to the extent that the Participant was entitled to exercise such Option or SAR as of the date of termination of Continuous Service), but only within such period of time ending on the earlier of (i) the date 12 months following such termination of Continuous Service (or such longer or shorter period specified in the Award Agreement), and (ii) the expiration of the term of the Option or SAR as set forth in the Award Agreement. If, after such termination of Continuous Service, the Participant does not exercise his or her Option or SAR (as applicable) within the applicable time frame, the Option or SAR (as applicable) will terminate.

(j)    Death of Participant. Except as otherwise provided in the applicable Award Agreement or other written agreement between the Participant and the Company or an Affiliate, if (i) a Participant’s Continuous Service terminates as a result of the Participant’s death, or (ii) the Participant dies within the period (if any) specified in the Award Agreement for exercisability after the termination of the Participant’s Continuous Service (for a reason other than death), then the Participant’s Option or SAR may be exercised (to the extent that the Participant was entitled to exercise such Option or SAR as of the date of death) by the Participant’s estate, by a person who acquired the right to exercise the Option or SAR by bequest or inheritance or by a person designated to exercise the Option or SAR upon the Participant’s death, but only within such period of time ending on the earlier of (i) the date 18 months following the date of death (or such longer or shorter period specified in the Award Agreement), and (ii) the expiration of the term of such Option or SAR as set forth in the Award Agreement. If, after the Participant’s death, the Option or SAR (as applicable) is not exercised within the applicable time frame, the Option or SAR (as applicable) will terminate.

(k)    Termination for Cause. Except as explicitly provided otherwise in a Participant’s Award Agreement or other individual written agreement between the Participant and the Company or an Affiliate, if a Participant’s Continuous Service is terminated for Cause, the Participant’s Option or SAR will terminate immediately upon such termination of Continuous Service, and the Participant will be prohibited from exercising his or her Option or SAR from and after the time of such termination of Continuous Service.

(l)    Non-Exempt Employees. If an Option or SAR is granted to an Employee who is a non-exempt employee for purposes of the Fair Labor Standards Act of 1938, as amended, the Option or SAR will not be first exercisable for any shares of Common Stock until at least six months following the date of grant of the Option or SAR (although the Award may vest prior to such date). Consistent with the provisions of the Worker Economic Opportunity Act, (i) if such non-exempt employee dies or suffers a Disability, (ii) upon a Transaction in which such Option or SAR is not assumed, continued, or substituted, (iii) upon a Change in Control, or (iv) upon the Participant’s retirement (as such term may be defined in the Participant’s Award Agreement, in another written agreement between the Participant and the Company or an Affiliate, or, if no such definition, in accordance with the Company’s or Affiliate’s then current employment policies and guidelines), the vested portion of any Options and SARs may be exercised earlier than six months following the date of grant. The foregoing provision is intended to operate so that any income derived by a non-exempt employee in connection with the exercise or vesting of an Option or SAR will be exempt from his or her regular rate of pay. To the extent permitted and/or required for compliance with the Worker Economic Opportunity Act to ensure that any income derived by a non-exempt employee in connection with the exercise, vesting or issuance of any shares under any other Stock Award will be exempt from the employee’s regular rate of pay, the provisions of this Section 5(l) will apply to all Stock Awards and are hereby incorporated by reference into such Stock Award Agreements.

6.    PROVISIONS OF AWARDS OTHER THAN OPTIONS AND SARS.

(a)    Restricted Stock Awards. Each Restricted Stock Award Agreement will be in such form and will contain such terms and conditions as the Board deems appropriate. To the extent consistent with the Company’s bylaws, at the Board’s election, shares of Common Stock underlying a Restricted Stock Award may be (i) held in book entry form subject to the Company’s instructions until any restrictions relating to the Restricted Stock Award lapse, or (ii) evidenced by a certificate, which certificate will be held in such form and manner as determined by the Board. The terms and conditions of Restricted Stock Award Agreements may change from time to time, and the terms and conditions of separate Restricted Stock Award Agreements need not be identical. Each Restricted Stock Award Agreement will conform to (through incorporation of the provisions hereof by reference in the agreement or otherwise) the substance of each of the following provisions:

(i)    Consideration. A Restricted Stock Award may be awarded in consideration for (A) cash, check, bank draft or money order payable to the Company, (B) past services to the Company or an Affiliate, or (C) any other form of legal consideration (including future services) that may be acceptable to the Board, in its sole discretion, and permissible under applicable law.

(ii)    Vesting. Subject to Section 2(g), shares of Common Stock awarded under the Restricted Stock Award Agreement may be subject to forfeiture to the Company in accordance with a vesting schedule to be determined by the Board.

(iii)    Termination of Participant’s Continuous Service. If a Participant’s Continuous Service terminates, the Company may receive through a forfeiture condition or a repurchase right any or all of the shares of Common Stock held by the Participant that have not vested as of the date of such termination of Continuous Service under the terms of the Restricted Stock Award Agreement.

(iv)    Transferability. Rights to acquire shares of Common Stock under the Restricted Stock Award Agreement will be transferable by the Participant only upon such terms and conditions as are set forth in the Restricted Stock Award Agreement, as the Board will determine in its sole discretion, so long as Common Stock awarded under the Restricted Stock Award Agreement remains subject to the terms of the Restricted Stock Award Agreement. Notwithstanding the foregoing or anything in the Plan or a Restricted Stock Award Agreement to the contrary, no Restricted Stock Award may be transferred to any financial institution without prior stockholder approval.

(b)    Restricted Stock Unit Awards. Each Restricted Stock Unit Award Agreement will be in such form and will contain such terms and conditions as the Board deems appropriate. The terms and conditions of Restricted Stock Unit Award Agreements may change from time to time, and the terms and conditions of separate Restricted Stock Unit Award Agreements need not be identical. Each Restricted Stock Unit Award Agreement will conform to (through incorporation of the provisions hereof by reference in the Agreement or otherwise) the substance of each of the following provisions:

(i)    Consideration. At the time of grant of a Restricted Stock Unit Award, the Board will determine the consideration, if any, to be paid by the Participant upon delivery of each share of Common Stock subject to the Restricted Stock Unit Award. The consideration to be paid (if any) by the Participant for each share of Common Stock subject to a Restricted Stock Unit Award may be paid in any form of legal consideration that may be acceptable to the Board, in its sole discretion, and permissible under applicable law.

(ii)    Vesting. Subject to Section 2(g), at the time of the grant of a Restricted Stock Unit Award, the Board may impose such restrictions on or conditions to the vesting of the Restricted Stock Unit Award as it, in its sole discretion, deems appropriate.

(iii)    Payment. A Restricted Stock Unit Award may be settled by the delivery of shares of Common Stock, their cash equivalent, any combination thereof or in any other form of consideration, as determined by the Board and contained in the Restricted Stock Unit Award Agreement.

(iv)    Additional Restrictions. At the time of the grant of a Restricted Stock Unit Award, the Board, as it deems appropriate, may impose such restrictions or conditions that delay the delivery of the shares of Common Stock (or their cash equivalent) subject to a Restricted Stock Unit Award to a time after the vesting of such Restricted Stock Unit Award.

(v)    Termination of Participant’s Continuous Service. Except as otherwise provided in the applicable Restricted Stock Unit Award Agreement or other written agreement between the Participant and the Company or an Affiliate, such portion of the Restricted Stock Unit Award that has not vested will be forfeited upon the Participant’s termination of Continuous Service.

(c)    Performance Awards.

(i)    Performance Stock Awards. A Performance Stock Award is a Stock Award (covering a number of shares not in excess of that set forth in Section 3(d)(ii)) that is payable (including that may be granted, vest or be exercised) contingent upon the attainment during a Performance Period of certain Performance Goals. A Performance Stock Award may, but need not, require the Participant’s completion of a specified period of Continuous Service. Subject to Section 2(g), the length of any Performance Period, the Performance Goals to be achieved during the Performance Period, and the measure of whether and to what degree such Performance Goals have been attained will be conclusively determined by the Committee (or, if not required for compliance with Section 162(m) of the Code, the Board or the Committee), in its sole discretion. In addition, to the extent permitted by applicable law and the applicable Award Agreement, the Board may determine that cash may be used in payment of Performance Stock Awards.

(ii)    Performance Cash Awards. A Performance Cash Award is a cash award (for a dollar value not in excess of that set forth in Section 3(d)(iii)) that is payable contingent upon the attainment during a Performance Period of certain Performance Goals. A Performance Cash Award may, but need not, require the Participant’s completion of a specified period of Continuous Service. Subject to Section 2(g), the length of any Performance Period, the Performance Goals to be achieved during the Performance Period, and the measure of whether and to what degree such Performance Goals have been attained will be conclusively determined by the Committee (or, if not required for compliance with Section 162(m) of the Code, the Board or the Committee), in its sole discretion. The Board may specify the form of payment of Performance Cash Awards, which may be cash or other property, or may provide for a Participant to have the option for his or her Performance Cash Award, or such portion thereof as the Board may specify, to be paid in whole or in part in cash or other property.

(iii)    Committee and Board Discretion. The Committee (or, if not required for compliance with Section 162(m) of the Code, the Board or the Committee) retains the discretion to reduce or eliminate the compensation or economic benefit due upon the attainment of any Performance Goals and to define the manner of calculating the Performance Criteria it selects to use for a Performance Period.

(iv)    Section 162(m) Compliance. Unless otherwise permitted in compliance with Section 162(m) of the Code with respect to an Award intended to qualify as “performance-based compensation” thereunder, the Committee will establish the Performance Goals applicable to, and the formula for calculating the amount payable under, the Award no later than the earlier of (A) the date 90 days after the commencement of the applicable Performance Period, and (B) the date on which

25% of the Performance Period has elapsed, and in any event at a time when the achievement of the applicable Performance Goals remains substantially uncertain. Prior to the payment of any compensation under an Award intended to qualify as “performance-based compensation” under Section 162(m) of the Code, the Committee will certify the extent to which any Performance Goals and any other material terms under such Award have been satisfied (other than in cases where the Performance Goals relate solely to the increase in the value of the Common Stock). Notwithstanding satisfaction or any completion of any Performance Goals, shares subject to Options, cash or other benefits granted, issued, retainable and/or vested under an Award on account of satisfaction of such Performance Goals may be reduced by the Committee on the basis of any further considerations as the Committee, in its sole discretion, will determine.

(v)    Section 162(m) Transition Relief. Notwithstanding anything in the Plan to the contrary, any provision in the Plan that refers to “performance-based compensation” under Section 162(m) of the Code will only apply to any Award that is intended to qualify, and is eligible to qualify, as “performance-based compensation” under Section 162(m) of the Code pursuant to the transition relief provided by the Tax Cuts and Jobs Act (the “TCJA”) for remuneration provided pursuant to a written binding contract which was in effect on November 2, 2017 and which was not modified in any material respect on or after such date, as determined by the Board, in its sole discretion, in accordance with the TCJA and any applicable guidance, rulings or regulations issued by the U.S. Department of the Treasury, the Internal Revenue Service or any other governmental authority.

(d)    Other Stock Awards. Other forms of Stock Awards valued in whole or in part by reference to, or otherwise based on, Common Stock may be granted either alone or in addition to Stock Awards granted under Section 5 and this Section 6. Subject to the provisions of the Plan (including, but not limited to, Sections 2(g) and 2(h)), the Board will have sole and complete authority to determine the persons to whom and the time or times at which such Other Stock Awards will be granted, the number of shares of Common Stock (or the cash equivalent thereof) to be granted pursuant to such Other Stock Awards and all other terms and conditions of such Other Stock Awards.

7.    COVENANTS OF THE COMPANY.

(a)    Availability of Shares. The Company will keep available at all times the number of shares of Common Stock reasonably required to satisfy then-outstanding Stock Awards.

(b)    Securities Law Compliance. The Company will seek to obtain from each regulatory commission or agency having jurisdiction over the Plan the authority required to grant Stock Awards and to issue and sell shares of Common Stock upon exercise of the Stock Awards; provided, however, that this undertaking will not require the Company to register under the Securities Act the Plan, any Stock Award or any Common Stock issued or issuable pursuant to any such Stock Award. If, after reasonable efforts and at a reasonable cost, the Company is unable to obtain from any such regulatory commission or agency the authority that counsel for the Company deems necessary for the lawful issuance and sale of Common Stock under the Plan, the Company will be relieved from any liability for failure to issue and sell Common Stock upon exercise of such Stock Awards unless and until such authority is obtained. A Participant will not be eligible for the grant of an Award or the subsequent issuance of cash or Common Stock pursuant to the Award if such grant or issuance would be in violation of any applicable securities law.

(c)    No Obligation to Notify or Minimize Taxes. The Company will have no duty or obligation to any Participant to advise such holder as to the time or manner of exercising a Stock Award. Furthermore, the Company will have no duty or obligation to warn or otherwise advise such holder of a pending termination or expiration of an Award or a possible period in which the Award may not be exercised. The Company has no duty or obligation to minimize the tax consequences of an Award to the holder of such Award.

8.    MISCELLANEOUS.

(a)    Use of Proceeds from Sales of Common Stock. Proceeds from the sale of shares of Common Stock issued pursuant to Stock Awards will constitute general funds of the Company.

(b)    Corporate Action Constituting Grant of Awards. Corporate action constituting a grant by the Company of an Award to any Participant will be deemed completed as of the date of such corporate action, unless otherwise determined by the Board, regardless of when the instrument, certificate, or letter evidencing the Award is communicated to, or actually received or accepted by, the Participant. In the event that the corporate records (e.g., Board consents, resolutions or minutes) documenting the corporate action constituting the grant contain terms (e.g., exercise price, vesting schedule or number of shares) that are inconsistent with those in the Award Agreement or related grant documents as a result of a clerical error in the papering of the Award Agreement or related grant documents, the corporate records will control and the Participant will have no legally binding right to the incorrect terms in the Award Agreement or related grant documents.

(c)    Stockholder Rights. No Participant will be deemed to be the holder of, or to have any of the rights of a holder with respect to, any shares of Common Stock subject to an Award unless and until (i) such Participant has satisfied all requirements for exercise of, or the issuance of shares of Common Stock under, the Award pursuant to its terms, and (ii) the issuance of the Common Stock subject to such Award has been entered into the books and records of the Company.

(d)    No Employment or Other Service Rights. Nothing in the Plan, any Award Agreement or any other instrument executed thereunder or in connection with any Award granted pursuant thereto will confer upon any Participant any right to continue to serve the Company or an Affiliate in the capacity in effect at the time the Award was granted or will affect the right of the Company or an Affiliate to terminate (i) the employment of an Employee with or without notice and with or without cause, (ii) the service of a Consultant pursuant to the terms of such Consultant’s agreement with the Company or an Affiliate, or (iii) the service of a Director pursuant to the bylaws of the Company or an Affiliate, and any applicable provisions of the corporate law of the state in which the Company or the Affiliate is incorporated, as the case may be.

(e)    Change in Time Commitment. In the event a Participant’s regular level of time commitment in the performance of his or her services for the Company or any Affiliate is reduced (for example, and without limitation, if the Participant is an Employee of the Company and the Employee has a change in status from a full-time Employee to a part-time Employee) after the date of grant of any Award to the Participant, the Board has the right in its sole discretion to (x) make a corresponding reduction in the number of shares or cash amount subject to any portion of such Award that is scheduled to vest or become payable after the date of such change in time commitment, and (y) in lieu of or in combination with such a reduction, extend the vesting or payment schedule applicable to such Award. In the event of any such reduction, the Participant will have no right with respect to any portion of the Award that is so reduced or extended.

(f)    Incentive Stock Option Limitations. To the extent that the aggregate Fair Market Value (determined at the time of grant) of Common Stock with respect to which Incentive Stock Options are exercisable for the first time by any Optionholder during any calendar year (under all plans of the Company and any Affiliates) exceeds $100,000 (or such other limit established in the Code) or otherwise does not comply with the rules governing Incentive Stock Options, the Options or portions thereof that exceed such limit (according to the order in which they were granted) or otherwise do not comply with such rules will be treated as Nonstatutory Stock Options, notwithstanding any contrary provision of the applicable Option Agreement(s).

(g)    Investment Assurances. The Company may require a Participant, as a condition of exercising or acquiring Common Stock under any Award, (i) to give written assurances satisfactory to the Company as to the Participant’s knowledge and experience in financial and business matters and/or to employ a purchaser representative reasonably satisfactory to the Company who is knowledgeable and experienced in financial and business matters and that he or she is capable of evaluating, alone or together with the purchaser representative, the merits and risks of exercising the Award; and (ii) to give written assurances satisfactory to the Company stating that the Participant is acquiring Common Stock subject to the Award for the Participant’s own account and not with any present intention of selling or otherwise distributing the Common Stock. The foregoing requirements, and any assurances given pursuant to such requirements, will be inoperative if (A) the issuance of the shares upon the exercise or acquisition of Common Stock under the Stock Award has been registered under a then currently effective registration statement under the Securities Act, or (B) as to any particular requirement, a determination is made by counsel for the Company that such requirement need not be met in the circumstances under the then applicable securities laws. The Company may, upon advice of counsel to the Company, place legends on stock certificates issued under the Plan as such counsel deems necessary or appropriate in order to comply with applicable securities laws, including, but not limited to, legends restricting the transfer of the Common Stock.

(h)    Withholding Obligations. Unless prohibited by the terms of an Award Agreement, the Company may, in its sole discretion, satisfy any federal, state, local or foreign tax withholding obligation relating to an Award by any of the following means or by a combination of such means: (i) causing the Participant to tender a cash payment; (ii) withholding shares of Common Stock from the shares of Common Stock issued or otherwise issuable to the Participant in connection with the Stock Award, provided that notwithstanding anything to the contrary in the terms of an Award Agreement, the Company will have the discretion to determine the basis upon which the number of shares to be withheld will be calculated; provided, however, that no shares of Common Stock are withheld with a value exceeding the maximum amount of tax that may be required to be withheld by law (or such other amount as may be permitted while still avoiding classification of the Stock Award as a liability for financial accounting purposes); (iii) withholding cash from an Award settled in cash; (iv) withholding payment from any amounts otherwise payable to the Participant; or (v) by such other method as may be set forth in the Award Agreement.

(i)    Electronic Delivery. Any reference herein to a “written” agreement or document will include any agreement or document delivered electronically, filed publicly at www.sec.gov (or any successor website thereto) or posted on the Company’s intranet (or other shared electronic medium controlled by the Company to which the Participant has access).

(j)    Deferrals. To the extent permitted by applicable law, the Board, in its sole discretion, may determine that the delivery of Common Stock or the payment of cash, upon the exercise, vesting or settlement of all or a portion of any Award may be deferred and may establish programs and procedures for deferral elections to be made by Participants. Deferrals by Participants will be made in accordance with Section 409A of the Code. Consistent with Section 409A of the Code, the Board may provide for distributions while a Participant is still an employee or otherwise providing services to the Company or an Affiliate. The Board is authorized to make deferrals of Awards and determine when, and in what annual percentages, Participants may receive payments, including lump sum payments, following the Participant’s termination of Continuous Service, and implement such other terms and conditions consistent with the provisions of the Plan and in accordance with applicable law.

(k)    Compliance with Section 409A of the Code. Unless otherwise expressly provided for in an Award Agreement, the Plan and Award Agreements will be interpreted to the greatest extent possible in a manner that makes the Plan and the Awards granted hereunder exempt from Section 409A of the Code, and, to the extent not so exempt, in compliance with Section 409A of the Code. To the extent that the Board determines that any Award granted hereunder is not exempt from and is therefore subject to Section 409A of the Code, the Award Agreement evidencing such Award will incorporate the terms and conditions necessary to avoid the consequences specified in Section 409A(a)(1) of the Code, and, to the extent applicable, the Plan and Award Agreements will be interpreted in accordance with the requirements of Section 409A of the Code. Notwithstanding anything to the contrary in this Plan (and unless the Award Agreement specifically provides otherwise), if the shares of Common Stock are publicly traded and a Participant holding an Award that constitutes “deferred compensation” under Section 409A of the Code is a “specified employee” for purposes of Section 409A of the Code, no distribution or payment of any amount will be made upon a “separation from service” before a date that is six months following the date of such Participant’s “separation from service” (as defined in Section 409A of the Code without regard to alternative definitions thereunder) or, if earlier, the date of the Participant’s death, unless such distribution or payment may be made in a manner that complies with Section 409A of the Code.

(l)    Clawback/Recovery. All Awards granted under the Plan will be subject to recoupment in accordance with any clawback policy that the Company is required to adopt pursuant to the listing standards of any national securities exchange or association on which the Company’s securities are listed or as is otherwise required by the Dodd-Frank Wall Street Reform and Consumer Protection Act or other applicable law, and any other clawback policy that the Company adopts. In addition, the Board may impose such other clawback, recovery or recoupment provisions in an Award Agreement as the Board determines necessary or appropriate, including but not limited to a reacquisition right in respect of previously acquired shares of Common Stock or other cash or property upon the occurrence of Cause. No recovery of compensation under such a clawback policy will be an event giving rise to a right to resign for “good reason” or “constructive termination” (or similar term) under any agreement with the Company or an Affiliate.

9.    ADJUSTMENTS UPON CHANGES IN COMMON STOCK; OTHER CORPORATE EVENTS.

(a)    Capitalization Adjustments. In the event of a Capitalization Adjustment, the Board will appropriately and proportionately adjust: (i) the class(es) and maximum number of securities subject to the Plan pursuant to Section 3(a), (ii) the class(es) and maximum number of securities that may be issued pursuant to the exercise of Incentive Stock Options pursuant to Section 3(c), (iii) the class(es) and maximum number of securities that may be awarded to any person pursuant to Section 3(d), and (iv) the class(es) and number of securities and price per share of stock subject to outstanding Stock Awards. The Board will make such adjustments, and its determination will be final, binding and conclusive.

(b)    Dissolution or Liquidation. Except as otherwise provided in the Stock Award Agreement or any other written agreement between the Company or any Affiliate and the Participant, in the event of a dissolution or liquidation of the Company, all outstanding Stock Awards (other than Stock Awards consisting of vested and outstanding shares of Common Stock not subject to a forfeiture condition or the Company’s right of repurchase) will terminate immediately prior to the completion of such dissolution or liquidation, and the shares of Common Stock subject to the Company’s repurchase rights or subject to a forfeiture condition may be repurchased or reacquired by the Company notwithstanding the fact that the holder of such Stock Award is providing Continuous Service.

(c)    Transaction. The provisions of this Section 9(c) will apply to Stock Awards in the event of a Transaction unless otherwise provided in the instrument evidencing the Stock Award or any other written arrangement between the Company or any Affiliate and the Participant or in any director compensation policy of the Company.

(i)    Stock Awards May Be Assumed. In the event of a Transaction, any surviving corporation or acquiring corporation (or the surviving or acquiring corporation’s parent company) may assume or continue any or all Stock Awards outstanding under the Plan or may substitute similar stock awards for Stock Awards outstanding under the Plan (including but not limited to, awards to acquire the same consideration paid to the stockholders of the Company pursuant to the Transaction), and any reacquisition or repurchase rights held by the Company in respect of Common Stock issued pursuant to Stock Awards may be assigned by the Company to the successor of the Company (or the successor’s parent company, if any), in connection with such Transaction. A surviving corporation or acquiring corporation (or its parent) may choose to assume or continue only a portion of a Stock Award or substitute a similar stock award for only a portion of a Stock Award, or may choose to assume or continue, or substitute similar stock awards for, the Stock Awards held by some, but not all Participants. The terms of any assumption, continuation or substitution will be set by the Board.

(ii)    Stock Awards Held by Current Participants. In the event of a Transaction in which the surviving corporation or acquiring corporation (or its parent company) does not assume or continue such outstanding Stock Awards or substitute similar stock awards for such outstanding Stock Awards, then with respect to Stock Awards that have not been assumed, continued or substituted and that are held by Participants whose Continuous Service has not terminated prior to the effective time of the Transaction (referred to as the “Current Participants”), the vesting of such Stock Awards (and, with respect to Options and Stock Appreciation Rights, the time when such Stock Awards may be exercised) will be accelerated in full (and with respect to any such Stock Awards that are subject to performance-based vesting conditions or requirements, vesting will be deemed to be satisfied at the target level of performance) to a date prior to the effective time of such Transaction (contingent upon the effectiveness of the Transaction) as the Board will determine (or, if the Board does not determine such a date, to the date that is five days prior to the effective time of the Transaction), and such Stock Awards will terminate if not exercised (if applicable) at or prior to the effective time of the Transaction, and any reacquisition or repurchase rights held by the Company with respect to such Stock Awards will lapse (contingent upon the effectiveness of the Transaction).

(iii)    Stock Awards Held by Current Participants in Certain Control Acquisitions. In the event of a Control Acquisition that was not approved by the Board prior to the consummation of such transaction, then with respect to Stock Awards that are held by Current Participants, the vesting of such Stock Awards (and, with respect to Options and Stock Appreciation Rights, the time when such Stock Awards may be exercised) will be accelerated in full (and with respect to any such Stock Awards that are subject to performance-based vesting conditions or requirements, vesting will be deemed to be satisfied at the target level of performance) to a date prior to the effective time of such Control Acquisition (contingent upon the effectiveness of the Control Acquisition) as the Board will determine (or, if the Board does not determine such a date, to the date that is five days prior to the effective time of the Control Acquisition) and any reacquisition or repurchase rights held by the Company with respect to such Stock Awards will lapse (contingent upon the effectiveness of the Control Acquisition).

(iv)    Stock Awards Held by Persons other than Current Participants. In the event of a Transaction in which the surviving corporation or acquiring corporation (or its parent company) does not assume or continue such outstanding Stock Awards or substitute similar stock awards for such outstanding Stock Awards, then with respect to Stock Awards that have not been assumed, continued or substituted and that are held by persons other than Current Participants, such Stock Awards will terminate if not exercised (if applicable) prior to the effective time of the Transaction; provided, however, that any reacquisition or repurchase rights held by the Company with respect to such Stock Awards will not terminate and may continue to be exercised notwithstanding the Transaction.

(v)    Payment for Stock Awards in Lieu of Exercise. Notwithstanding the foregoing, in the event a Stock Award will terminate if not exercised prior to the effective time of a Transaction, the Board may provide that the holder of such Stock Award may not exercise such Stock Award but instead will receive a payment, in such form as may be determined by the Board, equal in value to the excess, if any, of (A) the value of the property the Participant would have received upon the exercise of the Stock Award immediately prior to the effective time of the Transaction, over (B) any exercise price payable by such holder in connection with such exercise. For clarity, this payment may be zero if the value of the property is equal to or less than the exercise price. Payments under this provision may be delayed to the same extent that payment of consideration to the holders of the Company’s Common Stock in connection with the Transaction is delayed as a result of escrows, earn outs, holdbacks or any other contingencies.

(d)    Change in Control. The provisions of this Section 9(d) will apply to Stock Awards in the event of a Change in Control unless otherwise provided in the instrument evidencing the Stock Award or any other written arrangement between the Company or any Affiliate and the Participant or in any director compensation policy of the Company.

(i)    If a Change in Control occurs and within one month before, as of, or within thirteen months after, the effective time of such Change in Control a Participant’s Continuous Service terminates due to an involuntary termination (not including death or Disability) without Cause or due to a voluntary termination with Good Reason, then the vesting of such Stock Awards (and, with respect to Options and Stock Appreciation Rights, the time when such Stock Awards may be exercised) will be accelerated in accordance with the vesting schedule applicable to such Stock Awards as if (A) with respect to any such Stock Awards that are subject to vesting conditions or requirements based solely on such Participant’s Continuous Service, such Participant’s Continuous Service had continued for twelve months following the date of termination of Continuous Service, and (B) with respect to any such Stock Awards that are subject to performance-based vesting conditions or requirements, vesting has been satisfied at the target level of performance. Such vesting acceleration will occur on the date of termination of such Participant’s Continuous Service, or if later, the effective date of the Change in Control (if the Participant’s termination of Continuous Service occurs prior to the Change in Control).

(ii)    If any payment or benefit a Participant will or may receive from the Company or otherwise (a “280G Payment”) would (i) constitute a “parachute payment” within the meaning of Section 280G of the Code, and (ii) but for this sentence, be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then any such 280G Payment (a “Payment”) will be equal to the Reduced Amount. The “Reduced Amount” will be either (x) the largest portion of the Payment that would result in no portion of the Payment (after reduction) being subject to the Excise Tax or (y) the largest portion, up to and including the total, of the Payment, whichever amount (i.e., the amount determined by clause (x) or by clause (y)), after taking into account all applicable federal, state and local employment taxes, income taxes, and the Excise Tax (all computed at the highest applicable marginal rate), results in the Participant’s receipt, on an after-tax basis, of the greater economic benefit notwithstanding that all or some portion of the Payment may be subject to the Excise Tax. If a reduction in a Payment is required pursuant to the preceding sentence and the Reduced Amount is determined pursuant to clause (x) of the preceding sentence, the reduction will occur in the manner (the “Reduction Method”) that results in the greatest economic benefit for the Participant. If more than one method of reduction will result in the same economic benefit, the items so reduced will be reduced pro rata (the “Pro Rata Reduction Method”).

Notwithstanding any provision of the foregoing paragraph to the contrary, if the Reduction Method or the Pro Rata Reduction Method would result in any portion of the Payment being subject to taxes pursuant to Section 409A of the Code that would not otherwise be subject to taxes pursuant to Section 409A of the Code, then the Reduction Method and/or the Pro Rata Reduction Method, as the case may be, will be modified so as to avoid the imposition of taxes pursuant to Section 409A of the Code as follows: (A) as a first priority, the modification will preserve to the greatest extent possible, the greatest economic benefit for the Participant as determined on an after-tax basis; (B) as a second priority, Payments that are contingent on future events (e.g., being terminated without Cause), will be reduced (or eliminated) before Payments that are not contingent on future events; and (C) as a third priority, Payments that are “deferred compensation” within the meaning of Section 409A of the Code will be reduced (or eliminated) before Payments that are not deferred compensation within the meaning of Section 409A of the Code.

If a Participant receives a Payment for which the Reduced Amount was determined pursuant to clause (x) of the first paragraph of this Section 9(d)(ii) and the Internal Revenue Service determines thereafter that some portion of the Payment is subject to the Excise Tax, the Participant agrees to promptly return to the Company a sufficient amount of the Payment (after reduction pursuant to clause (x) of the first paragraph of this Section 9(d)(ii)) so that no portion of the remaining Payment is subject to the Excise Tax. For the avoidance of doubt, if the Reduced Amount was determined pursuant to clause (y) of the first paragraph of this Section 9(d)(ii), the Participant will have no obligation to return any portion of the Payment pursuant to the preceding sentence.

Unless the Participant and the Company agree on an alternative accounting firm or law firm, the accounting firm engaged by the Company for general tax compliance purposes as of the day prior to the effective date of the Change in Control will perform the foregoing calculations. If the accounting firm so engaged by the Company is serving as accountant or auditor for the individual, entity or group effecting the Change in Control, the Company will appoint a nationally recognized accounting or law firm to make the determinations required hereunder. The Company will bear all expenses with respect to the determinations by such accounting or law firm required to be made hereunder.

The Company will use commercially reasonable efforts to cause the accounting or law firm engaged to make the determinations hereunder to provide its calculations, together with detailed supporting documentation, to the Participant and the Company within 15 calendar days after the date on which the Participant’s right to a 280G Payment becomes reasonably likely to occur (if requested at that time by the Participant or the Company) or such other time as requested by the Participant or the Company.

10.  TERMINATION OR SUSPENSION OF THE PLAN.

(a)    Termination or Suspension. The Board may suspend or terminate the Plan at any time. No Incentive Stock Option will be granted after the tenth anniversary of the earlier of (i) the date the Plan is adopted by the Board, or (ii) the date the Plan is approved by the stockholders of the Company. No Awards may be granted under the Plan while the Plan is suspended or after it is terminated.

(b)    No Impairment of Rights. Suspension or termination of the Plan will not materially impair rights and obligations under any Award granted while the Plan is in effect except with the written consent of the affected Participant or as otherwise permitted in the Plan.

11.  EFFECTIVE DATE OF PLAN.

This Plan will become effective on the Effective Date.

12.  CHOICE OF LAW.

The laws of the State of California will govern all questions concerning the construction, validity and interpretation of this Plan, without regard to that state’s conflict of laws rules.

13.  DEFINITIONS. As used in the Plan, the following definitions will apply to the capitalized terms indicated below:

(a)     “Affiliate” means, at the time of determination, any “parent” or “subsidiary” of the Company as such terms are defined in Rule 405. The Board will have the authority to determine the time or times at which “parent” or “subsidiary” status is determined within the foregoing definition.

(b)    “Award” means a Stock Award or a Performance Cash Award.

(c)    “Award Agreement” means a written agreement between the Company and a Participant evidencing the terms and conditions of an Award.

(d)    “Board” means the Board of Directors of the Company.

(e)    “Capitalization Adjustment” means any change that is made in, or other events that occur with respect to, the Common Stock subject to the Plan or subject to any Stock Award after the Effective Date without the receipt of consideration by the Company through merger, consolidation, reorganization, recapitalization, reincorporation, stock dividend, dividend in property other than cash, large nonrecurring cash dividend, stock split, reverse stock split, liquidating dividend, combination of shares, exchange of shares, change in corporate structure or any similar equity restructuring transaction, as that term is used in Statement of Financial Accounting Standards Board Accounting Standards Codification Topic 718 (or any successor thereto). Notwithstanding the foregoing, the conversion of any convertible securities of the Company will not be treated as a Capitalization Adjustment.

(f)    “Cause” will have the meaning ascribed to such term in any written agreement between the Participant and the Company or an Affiliate defining such term and, in the absence of such agreement, such term will mean, with respect to a Participant, the occurrence of any of the following events: (i) such Participant’s conviction of, or plea of no contest with respect to, any crime involving fraud, dishonesty or moral turpitude; (ii) such Participant’s attempted commission of or participation in a fraud or act of dishonesty against the Company or an Affiliate that results in (or might have reasonably resulted in) material harm to the business of the Company or an Affiliate; (iii) such Participant’s intentional, material violation of any contract or agreement between the Participant and the Company or an Affiliate, or any statutory duty the Participant owes to the Company or an Affiliate; or (iv) such Participant’s conduct that constitutes gross misconduct, insubordination, incompetence or habitual neglect of duties and that results in (or might have reasonably resulted in) material harm to the business of the Company or an Affiliate. The determination that a termination of a Participant’s Continuous Service is for Cause will not be made unless and until there will have been delivered to such Participant a copy of a resolution duly adopted by the affirmative vote of at least a majority of the Board at a meeting of the Board called and held for such purpose (after reasonable notice to such Participant and an opportunity for such Participant, together with such Participant’s counsel, to be heard before the Board), finding that in the good faith opinion of the Board, such Participant was guilty of the conduct constituting “Cause” and specifying the particulars. Any determination by the Company that the Continuous Service of a Participant was terminated with or without Cause for the purposes of outstanding Awards held by such Participant will have no effect upon any determination of the rights or obligations of the Company or an Affiliate or such Participant for any other purpose.

(g)    “Change in Control” means the consummation, in a single transaction or in a series of related transactions, of any one or more of the following events:

(i)    a sale, lease or other disposition of all or substantially all of the assets of the Company;

(ii)    an acquisition by any Exchange Act Person of the beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act, or comparable successor rule) of securities of the Company representing at least 50% of the combined voting power entitled to vote in the election of Directors other than by virtue of a merger, consolidation or similar transaction;

(iii)    a merger, consolidation or similar transaction in which the Company is not the surviving corporation; or

(iv)    a reverse merger, consolidation or similar transaction in which the Company is the surviving corporation but the shares of Common Stock outstanding immediately preceding the merger, consolidation or similar transaction are converted by virtue of the merger, consolidation or similar transaction into other property, whether in the form of securities, cash or otherwise.

Notwithstanding the foregoing definition or any other provision of this Plan, the term Change in Control will not include a sale of assets, merger or other transaction effected exclusively for the purpose of changing the domicile of the Company.

(h)    “Code” means the Internal Revenue Code of 1986, as amended, including any applicable regulations and guidance thereunder.

(i)    “Committee” means a committee of one or more Directors to whom authority has been delegated by the Board in accordance with Section 2(c).

(j)    “Common Stock” means the common stock of the Company.

(k)    “Company” means Exelixis, Inc., a Delaware corporation.

(l)    “Consultant” means any person, including an advisor, who is (i) engaged by the Company or an Affiliate to render consulting or advisory services and is compensated for such services, or (ii) serving as a member of the board of directors of an Affiliate and is compensated for such services. However, service solely as a Director, or payment of a fee for such service, will not cause a Director to be considered a “Consultant” for purposes of the Plan. Notwithstanding the foregoing, a person is treated as a Consultant under this Plan only if a Form S-8 Registration Statement under the Securities Act is available to register either the offer or the sale of the Company’s securities to such person.

(m)    “Continuous Service” means that the Participant’s service with the Company or an Affiliate, whether as an Employee, Director or Consultant, is not interrupted or terminated. A change in the capacity in which the Participant renders service to the Company or an Affiliate as an Employee, Director or Consultant or a change in the Entity for which the Participant renders such service, provided that there is no interruption or termination of the Participant’s service with the Company or an Affiliate, will not terminate a Participant’s Continuous Service; provided, however, that if the Entity for which a Participant is rendering services ceases to qualify as an Affiliate, as determined by the Board, in its sole discretion, such Participant’s Continuous Service will be considered to have terminated on the date such Entity ceases to qualify as an Affiliate. For example, a change in status from an Employee of the Company to a Consultant of an Affiliate or to a Director will not constitute an interruption of Continuous Service. To the extent permitted by law, the Board or the chief executive officer of the Company, in that party’s sole discretion, may determine whether Continuous Service will be considered interrupted in the case of (i) any leave of absence approved by the Board or chief executive officer, including sick leave, military leave or any other personal leave, or (ii) transfers between the Company, an Affiliate, or their successors. Notwithstanding the foregoing, a leave of absence will be treated as Continuous Service for purposes of vesting in a Stock Award only to such extent as may be provided in the Company’s or Affiliate’s leave of absence policy, in the written terms of any leave of absence agreement or policy applicable to the Participant, or as otherwise required by law.

(n)    “Corporate Transaction” means the consummation, in a single transaction or in a series of related transactions, of any one or more of the following events:

(i)    a sale, lease or other disposition of all or substantially all of the assets of the Company;

(ii)    an acquisition by any Exchange Act Person of the beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act, or comparable successor rule) of securities of the Company representing at least 50% of the combined voting power entitled to vote in the election of Directors (a “Control Acquisition”);

(iii)    a merger, consolidation or similar transaction in which the Company is not the surviving corporation; or

(iv)    a reverse merger, consolidation or similar transaction in which the Company is the surviving corporation but the shares of Common Stock outstanding immediately preceding the merger, consolidation or similar transaction are converted by virtue of the merger, consolidation or similar transaction into other property, whether in the form of securities, cash or otherwise.

Notwithstanding the foregoing definition or any other provision of this Plan, the terms Corporate Transaction and Control Acquisition will not include a sale of assets, merger or other transaction effected exclusively for the purpose of changing the domicile of the Company.

(o)    “Covered Employee” will have the meaning provided in Section 162(m)(3) of the Code.

(p)    “Director” means a member of the Board.

(q)    “Disability” means, with respect to a Participant, the inability of such Participant to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or that has lasted or can be expected to last for a continuous period of not less than 12 months, as provided in Sections 22(e)(3) and 409A(a)(2)(c)(i) of the Code, and will be determined by the Board on the basis of such medical evidence as the Board deems warranted under the circumstances.

(r)    “Effective Date” means the effective date of this Plan document, which is the date of the annual meeting of stockholders of the Company held in 2017, provided this Plan is approved by the Company’s stockholders at such meeting.

(s)    “Employee” means any person employed by the Company or an Affiliate. However, service solely as a Director, or payment of a fee for such services, will not cause a Director to be considered an “Employee” for purposes of the Plan.

(t)    “Entity” means a corporation, partnership, limited liability company or other entity.

(u)    “Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

(v)    “Exchange Act Person” means any natural person, Entity or “group” (within the meaning of Section 13(d) or 14(d) of the Exchange Act), except that “Exchange Act Person” will not include (i) the Company or any Subsidiary of the Company, (ii) any employee benefit plan of the Company or any Subsidiary of the Company or any trustee or other fiduciary holding securities under an employee benefit plan of the Company or any Subsidiary of the Company, (iii) an underwriter temporarily holding securities pursuant to an offering of such securities, (iv) an Entity Owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their Ownership of stock of the Company; or (v) any natural person, Entity or “group” (within the meaning of Section 13(d) or 14(d) of the Exchange Act) that, as of the Effective Date, is the Owner, directly or indirectly, of securities of the Company representing more than 50% of the combined voting power of the Company’s then outstanding securities.

(w)    “Fair Market Value” means, as of any date, the value of the Common Stock determined as follows:

(i)    If the Common Stock is listed on any established stock exchange or traded on any established market, the Fair Market Value of a share of Common Stock will be, unless otherwise determined by the Board, the closing sales price for such stock as quoted on such exchange or market (or the exchange or market with the greatest volume of trading in the Common Stock) on the date of determination, as reported in a source the Board deems reliable.

(ii)    Unless otherwise provided by the Board, if there is no closing sales price for the Common Stock on the date of determination, then the Fair Market Value will be the closing selling price on the last preceding date for which such quotation exists.

(iii)    In the absence of such markets for the Common Stock, the Fair Market Value will be determined by the Board in good faith and in a manner that complies with Sections 409A and 422 of the Code.

(x)    “Full Value Award” means a Stock Award that is not an Option or SAR with respect to which the exercise or strike price is at least 100% of the Fair Market Value of the Common Stock subject to the Option or SAR on the date of grant.

(y)    “Good Reason” means that one or more of the following are undertaken by the Company or an Affiliate without the Participant’s express written consent:

(i)    reduction of such Participant’s rate of compensation as in effect immediately prior to a Change in Control by greater than 10%, except to the extent the compensation of other similarly situated persons are accordingly reduced;

(ii)    failure to provide a package of welfare benefit plans that, taken as a whole, provide substantially similar benefits to those in which such Participant is entitled to participate immediately prior to a Change in Control (except that such Participant’s contributions may be raised to the extent of any cost increases imposed by third parties) or any action by the Company or an Affiliate that would adversely affect such Participant’s participation or reduce such Participant’s benefits under any of such plans;

(iii)    a change in such Participant’s responsibilities, authority, titles or offices resulting in diminution of position, excluding for this purpose an isolated, insubstantial and inadvertent action not taken in bad faith that is remedied by the Company or an Affiliate promptly after notice thereof is given by such person;

(iv)    a request that such Participant relocate to a worksite that is more than 50 miles from such Participant’s prior worksite, unless such person accepts such relocation opportunity;

(v)    a material reduction in duties;

(vi)    a failure or refusal of any successor company to assume the obligations of the Company or an Affiliate under an agreement with such Participant; or

(vii)    a material breach by the Company or an Affiliate of any of the material provisions of an agreement with such Participant.

Notwithstanding the foregoing, a Participant will have “Good Reason” for his or her resignation only if: (a) such Participant notifies the Company in writing, within 30 days after the occurrence of one of the foregoing event(s), specifying the event(s) constituting Good Reason and that he or she intends to terminate his or her employment no earlier than 30 days after providing such notice; (b) the Company does not cure such condition within 30 days following its receipt of such notice or states unequivocally in writing that it does not intend to attempt to cure such condition; and (c) the Participant resigns from employment within 30 days following the end of the period within which the Company was entitled to remedy the condition constituting Good Reason but failed to do so.

(z)     “Incentive Stock Option” means an option granted pursuant to Section 5 that is intended to be, and that qualifies as, an “incentive stock option” within the meaning of Section 422 of the Code.

(aa)    “Non-Employee Director” means a Director who either (i) is not a current employee or officer of the Company or an Affiliate, does not receive compensation, either directly or indirectly, from the Company or an Affiliate for services rendered as a consultant or in any capacity other than as a Director (except for an amount as to which disclosure would not be required under Item 404(a) of Regulation S-K promulgated pursuant to the Securities Act (“Regulation S-K”)), does not possess an interest in any other transaction for which disclosure would be required under Item 404(a) of Regulation S-K, and is not engaged in a business relationship for which disclosure would be required pursuant to Item 404(b) of Regulation S-K; or (ii) is otherwise considered a “non-employee director” for purposes of Rule 16b-3.

(bb)    “Nonstatutory Stock Option” means any option granted pursuant to Section 5 that does not qualify as an Incentive Stock Option.

(cc)    “Officer” means a person who is an officer of the Company within the meaning of Section 16 of the Exchange Act.

(dd)    “Option” means an Incentive Stock Option or a Nonstatutory Stock Option to purchase shares of Common Stock granted pursuant to the Plan.

(ee)    “Option Agreement” means a written agreement between the Company and an Optionholder evidencing the terms and conditions of an Option grant. Each Option Agreement will be subject to the terms and conditions of the Plan.

(ff)    “Optionholder” means a person to whom an Option is granted pursuant to the Plan or, if applicable, such other person who holds an outstanding Option.

(gg)    “Other Stock Award” means an award based in whole or in part by reference to the Common Stock which is granted pursuant to the terms and conditions of Section 6(d).

(hh)    “Other Stock Award Agreement” means a written agreement between the Company and a holder of an Other Stock Award evidencing the terms and conditions of an Other Stock Award grant. Each Other Stock Award Agreement will be subject to the terms and conditions of the Plan.

(ii)    “Outside Director” means a Director who either (i) is not a current employee of the Company or an “affiliated corporation” (within the meaning of Treasury Regulations promulgated under Section 162(m) of the Code), is not a former employee of the Company or an “affiliated corporation” who receives compensation for prior services (other than benefits under a tax-qualified retirement plan) during the taxable year, has not been an officer of the Company or an “affiliated corporation,” and does not receive remuneration from the Company or an “affiliated corporation,” either directly or indirectly, in any capacity other than as a Director, or (ii) is otherwise considered an “outside director” for purposes of Section 162(m) of the Code.

(jj)    “Own,” “Owned,” “Owner,” “Ownership” A person or Entity will be deemed to “Own,” to have “Owned,” to be the “Owner” of, or to have acquired “Ownership” of securities if such person or Entity, directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, has or shares voting power, which includes the power to vote or to direct the voting, with respect to such securities.

(kk)    “Participant” means a person to whom an Award is granted pursuant to the Plan or, if applicable, such other person who holds an outstanding Stock Award.

(ll)    “Performance Cash Award” means an award of cash granted pursuant to the terms and conditions of Section 6(c)(ii).

(mm)    “Performance Criteria” means the one or more criteria that the Committee (or, if not required for compliance with Section 162(m) of the Code, the Board or the Committee) will select for purposes of establishing the Performance Goals for a Performance Period. The Performance Criteria that will be used to establish such Performance Goals may be based on any one of, or combination of, the following as determined by the Committee (or Board, if applicable): (1) earnings (including earnings per share and net earnings); (2) earnings before interest, taxes and depreciation; (3) earnings before interest, taxes, depreciation and amortization; (4) total stockholder return; (5) return on equity or average stockholder’s equity; (6) return on assets, investment, or capital employed; (7) stock price; (8) margin (including gross margin); (9) income (before or after taxes); (10) operating income; (11) operating income after taxes; (12) pre-tax profit; (13) operating cash flow; (14) sales or revenue targets; (15) increases in revenue or product revenue; (16) expenses and cost reduction goals; (17) improvement in or attainment of working capital levels; (18) economic value added (or an equivalent metric); (19) market share; (20) cash flow; (21) cash flow per share; (22) share price performance; (23) debt reduction; (24) implementation or completion of projects or processes; (25) customer satisfaction; (26) stockholders’ equity; (27) capital expenditures; (28) debt levels; (29) operating profit or net operating profit; (30) workforce diversity; (31) growth of net income or operating income; (32) billings; and (33) to the extent that an Award is not intended to comply with Section 162(m) of the Code, other measures of performance selected by the Committee or Board.

(nn)    “Performance Goals” means, for a Performance Period, the one or more goals established by the Committee (or, if not required for compliance with Section 162(m) of the Code, the Board or the Committee) for the Performance Period based upon the Performance Criteria. Performance Goals may be based on a Company-wide basis, with respect to one or more business units, divisions, Affiliates, or business segments, and in either absolute terms or relative to the performance of one or more comparable companies or the performance of one or more relevant indices. Unless specified otherwise by the Committee (or, if not required for compliance with Section 162(m) of the Code, the Board or the Committee) (i) in the Award Agreement at the time the Award is granted or (ii) in such other document setting forth the Performance Goals at the time the Performance Goals are established, the Committee (or Board, if applicable) will appropriately make adjustments in the method of calculating the attainment of Performance Goals for a Performance Period as follows: (1) to exclude restructuring and/or other nonrecurring charges; (2) to exclude exchange rate effects, as applicable, for non-U.S. dollar denominated Performance Goals; (3) to exclude the effects of changes to generally accepted accounting principles; (4) to exclude the effects of any statutory adjustments to corporate tax rates; and (5) to exclude the effects of any items that are “unusual” in nature or occur “infrequently” as determined under generally accepted accounting principles.

(oo)    “Performance Period” means the period of time selected by the Committee (or, if not required for compliance with Section 162(m) of the Code, the Board or the Committee) over which the attainment of one or more Performance Goals will be measured for the purpose of determining a Participant’s right to and the payment of a Performance Stock Award or a Performance Cash Award. Performance Periods may be of varying and overlapping duration, at the sole discretion of the Committee (or Board, if applicable).

(pp)    “Performance Stock Award” means a Stock Award granted under the terms and conditions of Section 6(c)(i).

(qq)    “Plan” means this Exelixis, Inc. 2017 Equity Incentive Plan.

(rr)    “Prior Plans’ Award” means any stock award granted under the 2014 Plan, the 2000 Plan, the 2000 Non-Employee Directors’ Plan, the 2011 Plan or the 2016 Inducement Plan, in each case that was outstanding as of the Effective Date.

(ss)    “Restricted Stock Award” means an award of shares of Common Stock which is granted pursuant to the terms and conditions of Section 6(a).

(tt)    “Restricted Stock Award Agreement” means a written agreement between the Company and a holder of a Restricted Stock Award evidencing the terms and conditions of a Restricted Stock Award grant. Each Restricted Stock Award Agreement will be subject to the terms and conditions of the Plan.

(uu)    “Restricted Stock Unit Award” means a right to receive shares of Common Stock which is granted pursuant to the terms and conditions of Section 6(b).

(vv)    “Restricted Stock Unit Award Agreement” means a written agreement between the Company and a holder of a Restricted Stock Unit Award evidencing the terms and conditions of a Restricted Stock Unit Award grant. Each Restricted Stock Unit Award Agreement will be subject to the terms and conditions of the Plan.

(ww)    “Rule 16b-3” means Rule 16b-3 promulgated under the Exchange Act or any successor to Rule 16b-3, as in effect from time to time.

(xx)    “Rule 405” means Rule 405 promulgated under the Securities Act.

(yy)    “Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

(zz)    “Stock Appreciation Right” or “SAR” means a right to receive the appreciation on Common Stock that is granted pursuant to the terms and conditions of Section 5.

(aaa)    “Stock Appreciation Right Agreement” means a written agreement between the Company and a holder of a Stock Appreciation Right evidencing the terms and conditions of a Stock Appreciation Right grant. Each Stock Appreciation Right Agreement will be subject to the terms and conditions of the Plan.

(bbb)    “Stock Award” means any right to receive Common Stock granted under the Plan, including an Incentive Stock Option, a Nonstatutory Stock Option, a Stock Appreciation Right, a Restricted Stock Award, a Restricted Stock Unit Award, a Performance Stock Award or any Other Stock Award.

(ccc)    “Stock Award Agreement” means a written agreement between the Company and a Participant evidencing the terms and conditions of a Stock Award grant. Each Stock Award Agreement will be subject to the terms and conditions of the Plan.

(ddd)    “Subsidiary” means, with respect to the Company, (i) any corporation of which more than 50% of the outstanding capital stock having ordinary voting power to elect a majority of the board of directors of such corporation (irrespective of whether, at the time, stock of any other class or classes of such corporation will have or might have voting power by reason of the happening of any contingency) is at the time, directly or indirectly, Owned by the Company, and (ii) any partnership, limited liability company or other entity in which the Company has a direct or indirect interest (whether in the form of voting or participation in profits or capital contribution) of more than 50%.

(eee)    “Ten Percent Stockholder” means a person who Owns (or is deemed to Own pursuant to Section 424(d) of the Code) stock possessing more than 10% of the total combined voting power of all classes of stock of the Company or any Affiliate.

(fff)    “Transaction” means a Corporate Transaction or a Change in Control.

EXELIXIS, INC. 1851 HARBOR BAY PARKWAY ALAMEDA, CA 94502    SCAN TO VIEW MATERIALS & VOTE w VOTE BY INTERNET Before The Meeting—Go to www.proxyvote.com or scan the QR Barcode above Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time on May 24, 2022. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. During The Meeting—Go to www.virtualshareholdermeeting.com/EXEL2022 You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions. VOTE BY PHONE—1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time on May 24, 2022. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.    TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: D80678-P69244-Z82049 KEEP THIS PORTION FOR YOUR RECORDS THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. DETACH AND RETURN THIS PORTION ONLY    EXELIXIS, INC. The Board of Directors recommend a vote FOR all the nominees listed in Proposal 1 and FOR Proposals 2, 3 and 4. 1. To elect the eleven nominees for director named in the accompanying Proxy Statement to hold office until the next Annual Meeting of Stockholders. Nominees: 1a. Carl B. Feldbaum, Esq. 1b. Maria C. Freire, Ph.D. 1c. Alan M. Garber, M.D., Ph.D. 1d. Vincent T. Marchesi, M.D., Ph.D. 1e. Michael M. Morrissey, Ph.D. 1f. Stelios Papadopoulos, Ph.D. 1g. George Poste, DVM, Ph.D., FRS 1h. Julie Anne Smith 1i. Lance Willsey, M.D. 1j. Jacqueline Wright 1k. Jack L. Wyszomierski    For Against Abstain    2. To ratify the selection by the Audit Committee of the Board of Directors of Ernst & Young LLP as Exelixis’ independent registered public accounting firm for the fiscal year ending December 30, 2022. 3. To amend and restate the Exelixis 2017 Equity Incentive Plan to, among other things, increase the number of shares authorized for issuance by 28,500,000 shares. 4. To approve, on an advisory basis, the compensation of Exelixis’ named executive officers, as disclosed in the accompanying Proxy Statement. NOTE: Such other business as may properly come before the meeting or any adjournment thereof.    For Against Abstain    Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer. Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.    D80679-P69244-Z82049 EXELIXIS, INC. Annual Meeting of Stockholders May 25, 2022 9:00 AM This proxy is solicited by the Board of Directors The undersigned hereby appoints Michael M. Morrissey, Christopher J. Senner and Jeffrey J. Hessekiel, and each of them, as attorneys and proxies of the undersigned, with full power of substitution, to vote all of the shares of stock of Exelixis, Inc. that the undersigned may be entitled to vote at the Annual Meeting of Stockholders of Exelixis, Inc. to be held at www.virtualshareholdermeeting.com/EXEL2022 on Wednesday, May 25, 2022, at 9:00 a.m. Pacific Time, and at any and all postponements, continuations and adjournments thereof, with all powers that the undersigned would possess if personally present, upon and in respect of the following matters and in accordance with the following instructions, with discretionary authority as to any and all other matters that may properly come before the meeting. UNLESS A CONTRARY DIRECTION IS INDICATED, THIS PROXY WILL BE VOTED “FOR” ALL NOMINEES LISTED IN PROPOSAL 1 AND “FOR” PROPOSALS 2, 3 AND 4, AS MORE SPECIFICALLY DESCRIBED IN THE PROXY STATEMENT. IF SPECIFIC INSTRUCTIONS ARE INDICATED, THIS PROXY WILL BE VOTED IN ACCORDANCE THEREWITH. Continued and to be signed on reverse side.